Exhibit 99.1

Explanatory Note

As further discussed in Notes 1 and 5 to our consolidated financial statements contained in this exhibit 99.1 of this Current Report on Form 8-K, our consolidated financial statements for the periods presented have been adjusted to reflect the retrospective application of FASB Staff Position APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement) (“FSP APB 14-1”) (codified within Accounting Standards Codification 470, Debt). The financial information contained in the selected financial data and in the management discussion and analysis below reflects only the adjustments described in Note 5(b) in our consolidated financial statements. The retrospective application of FSP APB 14-1 impacted our fiscal years 2009 and 2008. No other modifications or updates to the disclosures have been made in this Current Report on Form 8-K for events occurring after November 24, 2009, the date of filing our Annual Report on Form 10-K for the fiscal year ended September 26, 2009 with the Securities and Exchange Commission (the “2009 Form 10-K”). This Exhibit 99.1 should be read in conjunction with the 2009 Form 10-K (except for Items 6, 7, 7A and 15(a)(1) which are included in this Exhibit) and our Quarterly Report on Form 10-Q for the three months ended December 26, 2009. Unaffected items of our 2009 Form 10-K have not been repeated in this Exhibit 99.1.

Item 6.	Selected Financial Data.

The following selected financial data should be read in conjunction with our consolidated financial statements and related notes appearing elsewhere in this Current Report on Form 8-K, beginning on page F-1. In the first and fourth quarters of fiscal 2008, we acquired Cytyc Corporation (“Cytyc”) and Third Wave Technologies, Inc. (“Third Wave”), respectively. In the fourth quarter of fiscal 2007, we acquired BioLucent, Inc. (“BioLucent). In fiscal 2006, we acquired AEG Elektrofotografie (“AEG”), R2 Technology, Inc. (“R2”) and Suros Surgical, Inc. (“Suros”), and we also acquired the intellectual property relating to Fischer Imaging Corporation’s mammography business. Results of operations for each of these businesses are included in our consolidated financial statements from the date of acquisition. Effective in fiscal 2006, we began to record stock-based compensation expense associated with the fair value of stock options in accordance with U.S. generally accepted accounting principles.

	Fiscal Years Ended
	September 26, 2009	September 27, 2008	September 29, 2007	September 30, 2006	September 24, 2005
	(In thousands, except per share data)
Consolidated Statement of Operations Data
Revenues:
Product sales	$1,426,986	$1,502,447	$628,854	$388,111	$229,075
Service and other revenues	210,148	172,052	109,514	74,569	58,609

	1,637,134	1,674,499	738,368	462,680	287,684

Costs and Expenses:
Cost of product sales	470,295	535,082	267,470	188,443	116,478
Cost of product sales—amortization of intangible assets	155,519	95,310	11,262	5,011	1,153
Cost of product sales—impairment of intangibles	4,065	—	—	—	—
Cost of service and other revenues	149,769	151,589	114,307	75,921	58,181
Research and development	94,328	81,421	44,381	28,113	18,508
Selling and marketing	238,977	261,524	85,520	56,239	34,200
General and administrative	148,825	147,405	62,092	42,176	26,533
Amortization of intangible assets	51,210	25,227	5,584	1,631	—
Impairment of goodwill	2,340,023	—	—	—	—
Impairment of intangible assets	—	2,900	—	—	—
Net gain on sale of intellectual property	—	—	—	(5,093)	—
Acquired in-process research and development	—	565,200	—	19,900	—
Restructuring charges	797	6,383	—	—	—

	3,653,808	1,872,041	590,616	412,341	255,053

(Loss) income from operations	(2,016,674)	(197,542)	147,752	50,339	32,631
Interest income	1,161	4,528	2,815	4,082	2,219
Interest expense	(134,957)	(133,043)	(2,511)	(1,230)	(376)
Other (expense) income, net	(3,660)	(1,215)	433	32	221

(Loss) income before income taxes	(2,154,130)	(327,272)	148,489	53,223	34,695

	Fiscal Years Ended
	September 26, 2009	September 27, 2008	September 29, 2007	September 30, 2006	September 24, 2005
	(In thousands, except per share data)
Provision for income taxes	62,512	88,316	53,911	25,800	6,439

Net (loss) income	$(2,216,642)	$(415,588)	$94,578	$27,423	$28,256

Basic net (loss) income per common share (1)	$(8.64)	$(1.69)	$0.88	$0.29	$0.33

Diluted net (loss) income per common share (1)	$(8.64)	$(1.69)	$0.86	$0.28	$0.31

Weighted average number of common shares outstanding (1):
Basic	256,545	245,968	106,873	93,025	85,648

Diluted	256,545	245,968	109,669	97,240	90,252

Consolidated Balance Sheet Data
Working capital	$492,226	$352,703	$220,568	$123,493	$172,615
Total assets	5,684,226	8,126,812	1,066,349	856,205	279,839
Line of credit	—	—	—	55,000	—
Long-term debt	1,513,878	1,743,670	9,222	6,163	—
Total stockholders’ equity	2,725,977	4,895,936	805,723	605,750	217,834

(1)	All share and per share data have been retroactively restated to reflect the 2-for-1 stock splits effected on November 30, 2005 and April 2, 2008.

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The following discussion and analysis should be read in conjunction with the Consolidated Financial Statements and the information described under the caption “Risk Factors” included elsewhere in this report.

OVERVIEW

We are a developer, manufacturer and supplier of medical imaging systems and diagnostic and surgical products focused on the healthcare needs of women. Our core business segments are focused on breast health, diagnostics, GYN surgical and skeletal health.

Historically, we have developed, manufactured and marketed products focused on mammography, breast care and osteoporosis assessment. We have historically focused our resources on developing systems and subsystems offering superior image quality and diagnostic accuracy, which has enabled us to capture significant market share and customer loyalty, despite the presence of large competitors. Our merger with Cytyc in the first quarter of fiscal 2008 enabled us to benefit from Cytyc’s strengths in the fields of obstetrics, gynecology, radiation oncology and minimally invasive surgery.

Our breast health products include a broad portfolio of breast imaging and related products and accessories, including digital and film-based mammography systems, computer-aided detection (“CAD”), minimally invasive breast biopsy and tissue extraction devices, breast biopsy guidance systems, breast imaging comfort pads, and breast brachytherapy products. We have also developed a new breast imaging platform, “Dimensions”, which utilizes a new technology, tomosynthesis, to produce three dimensional (“3D”) images, as well as conventional two dimensional (“2D”) full field digital mammography (FFDM) images. In the U.S., our Dimensions product has been approved by the FDA for providing conventional 2D images, and we are conducting further clinical trials to support our PMA application for the 3D configuration. Our Dimensions platform received CE mark approval in Europe in fiscal 2008 and Canadian registration in March 2009, both for 2D and 3D modes of imaging. Currently, we cannot determine the timing of FDA approval for our 3D configuration, if at all. We also sell breast biopsy products, and within our breast brachytherapy products is our MammoSite System, which provides accelerated partial breast irradiation technology. We received FDA clearance for our MammoSite ML radiation therapy system, which is a multi-lumen device that provides the oncologist with additional flexibility in specifically targeting radiation in the tissue where cancer is most likely to recur, on August 27, 2009.

Our diagnostic products include the ThinPrep System, which is primarily used in cytology testing applications, such as cervical cancer screening, and the Rapid Fetal Fibronectin Test, which assists physicians in assessing risk of pre-term birth. In the fourth quarter of fiscal 2008, we acquired Third Wave Technologies, Inc. (“Third Wave”) a company that develops and markets molecular diagnostic reagents for a wide variety of DNA and RNA analysis applications based on its proprietary Invader chemistry. Our current clinical diagnostic offerings based upon this Invader chemistry include products to assist in the diagnosis of human papillomavirus (“HPV”), cystic fibrosis, cardiovascular risk and other diseases. We received FDA approval of Cervista HPV High Risk (“HR”) and Cervista HPV 16/18 tests in March 2009 as well as CE mark approval in Europe in January 2009 for Cervista HPV HR and in May 2009 for Cervista HPV 16/18.

Our GYN surgical products are made up of the NovaSure System and the Adiana Permanent Contraception System (“Adiana System”). The Novasure System enables physicians to treat women suffering from excessive menstrual bleeding in a minimally invasive manner in order to eliminate or reduce their bleeding. The Adiana System is a form of permanent female contraception intended as an alternative to tubal ligation. We received FDA approval of the Adiana System in July 2009 and CE mark approval in Europe in 2008. Our revenues from the Adiana System have been modest to date as both the U.S. and international market launches were limited.

Our skeletal health products primarily consist of dual-energy X-ray bone densitometry systems, an ultrasound-based osteoporosis assessment product, our Fluoroscan mini C-arm imaging product and our Esaote line of extremity Magnetic Resonance Imaging (“MRI”) systems that were manufactured by an original equipment manufacturer.

RECENT DEVELOPMENTS

Market acceptance of our medical products in the United States and other countries is dependent upon the medical equipment purchasing and procurement practices of our customers, patient demand for our products and procedures and the reimbursement of patient’s medical expenses by government healthcare programs, private insurers or other healthcare payors. Since the end of calendar 2008, the uncertainty surrounding world financial markets and deteriorating worldwide macroeconomic conditions have caused and may continue to cause the purchasers of medical equipment to decrease their medical equipment purchasing and procurement activities. Additionally, constrictions in world credit markets have caused and continue to cause our customers to experience increased difficulty securing the financing necessary to purchase our products. Economic uncertainty has and may continue to result in cost-conscious consumers focusing on acute care rather than wellness, which could adversely affect demand for our products and procedures. Furthermore, governments and other third party payors around the world facing tightening budgets could move to further reduce the reimbursement rates or the scope of coverage offered, which could adversely effect sales of our products. If the current adverse economic conditions continue, our business and prospects may be negatively impacted.

In recent years, the healthcare industry has undergone significant change driven by various efforts to reduce costs, including efforts at national healthcare reform, trends toward managed care, cuts in Medicare, consolidation of healthcare distribution companies and collective purchasing arrangements by office-based healthcare practitioners. We anticipate that the current administration, Congress and certain state legislatures will continue to review and assess alternative healthcare delivery systems and payment methods with an objective of ultimately reducing healthcare costs and expanding access. Public debate of these issues will likely continue in the future. At this time, we cannot predict which, if any, healthcare reform proposals will be adopted, when they may be adopted or what impact they may have on our business. Healthcare reform proposals and medical cost containment measures in the United States and in many foreign countries could:

•	limit the use of our products and treatments;

•	reduce reimbursement available for such use; or

•	adversely affect the use of new therapies for which our products may be targeted.

These reforms or cost containment measures, including the uncertainty in the medical community regarding their nature and effect, could have an adverse effect on our customers’ purchasing decisions regarding our products and treatments and could harm our business and prospects.

As we operate in a highly regulated industry, other governmental actions may adversely affect our business, operations or financial condition, including, without limitation: new laws, regulations or judicial decisions, or new interpretations of existing laws, regulations or decisions, related to health care availability, method of delivery and payment for health care products and services; changes in the FDA and foreign regulatory approval processes that may delay or prevent the approval of new products and treatments and result in lost market opportunity; changes in FDA and foreign regulations that may require additional safety monitoring, labeling changes, restrictions on product distribution or use, or other measures after the introduction of our products and treatments to market, which could increase our costs of doing business, adversely affect the future permitted uses of approved products or treatments, or otherwise adversely affect the market for our products and treatments; new laws, regulations and judicial decisions affecting pricing or marketing practices; and changes in the tax laws relating to our operations, including those associated with proposed health care reform, such as the tax proposal included in the health-care reform bill recently approved by the Finance Committee of the U.S. Senate that would assess an annual tax on the revenue of medical device manufacturers based upon market share, could have a material adverse impact on our results of operations.

Professional societies, practice management groups, private health/science foundations, and organizations involved in healthcare issues may publish guidelines, recommendations or studies to the healthcare and patient communities from time to time. Recommendations of government agencies or these other groups/organizations may relate to such matters as usage, cost-effectiveness, and use of related therapies. Organizations like these have in the past made recommendations about our products and those of our competitors. Recommendations, guidelines or studies that are followed by patients and healthcare providers could result in decreased use of our products. For example, recently, the American College of Obstetricians and Gynecologists changed their recommendations for pap smear screening, and the United States Preventive Services Task Force changed their recommendations for mammography screening. These new recommendations, if implemented, could significantly reduce the amount of screening using our ThinPrep, mammography and related products and adversely affect the sale of those products.

During the first quarter of fiscal 2009, the value of the U.S. dollar strengthened against the value of many foreign currencies and remained at this strengthened position throughout our second quarter of fiscal 2009. However, in our fiscal third quarter, the dollar weakened slightly and continued to weaken in the fourth quarter. A majority of our sales to international dealers are denominated in U.S. dollars. The ongoing fluctuations of the value of the U.S. dollar may cause our products to be less competitive in international markets and may impact sales and margins over time. In addition, we have international sales, principally in our Diagnostics segment, that are denominated in foreign currencies. The value of these sales is also impacted by fluctuations in the value of the U.S. dollar. Given the uncertainty in the worldwide financial markets, foreign currency fluctuations may be significant in the future, and if the U.S. dollar strengthens, we may experience a material adverse effect on our international sales and margins.

ACQUISITIONS

Fiscal 2008 Acquisitions:

Third Wave Technologies, Inc.

On July 24, 2008, we completed our acquisition of Third Wave pursuant to a definitive agreement dated June 8, 2008. We paid $11.25 per share of Third Wave, for an estimated aggregate purchase price of $591.1 million, including $8.1 million for the estimated fair value of fully vested stock-based awards and $7.6 million in acquisition-related expenses. We concluded that the acquisition of Third Wave did not represent a material business combination and therefore no pro forma financial information has been provided herein. Our results of operations include the results of Third Wave since the acquisition date, as a component of our Diagnostics reporting segment.

Our acquisition of Third Wave was accounted for using the purchase method of accounting, and the total purchase price was allocated to the assets acquired and liabilities assumed based on our estimate of their fair values as of the date of the acquisition. The excess of purchase price over those fair values was recorded as goodwill. As a result of this acquisition, we recorded a $195.2 million charge for acquired in-process research and development in the fourth quarter of fiscal 2008, and we have recorded additional amortization expense for the acquired intangible assets and additional interest expense on the funds we borrowed to complete the acquisition in both fiscal 2009 and 2008.

The allocation of the purchase price was based upon preliminary estimates of the fair value of assets acquired and liabilities assumed as of July 24, 2008. We finalized the allocation of the purchase price in fiscal 2009 once we had all necessary information to complete our estimates. The purchase price in excess of net tangible assets acquired was allocated to identifiable intangible assets, including in-process research and development, based upon a detailed valuation that relies on information and assumptions further described below. The excess of the purchase price over the fair value of the net tangible and intangible assets acquired and liabilities assumed was allocated to goodwill.

As part of the preliminary purchase price allocation, $195.2 million of the purchase price was allocated to acquired in-process research and development projects. The amounts allocated to acquired in-process research and development represents programs for which some research and development has been completed, but technological feasibility has not been determined or FDA approval is pending. The amount allocated to acquired in-process research and development represents the estimated fair value based on risk-adjusted cash flows related to these projects using a discount rate of 20%. The primary basis for determining the technological feasibility of these projects was obtaining regulatory approval to market the underlying products. The fair value attributable to these in-process projects was expensed at the time of the acquisition. If the projects are not successful or completed in a timely manner, we may not realize the financial benefits expected for these projects or for the transaction as a whole.

The most significant acquired in-process technology related to the Cervista HPV HR screening, for which we estimated a value of $151.2 million. At the time of, and subsequent to the acquisition, we sold HPV reagents that detect certain high risk HPV types as Analyte Specific Reagents (“ASRs”). In 2006, Third Wave began clinical trials for PMA submissions to the FDA for Cervista HPV HR. Third Wave submitted the PMAs in April 2008 and received FDA approval in the second quarter of fiscal 2009. Since receiving FDA approval, we have begun to transition to only selling HPV IVDs and expect to complete this transition by the end of fiscal 2010. The HPV in-process research and development related only to the HPV IVDs and the HPV ASRs were valued as developed technology.

The estimated cost to complete Third Wave’s remaining in-process research and development projects as of September 26, 2009 in the aggregate was $4.0 million.

On July 17, 2008, we entered into an amended and restated credit agreement with Goldman Sachs Credit Partners L.P. and certain other lenders and borrowed $540.0 million under that facility to finance our acquisition of Third Wave.

Cytyc Corporation

On October 22, 2007, we completed our merger with Cytyc, pursuant to which Cytyc became our wholly-owned subsidiary. Under the terms of the merger agreement, Cytyc shareholders received 1.04 shares of our common stock and $16.50 in cash for each share of Cytyc common stock held by them. The aggregate consideration we paid for Cytyc, including liabilities assumed in connection with the transaction, was $6.2 billion comprised as follows:

•

merger consideration paid to the former Cytyc stockholders of $5.8 billion, consisting of approximately $2.1 billion in cash and approximately 132.0 million shares of our common stock with an estimated fair value of approximately $3.7 billion;

•	16.5 million of fully vested stock options issued upon conversion of Cytyc stock options with an estimated fair value of approximately $241.4 million;

•

the assumption of obligations of Cytyc under its 2.25% Senior Convertible Notes due 2024 with a principal amount outstanding as of October 22, 2007 of approximately $73.0 million and an estimated fair value of approximately $125.0 million; and

•	direct acquisition costs of $24.2 million.

In connection with the merger, we entered into a credit agreement relating to a senior secured credit facility with Goldman Sachs Credit Partners L.P. and certain other lenders, in which the lenders committed to provide, in the aggregate, senior secured financing of up to approximately $2.55 billion to pay for the cash portion of the merger consideration, for repayment of existing debt of Cytyc, for expenses relating to the merger and for working capital following the completion of the merger. As of the closing of the merger, we borrowed $2.35 billion under the credit facility. In December 2007, we refinanced a substantial portion of this credit facility through the issuance of 2.00% Convertible Senior Notes due 2037 in the principal amount of $1.725 billion. On July 17, 2008, after having paid off all outstanding term loans under the credit facility, we amended and restated the credit facility to finance our acquisition of Third Wave.

Our merger with Cytyc was accounted for using the purchase method of accounting, and we were considered to be the acquirer of Cytyc for accounting purposes. Our results of operations after completion of the merger include the operations of Cytyc. As a result of the acquisition, we recorded an in-process research and development of $370 million in the first quarter of fiscal 2008, and we have recorded increased amortization expense for the acquired intangible assets and additional interest on the funds we borrowed to complete the merger in both fiscal 2009 and 2008.

We have allocated the purchase price for our merger with Cytyc to the assets acquired and liabilities assumed based on our estimate of their estimated fair values. We then allocated the purchase price in excess of net tangible assets acquired to identifiable intangible assets, including in-process research and development, based upon a detailed valuation that relies on information and assumptions further described below. The excess of the purchase price over the fair value of the net tangible and intangible assets acquired and liabilities assumed was allocated to goodwill.

Identifiable Intangible Assets

As part of the purchase price allocation, we determined that Cytyc’s identifiable intangible assets include existing technology, customer relationships and trade names. Cytyc’s existing technology relates to patents, patent applications and know-how with respect to the technologies embedded in its currently marketed products. In determining the allocation of the purchase price to existing technology, consideration was only given to patent and patent applications that relate to products that have been approved by the FDA. Cytyc’s customer relationship assets relate to relationships that Cytyc’s sales force has developed with OB/GYNS, breast surgeons, clinical laboratories and other physicians. The trade names relate to both the Cytyc name as well as key product names.

We used the income approach to value the existing technology and marketing based intangibles. This approach calculates fair value by discounting the after-tax cash flows back to a present value. The baseline data for this analysis was the cash flow estimates used to price the transaction. Cash flows were forecasted for each intangible asset, and then discounted based on an appropriate discount rate. The discount rates applied were benchmarked with reference to the implied rate of return from the transaction model as well as Cytyc’s weighted average cost of capital based on the capital asset pricing model.

In estimating the useful life of the acquired assets, we considered ASC 350, Intangible—Goodwill and Other, Subsection 30-35-3 (formerly paragraph 11 of SFAS No. 142, Goodwill and Other Intangible Assets), which lists the pertinent factors to be considered when estimating the useful life of an intangible asset. These factors included a review of the expected use by the combined company of the assets acquired, the expected useful life of another asset (or group of assets) related to the acquired assets, legal, regulatory or other contractual provisions that may limit the useful life of an acquired asset or may enable the extension of the useful life of an acquired asset without substantial cost, the effects of obsolescence, demand, competition and other economic factors, and the level of maintenance expenditures required to obtain the expected future cash flows from the asset. We are amortizing these intangible assets over their estimated useful lives either using a method that is based on estimated future cash flows as we believe this will approximate the pattern in which the economic benefits of the assets will be utilized, or on a straightline basis if those cash flows are not reliably determinable.

Acquired In-Process Research and Development

As part of the purchase price allocation for our merger with Cytyc, we allocated approximately $370 million of the purchase price to acquired in-process research and development projects. The amount allocated to acquired in-process research and development represented the estimated fair value based on risk-adjusted cash flows related to in-process projects that had not yet reached technological feasibility and had no alternative future uses as of the date of the merger. The primary basis for determining the technological feasibility of these projects was obtaining regulatory approval to market the underlying products. The fair value attributable to these in-process projects was expensed at the time of the merger. If the projects are not successful or completed in a timely manner, we may not realize the financial benefits expected for these projects or for the transaction as a whole.

The fair value assigned to acquired in-process research and development was determined by estimating the costs to develop the acquired technology into commercially viable products, estimating the resulting net cash flows from the projects, and discounting the net cash flows to their present value. The revenue projections used to value the acquired in-process research and development was based on estimates of relevant market sizes and growth factors, expected trends in technology, and the nature and expected timing of new product introductions by us and our competitors. The resulting net cash flows from such projects were based on our estimates of cost of sales, operating expenses, and income taxes from such projects.

The rates utilized to discount the net cash flows to their present value were based on estimated cost of capital calculations and the implied rate of return from the transaction model plus a risk premium. Due to the nature of the forecasts and the risks associated with the developmental projects, appropriate risk-adjusted discount rates were used for the in-process research and development projects. The discount rates are based on the stage of completion and uncertainties surrounding the successful development of the purchased in-process technology projects.

The acquired in-process research and development of Cytyc related to the following research and development projects: Adiana System and expanded labeling of the NovaSure System, Gestiva, the ThinPrep Imaging System, the ThinPrep Processor and Helica.

The most significant acquired in-process technology related to the Adiana System for which we estimated a value of approximately $220.0 million. The system is an incisionless trans-cervical permanent sterilization device intended to be used during an office or hospital based procedure. In January 2008, the FDA requested an additional year of clinical trial data for the product, and in July 2009, we received FDA approval for the product.

On January 16, 2008, we entered into a definitive agreement to sell our rights to Gestiva, a drug being developed to be used in the prevention of preterm birth in pregnant women with a history of spontaneous preterm birth, to KV Pharmaceutical Company for a total purchase price of $82.0 million. A portion of the purchase price is to be paid upon final approval by the FDA of a Gestiva New Drug Application (“NDA”) on or before February 19, 2010 and the production of a quantity of Gestiva suitable to enable the commercial launch of the product. Either party has the right to terminate the agreement if FDA approval is not obtained by February 19, 2010. In fiscal 2008, we received $9.5 million of the purchase price, and the balance is due upon the satisfaction of the above conditions. We have agreed to continue our efforts to obtain FDA approval of the NDA for Gestiva as part of this arrangement, for which we are being reimbursed by KV Pharmaceutical. All costs incurred in these efforts are to be reimbursed by KV Pharmaceutical and are being recorded as a credit against research and development expenses. We have recorded the $9.5 million as a deferred gain within current liabilities of our Consolidated Balance Sheet. We expect the gain will be recognized upon the closing of the transaction following final FDA approval of the Gestiva NDA or if the agreement is terminated. We had allocated $53.4 million to acquired in-process research for this product as part of the initial purchase price allocation. We cannot assure that we will be able to obtain the requisite FDA approval, that the transaction will be completed or that we will receive the balance of the purchase price. Moreover, if KV Pharmaceutical terminates the agreement as a result of our breach of a material representation, warranty, covenant or agreement, we will be required to return the funds previously received by us as well as expenses reimbursed to us by KV.

Subsequent to the merger with Cytyc, we decided to discontinue the development of Cytyc’s Helica Thermal Coagulator System product. We will not incur any further costs or realize any future cash flows from this product. Our intangible asset valuation for Cytyc included $2.9 million related to customer relationships for Helica. As a result of the Helica product discontinuation, we recorded an impairment charge of $2.9 million during the first quarter of fiscal 2008.

The other in-process research and development projects we acquired in our merger with Cytyc were at different stages of development, ranging from the early stages of development to Phase IIb prototype building, ongoing clinical trials and submission to the FDA of PMA and drug applications. FDA approval or clearance had not been granted for any of the products classified as in-process research and development, nor had Cytyc received any foreign approvals or clearances for any of these products. All products classified as in-process research and development require various levels of in-house and external testing, clinical trials and approvals from the FDA before these future products can be marketed. The estimated cash requirements to complete the remaining products as of September 26, 2009 were expected to be approximately $3.8 million.

The successful development of new products and product enhancements is subject to numerous risks and uncertainties, both known and unknown, including, unanticipated delays, access to capital, budget overruns, technical problems and other difficulties that could result in the abandonment or substantial change in the design, development and commercialization of these new products and enhancements, including, for example changes requested by the FDA in connection with PMA or NDA applications for products or

510(k) notification. Given the uncertainties inherent with product development and introduction, we cannot provide assurance that any of our product development efforts will be successful on a timely basis or within budget, if at all. Our failure to develop new products and product enhancements on a timely basis or within budget could harm our results of operations and financial condition.

Goodwill

The purchase price allocation for Cytyc initially resulted in goodwill of approximately $3.8 billion. The factors contributing to the recognition of this amount of goodwill were based upon several strategic and synergistic benefits that were expected to be realized from the combination. These benefits include the expectation that our complementary products and technologies will create a leading women’s healthcare company with an enhanced presence in hospitals, private practices and healthcare organizations. We also expected to realize substantial synergies through the use of Cytyc’s OB/GYN and breast surgeon sales channel to cross-sell our existing and future products. Our merger with Cytyc provided us broader channel coverage within the United States and expanded geographic reach internationally, as well as increased scale and scope for further expanding operations through product development and complementary strategic transactions.

As a result of the Company’s interim impairment analysis of goodwill as of December 27, 2008, the Company recorded an impairment charge of $2.34 billion related to the goodwill from the merger with Cytyc. See the Critical Accounting Policies below for additional information pertaining to the interim impairment analysis of the Company’s goodwill.

Fiscal 2007 Acquisition:

BioLucent, Inc.

On September 18, 2007, we completed the acquisition of BioLucent, Inc. (“BioLucent”) pursuant to a definitive agreement dated June 20, 2007. We have concluded that the acquisition of BioLucent does not represent a material business combination and therefore no pro forma financial information has been provided herein. BioLucent, previously located in Aliso Viejo, California, develops, markets and sells MammoPad breast cushions to decrease the discomfort associated with mammography. Prior to the acquisition, BioLucent’s primary research and development efforts were directed at its brachytherapy business, which was focused on breast cancer therapy. Prior to the acquisition, BioLucent spun-off its brachytherapy technology and business to the holders of BioLucent’s outstanding shares of capital stock. As a result, we only acquired BioLucent’s MammoPad cushion business and related assets. We invested $1 million directly in the spun-off brachytherapy business in exchange for shares of preferred stock issued by the new business.

The aggregate purchase price for BioLucent was $73.2 million, consisting of $6.8 million in cash and issuance of 2.3 million shares of our common stock valued at $63.2 million, debt assumed and paid off of $1.6 million and $1.6 million for acquisition related fees and expenses. The acquisition also provided for up to two annual earn-out payments not to exceed $15.0 million in the aggregate based on BioLucent’s achievement of certain revenue targets. We considered the provision of EITF Issue No. 95-8, Accounting for Contingent Consideration Paid to the Shareholders of an Acquired Enterprise in a Purchase Business Combination, and concluded that this contingent consideration will represent additional purchase price. As a result, goodwill will be increased by the amount of the additional consideration, if any, when it becomes due and payable. As of September 26, 2009, we have not recorded any amounts for these potential earn-outs.

RESULTS OF OPERATIONS

The following table sets forth, for the periods indicated, the percentage of total revenues represented by items as shown in our Consolidated Statements of Operations. All dollar amounts in tables are presented in thousands.

	Fiscal Years Ended
	September 26, 2009	September 27, 2008	September 29, 2007
Revenues:
Product sales	87.2%	89.7%	85.2%
Service and other revenues	12.8	10.3	14.8

	100.0	100.0	100.0

Costs and expenses:
Cost of product sales	28.7	32.0	36.2
Cost of product sales—amortization of intangible assets	9.5	5.7	1.5
Cost of product sales—impairment of intangible assets	0.2	—	—
Cost of service and other revenues	9.2	9.0	15.5
Research and development	5.8	4.9	6.0
Selling and marketing	14.6	15.6	11.6
General and administrative	9.2	8.8	8.4
Amortization of intangible assets	3.1	1.5	0.8
Impairment of goodwill	142.9	—	—
Impairment of intangible assets	—	0.2	—
Acquired in-process research and development	—	33.7	—
Restructuring charges	—	0.4	—

	223.2	111.8	80.0

(Loss) income from operations	(123.2)	(11.8)	20.0
Interest income	0.1	0.3	0.3
Interest expense	(8.2)	(7.9)	(0.3)
Other (expense) income, net	(0.2)	(0.1)	0.1

(Loss) income before income taxes	(131.5)	(19.5)	20.1
Provision for income taxes	3.9	5.3	7.3

Net (loss) income	(135.4)%	(24.8)%	12.8%

Fiscal Year Ended September 26, 2009 Compared to Fiscal Year Ended September 27, 2008

Product Sales.

	Years Ended
	September 26, 2009		September 27, 2008		Change
	Amount	% of Total Revenue	Amount	% of Total Revenue	Amount	%

Product Sales
Breast Health	$553,065	34%	$731,267	44%	$(178,202)	(24)%
Diagnostics	544,143	33%	474,633	28%	69,510	15%
GYN Surgical	263,187	16%	219,305	13%	43,882	20%
Skeletal Health	66,591	4%	77,242	5%	(10,651)	(14)%

	$1,426,986	87%	$1,502,447	90%	$(75,461)	(5)%

In fiscal 2009, our product sales decreased 5% compared to fiscal 2008, primarily due to a $178.2 million decrease in revenues from our Breast Health products and, to a lesser extent, a $10.7 million decrease in revenues from our Skeletal Health products, partially offset by increased revenues in our Diagnostics and GYN Surgical segments of $69.5 million and $43.9 million, respectively. These increases were due in part to a full year of revenue for these segments in fiscal 2009 compared to the inclusion of only 49 weeks of operating results for fiscal 2008 as we acquired these segments with the Cytyc merger on October 22, 2007. Included in the increased Diagnostics’ revenue is additional revenue from Third Wave of $31.2 million. We acquired Third Wave in the fourth quarter of fiscal 2008 and as such had a full year of revenue in fiscal 2009 compared to 11 weeks in fiscal 2008.

Breast Health product sales decreased 24% in fiscal 2009 compared to fiscal 2008, primarily due to a $150.0 million decrease in digital mammography systems sales caused primarily by a reduction in the number of Selenia full field mammography systems and related components, including our CAD software, sold domestically, and to a lesser extent, internationally. In addition, we have seen a slight deterioration of average selling prices, both domestically and internationally, driven by the current economic environment for capital purchases, and less expensive configurations of the units being sold. Also contributing to the decrease was a $15.6 million decrease in multicare stereotactic table sales primarily attributable to a decrease in the number of systems sold, principally in the U.S. We attribute the decline in sales of breast health capital equipment and related products primarily to the more difficult economic and capital spending environment. We also experienced a decline in our MammoSite single-lumen products of $10.2 million due to increased competition as a result of lower reimbursement rates compared to multi-lumen products. We received FDA clearance for our multi-lumen product on August 27, 2009, which we expect will improve our competitive position. Partially offsetting the declines in sales referenced above was an $18.2 million increase in revenues from our breast biopsy products.

Diagnostics product sales, which include ThinPrep, Rapid Fetal Fibronectin Test and our Third Wave products, increased 15% in fiscal 2009 compared to fiscal 2008. This increase was primarily due to the addition of Third Wave revenues of $37.1 million in fiscal 2009 compared to $5.9 million in fiscal 2008 and, to a lesser extent, an increase in the number of ThinPrep Pap Tests. The increase in fiscal 2009 is also due to the inclusion of Cytyc’s results for the full fiscal year versus 49 weeks in fiscal 2008. While we received FDA approval of the Cervista HPV HR and Cervista HPV 16/18 tests in March 2009, the revenue contribution has been modest in fiscal 2009.

GYN Surgical product sales, which include our NovaSure System and Adiana System, increased 20% in fiscal 2009 compared to fiscal 2008. This increase was primarily due to a significant increase in the number of NovaSure systems sold. The increase is also due to the inclusion of GYN Surgical’s revenue for the full fiscal year versus 49 weeks in fiscal 2008. Revenues from the Adiana System, which we received FDA approval on July 6, 2009, have been modest as the US and international market launches have been limited. We recently transferred the manufacturing of our Adiana System to our new manufacturing facility in Coyol, Costa Rica, and we are in the process of ramping up production to support the full scale launch of this product. We could incur delays and unanticipated costs in connection with our transfer and ramping up these manufacturing operations in our new facility that could delay our full scale launch of the Adiana System.

Skeletal Health product sales decreased 14% in fiscal 2009 compared to fiscal 2008, primarily due to a $5.8 million decrease in osteoporosis assessment product sales caused primarily by a decrease in the number of bone densitometry systems sold worldwide and lower average selling prices. This product line continues to face a difficult capital equipment environment in the U.S. and the ongoing effects of the reduction in reimbursement for osteoporosis assessment exams in the U.S. In addition, we experienced a reduction in revenues of $2.8 million in mini-C arm sales and a decrease in extremity MRI sales of $2.1 million. The decrease in mini-C arm and extremity MRI sales was due to a decrease in the number of systems sold.

In fiscal 2009 and 2008, approximately 80% of product sales were generated in the U.S., 12% in Europe, 4% in Asia, and 4% in other international markets.

Service and Other Revenues.

	Years Ended
	September 26, 2009		September 27, 2008		Change
	Amount	% of Total Revenue	Amount	% of Total Revenue	Amount	%
Service and Other Revenues	$210,148	13%	$172,052	10%	$38,096	22%

Service and other revenues is primarily comprised of revenue generated from our field service organization to provide ongoing service, installation and repair of our products. Service and other revenues increased 22% in fiscal 2009 compared to fiscal 2008, primarily in our Breast Health segment, due to an increase in the number of service contracts executed driven by an increase in the installed base of our full field digital mammography systems and detectors.

Cost of Product Sales.

	Years Ended
	September 26, 2009		September 27, 2008		Change
	Amount	% of Product Sales	Amount	% of Product Sales	Amount	%
Cost of Product Sales	$470,295	33%	$535,082	36%	$(64,787)	(12)%
Cost of Product Sales—Amortization of Intangible Assets	155,519	11%	95,310	6%	60,209	63%
Cost of Product Sales—Impairment of Intangible Assets	4,065	0%	—	—	4,065	100%

	$629,879	44%	$630,392	42%	$(513)	(0)%

Product sales gross margin decreased to 56% in fiscal 2009 compared to 58% in fiscal 2008 primarily due to the significant increase in intangible asset amortization expense of $60.2 million, partially offset by the increase in sales of our higher gross margin disposable products in our Diagnostics and GYN Surgical segments.

Cost of Product Sales. The cost of product sales as a percentage of product sales in fiscal 2009 was 33% compared to 36% in fiscal 2008. This improvement was primarily attributable to the increase in sales of our Diagnostics and GYN Surgical segments as a percentage of our total product sales as these products have a lower product cost as a percent of revenue compared to our Breast Health and Skeletal Health products. In addition, our cost of product sales in fiscal 2008 included additional costs associated with the write-up of acquired inventory to fair value in purchase accounting of $42.4 million related to the merger with Cytyc and $3.9 million related to the Third Wave acquisition. In fiscal 2009, the impact of these costs was only $1.2 million related to the Third Wave inventory write-up. Our margins in fiscal 2009 were also positively impacted by our cost reduction initiatives implemented in the first half of 2009, which included securing lower material costs from our vendors. Partially offsetting these improvements, was a decrease in gross margin in our Breast Health segment, primarily attributable to lower absorption of manufacturing costs due to lower volumes and to a lesser extent, a slight deterioration of average selling prices, driven by the current economic environment for capital purchases, and less expensive configurations of the units being sold.

Fiscal 2009 and 2008 cost of product sales included charges of $0.7 million and $4.5 million, respectively, for impairment of MRI inventory and a related purchase obligation, which was fulfilled in fiscal 2009.

Cost of Product Sales—Amortization of Intangible Assets. Amortization of intangible assets relates to acquired developed technology, which are generally being amortized over their estimated useful lives of between 8.5 and 15 years using a straight-line method or, if reliably determinable, based on the pattern in which the economic benefits of the assets are expected to be consumed utilizing expected undiscounted future cash flows. The increase in amortization expense is due partly to the method of recognition based on expected economic benefits of the underlying assets, primarily related to the intangible assets acquired in the merger with Cytyc, which increased to $133.2 million from $80.2 million in fiscal 2008, and a full year of Third Wave related amortization of $7.8 million compared to $1.1 million in fiscal 2008.

Cost of Product Sales—Impairment of Intangible Assets. During the second quarter of fiscal 2009, we decided to discontinue selling a certain product acquired in the Third Wave acquisition as a result of communications from the FDA in the second quarter of 2009 regarding the approval process. This decision was an indicator of impairment, and we performed an impairment test, which indicated the undiscounted cash flows the asset group would generate over its remaining estimated useful life would not be sufficient to recover the carrying value of the asset group. Due to the insufficient cash flows to be generated, the Company determined that the related asset group’s fair value was de minimus and recorded an impairment charge of $4.1 million comprised of developed technology of $2.6 million and capitalized license fees of $1.5 million.

Cost of Service and Other Revenues.

	Years Ended
	September 26, 2009		September 27, 2008		Change
	Amount	% of Service and Other Revenues	Amount	% of Service and Other Revenues	Amount	%
Cost of Service and Other Revenues	$149,769	71%	$151,589	88%	$(1,820)	(1)%

Service and other revenues gross margin has improved to 29% in fiscal 2009 from 12% in fiscal 2008 due in part to the improved absorption of fixed service costs and the continued growth of service contract revenue, primarily in the Breast Health segment. We have increased the number of service contracts due to our increased installed base of our full field digital mammography systems and detectors. In addition, warranty costs have decreased due to lower failure rates in our products.

Operating Expenses.

	Years Ended
	September 26, 2009		September 27, 2008		Change
	Amount	% of Total Revenue	Amount	% of Total Revenue	Amount	%
Operating Expenses
Research and Development	$94,328	6%	$81,421	5%	$12,907	16%
Selling and Marketing	238,977	15%	261,524	16%	(22,547)	(9)%
General and Administrative	148,824	9%	147,405	9%	1,419	1%
Amortization of Intangibles	51,210	3%	25,227	1%	25,983	103%
Impairment of Goodwill	2,340,023	143%	—	—	2,340,023	100%
Impairment of Intangibles	—	—	2,900	—	(2,900)	(100)%
Acquired In-Process Research and Development	—	—	565,200	34%	(565,200)	(100)%
Restructuring Charges	797	—	6,383	—	(5,586)	(88)%

	$2,874,159	176%	$1,090,060	65%	$1,784,099	164%

Research and Development Expenses. Research and development expenses increased 16% in fiscal 2009 compared to fiscal 2008. These increases were primarily due to a full year of expenses of $20.7 million related to Third Wave compared to $3.7 million in fiscal 2008, and to a lesser extent a full year of operations from Cytyc in fiscal 2009 compared to 49 weeks in fiscal 2008. In addition, there was an increase in expenses related to the anticipated launch of the Adiana System and additional clinical spending for a number of projects. These increases were partially offset by a decrease in related headcount, bonus and other discretionary areas resulting from a number of cost reduction initiatives implemented in the first half of 2009. In fiscal 2008, we recorded a $1.8 million charge related to a change in control payment associated with the merger with Cytyc. We expect research and development expenses to increase in fiscal 2010 as we conduct additional clinical trials and research to obtain FDA approval for our tomosynthesis product (Dimensions 3D) and continue our efforts to improve our existing products and develop next generation products.

Selling and Marketing Expenses. Selling and marketing expenses decreased 9% in fiscal 2009 compared to fiscal 2008 primarily due to lower commission expenses as a result of lower product revenues, lower bonuses driven by the Company’s operating results, reduced advertising and trade show expenditures, and other cost reductions including lower employee headcount resulting from our cost reduction initiatives implemented in the first half of 2009. These decreases were partially offset by an increase of $6.8 million related to the inclusion of a full year of operations of Third Wave, as well as a full year of operations from Cytyc in fiscal 2009 compared to 49 weeks in fiscal 2008.

General and Administrative Expenses. General and administrative expenses increased slightly in fiscal 2009 compared to fiscal 2008. The increase in the current year is primarily due to an increase of $7.4 million related to the inclusion of a full year of operations of Third Wave, as well as a full year of operations from Cytyc in fiscal 2009 compared to 49 weeks in fiscal 2008. In addition, stock-based compensation expense was higher by $5.2 million in fiscal 2009. Partially offsetting these increases was a decrease in bonus, headcount and related compensation, and other expenses as a result of our cost reduction initiatives implemented in the first half of 2009.

Amortization of Intangible Assets. Amortization of intangible assets results from customer relationships and trade names related to our acquisitions. These intangible assets are being amortized over their estimated useful lives of between 8.5 and 30 years using a straight-line method or, if reliably determinable, based on the pattern in which the economic benefits of the assets are expected to be consumed utilizing expected undiscounted future cash flows. The increases in these costs primarily relate to additional Cytyc-related amortization based on the pattern of economic benefit.

Impairment of Goodwill. Based upon a combination of factors, including the deteriorating macro-economic environment, declines in the stock market and the decline of our market capitalization significantly below the book value of our net assets, we concluded that potential goodwill impairment indicators existed as of December 27, 2008. As a result, we performed an interim goodwill impairment analysis as of December 27, 2008. Step 1 of the impairment analysis indicated that the carrying value of the net assets of certain of our reporting units, acquired in connection with the Cytyc acquisition, exceeded the estimated fair value of those reporting units. As a result, we were required to complete Step 2 of the impairment analysis to determine the amount, if any, of goodwill impairment charges. We completed Step 2 of this analysis during the second quarter of fiscal 2009 and recorded a goodwill impairment charge of $2.34 billion in the second quarter of fiscal 2009. Refer to Note 2 in our Consolidated Financial Statements contained in Item 15 of this Annual Report for more information. We completed our fiscal 2009 annual goodwill impairment analysis as of the first day of our fourth quarter and no additional impairments were recorded.

Impairment of Intangible Assets. Subsequent to the merger with Cytyc, we discontinued the development of Cytyc’s Helica Thermal Coagulator System product, used for the treatment of endometriosis. We will not realize any future cash flows from this product. Our intangible asset valuation for Cytyc included approximately $2.9 million related to customer relationships for Helica. As a result of the Helica product discontinuation, we recorded an impairment charge of $2.9 million in fiscal 2008.

Acquired In-Process Research and Development Expenses. The $565.2 million charge for in-process research and development expense is comprised of a $370.0 million charge recorded in connection with our merger with Cytyc and a $195.2 million charge recorded in connection with the Third Wave acquisition. Both of these charges are described in further detail above under the respective acquisitions.

Restructuring Charges. During the fourth quarter of 2009, we closed our manufacturing facility in Shanghai, China due to Chinese government requirements to move the facility. This facility, which manufactured organic photoconductor drum coatings, was acquired in connection with the AEG acquisition in 2006, and contributed approximately $9.7 million of revenue to our Breast Health business in fiscal 2009. In connection with this action, we recorded severance benefits and other costs of $0.8 million. The majority of employees were terminated and all termination benefits were paid as of September 26, 2009. Additional clean-up and closure costs will be recorded in fiscal 2010, however, we do not expect these costs to be material to our consolidated financial statements. Other costs were recorded in connection with this closure of $1.9 million primarily related to the impairment of manufacturing equipment, accelerated depreciation expense, and the write-off of inventory, all of which was recorded in cost of product sales. During the third quarter of fiscal 2008, we recorded $6.4 million in compensation charges, including $1.9 million in stock-based compensation, related to the resignation of our former Executive Chairman, which was effective May 20, 2008. The cash payments were made during fiscal 2008.

Interest Income.

	Years Ended
	September 26, 2009	September 27, 2008	Change
	Amount	Amount	Amount	%
Interest Income	$1,161	$4,528	$(3,367)	(74)%

Interest income decreased in fiscal 2009 compared to fiscal 2008 primarily due to a decline in interest rates.

Interest Expense.

	Years Ended
	September 26, 2009	September 27, 2008	Change
	Amount	Amount	Amount	%
Interest Expense	$(134,957)	$(133,043)	$1,914	1%

Interest expense consists primarily of the interest costs on our debt, amortization of the debt discount on our 2.0% Convertible Notes, and amortization of deferred financing costs for both our senior secured credit agreement entered into on October 22, 2007 in connection with the merger with Cytyc and amended on July 17, 2008 in connection with the Third Wave acquisition and our 2.0% Convertible Notes that were issued in December 2007 to pay down a portion of the term loans, which had higher interest rates. Effective in fiscal 2010, we implemented a new accounting standard, FASB Staff Position APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement) (“FSP APB 14-1”) (codified within Accounting Standards Codification 470, Debt) that changed the accounting for convertible debt instruments with cash settlement features. FSP APB 14-1 is applicable to our Convertible Notes and required us to allocate a portion of our Convertible Notes to equity based on the relative fair value of the embedded conversion feature in our Convertible Notes. This component is recorded as a debt discount in the Consolidated Balance Sheets and amortized to interest expense in the Consolidated Statements of Operations. The new accounting guidance has been retrospectively applied to fiscal 2009 and 2008 beginning December 10, 2007, the date the Convertible Notes were issued. The impact of adoption of FSP APB 14-1 increased net interest expense in fiscal 2009 and 2008 by $65.5 million and $48.1 million, respectively. See Note 5(b) in the notes to the accompanying financial statements for additional information.

Interest expense in fiscal 2009 increased slightly compared to fiscal 2008 primarily due to an increase in the amortization of the debt discount on our Convertible Notes of $67.7 million in fiscal 2009 compared to $50.1 million in fiscal 2008. This increase was offset by lower interest expense from lower term loan balances as we pay them down quarterly and lower interest rates on those balances. In addition to the required principal payments, we have made voluntary payments throughout the year resulting in a total decrease of $290.8 million in the principal of our term loans during fiscal 2009. Additionally, we had the benefit of the lower interest rates from our Convertible Notes for all of fiscal 2009 compared to approximately nine months in fiscal 2008 as prior to the issuance of the Convertible Notes we were paying a higher interest rate on the term loans, which had higher outstanding balances.

Other (Expense) Income, net.

	Years Ended
	September 26, 2009	September 27, 2008	Change
	Amount	Amount	Amount	%
Other (Expense) Income, net	$(3,660)	$(1,215)	$(2,445)	201%

In fiscal 2009, other (expense) income, net primarily includes other-than-temporary impairment charges of cost-method investments of $2.2 million and foreign currency transaction losses of $2.3 million, offset by an increase of $0.7 million in the cash surrender value of life insurance contracts related to our Supplemental Executive Retirement Plan (“SERP”). Included in the foreign currency transaction losses is a gain of $0.7 million related to the elimination of the cumulative translation adjustment related to our manufacturing facility in Shanghai, China due to its closure. In fiscal 2008, these balances were primarily related to a decrease in the cash surrender value of life insurance contracts related to our SERP of $1.4 million and foreign currency transaction losses of $0.7 million. The increase in foreign currency losses is due to the significant volatility of exchange rates during fiscal 2009, primarily the Euro. To the extent that foreign currency exchange rates fluctuate in the future, we may be exposed to continued financial risk.

Provision for Income Taxes.

	Years Ended
	September 26, 2009	September 27, 2008	Change
	Amount	Amount	Amount	%
Provision for Income Taxes	$62,512	$88,316	$(25,804)	(29)%

Our effective tax rate for fiscal 2009 was 2.9% of the pre-tax loss compared to 27.0% of the pre-tax loss in fiscal 2008. Our effective tax rate for fiscal 2009 was significantly impacted by the $2.34 billion goodwill impairment charge recorded in the second quarter of fiscal 2009, substantially all of which is not deductible for tax purposes. The effective tax rate for fiscal 2008 was significantly impacted by the acquired in-process research and development charge related to the merger with Cytyc and Third Wave acquisition, which is not tax deductible.

We anticipate an effective tax rate of approximately 36% of pre-tax earnings in fiscal 2010.

Segment Results of Operations

We report our business as four segments: Breast Health, Diagnostics, GYN Surgical and Skeletal Health. The accounting policies of the segments are the same as those described in the footnotes to the accompanying consolidated financial statements. We measure segment performance based on total revenues and operating income or loss. Revenues from product sales of each of these segments are described in further detail above. The discussion that follows is a summary analysis of total revenues and the primary changes in operating income or loss by segment.

Breast Health.

	Years Ended
	September 26, 2009		September 27, 2008		Change
	Amount	% of Total Segment Revenue	Amount	% of Total Segment Revenue	Amount	%
Total Revenues	$728,884	100%	$860,848	100%	$(131,964)	(15)%

Operating (Loss) Income	$(122,559)	(17)%	$211,704	25%	$(334,263)	(158)%

Breast Health revenues decreased in fiscal 2009 compared to fiscal 2008 primarily due to the $178.2 million decrease in product sales discussed above, partially offset by an increase of $46.2 million in service revenues that is substantially related to additional service contracts for the increased number of Selenia systems in our installed base.

This segment incurred an operating loss in fiscal 2009 compared to operating income in fiscal 2008 primarily due to a $265.9 million goodwill impairment charge recorded in the second quarter related to our MammoSite reporting unit in addition to the reduction of revenue discussed above and lower gross margins, partially offset by a reduction of operating expenses from our cost reduction initiatives implemented in the first half of fiscal 2009. Our gross margin in this business segment was 47% in fiscal 2009 compared to 51% in fiscal 2008. The decrease in gross margin was primarily attributable to lower absorption of manufacturing costs due to lower volumes, an increase of $8.8 million in amortization expense of intangible assets, and to a lesser extent, a slight deterioration of average selling prices driven by the current economic environment for capital purchases, and less expensive configurations of the units being sold. In addition, included in cost of product sales was approximately $1.9 million of costs related to the closure of our manufacturing facility in Shanghai. This segment incurred charges of $3.3 million in fiscal 2008 related to sales of acquired MammoSite inventory that was written up to fair value for purchase accounting purposes.

Diagnostics.

	Years Ended
	September 26, 2009		September 27, 2008		Change
	Amount	% of Total Segment Revenue	Amount	% of Total Segment Revenue	Amount	%
Total Revenues	$547,892	100%	$485,004	100%	$62,888	13%

Operating Loss	$(809,640)	(148)%	$(172,538)	(36)%	$(637,102)	369%

Diagnostics revenues increased in fiscal 2009 compared to fiscal 2008 primarily due to the increase in product sales discussed above.

The operating loss in this segment in fiscal 2009 included a $908.3 million goodwill impairment charge recorded in the second quarter, intangible asset amortization of $119.2 million and a full year of operating costs related to Third Wave compared to 11 weeks in fiscal 2008. Partially offsetting these additional charges in fiscal 2009 were reduced operating expenses resulting from our cost reduction initiatives implemented in the first half of fiscal 2009. The operating loss in fiscal 2008 included a $195.2 million charge for in-process research and development related to the Third Wave acquisition, an $85.2 million charge for in-process research and development related to the merger with Cytyc, intangible asset amortization of $68.7 million, and a $3.6 million restructuring charge in the third quarter related to the resignation of our former Executive Chairman in May 2008. Gross margin in fiscal 2009 was 55% compared to 56% in fiscal 2008. The reduction in gross margin was primarily due to an increase in amortization expense due to an increase of $27.6 million and $6.7 million in the amortization of Cytyc and Third Wave related intangible assets, respectively. In addition, gross margin in fiscal 2009 included the write-off of intangible assets of $4.1 million and $1.2 million of charges for the write-up to fair value of acquired inventory sold by Third Wave in fiscal 2009. Gross margin in fiscal 2008 included charges of $26.6 million and $3.9 million, respectively, for the write-up to fair value of acquired Cytyc and Third Wave inventory sold during fiscal 2008.

GYN Surgical.

	Years Ended
	September 26, 2009		September 27, 2008		Change
	Amount	% of Total Segment Revenue	Amount	% of Total Segment Revenue	Amount	%
Total Revenues	$264,900	100%	$221,069	100%	$43,831	20%

Operating Loss	$(1,097,685)	(414)%	$(241,450)	(109)%	$(856,235)	355%

GYN Surgical revenues increased in fiscal 2009 compared to fiscal 2008 due to the increase in product sales discussed above. The operating loss in this segment in fiscal 2009 included a $1.17 billion goodwill impairment charge recorded in the second quarter and additional amortization expense of $26.5 million. Partially offsetting these charges in fiscal 2009 was the increase in revenue discussed above as well as a decrease in operating expenses as a result of cost reduction initiatives implemented in the first half of this year. The operating loss in fiscal 2008 included a $284.8 million charge for in-process research and development related to the merger with Cytyc, a $2.9 million impairment charge for the Helica Thermal Coagulator System intangibles and a $2.4 million restructuring charge in the third quarter related to the resignation of our former Executive Chairman in May 2008. Our gross margin in this business segment was 67% in both fiscal 2009 and 2008. Gross margin in fiscal 2009 and 2008 included amortization expense from intangible assets of $38.2 million and $21.0 million, respectively, and fiscal 2008 included a $12.4 million charge for the write-up to fair value of Cytyc inventory that was sold during the first quarter of fiscal 2008.

Skeletal Health.

	Years Ended
	September 26, 2009		September 27, 2008		Change
	Amount	% of Total Segment Revenue	Amount	% of Total Segment Revenue	Amount	%
Total Revenues	$95,458	100%	$107,578	100%	$(12,120)	(11)%

Operating Income	$13,210	14%	$4,742	4%	$8,468	179%

Skeletal Health revenues decreased in fiscal 2009 compared to fiscal 2008 primarily due to the decline in product sales discussed above. Our gross margin in this business segment was 41% compared to 34% in fiscal 2008. The improvement was primarily due to reductions in material costs and in manufacturing spending. Operating income for this segment improved due to the improved gross margin and from cost reduction initiatives implemented in the first half of 2009. The operating income and gross margin in fiscal 2009 included a $0.7 million charge associated with MRI inventory and purchase obligations compared to $4.5 million in fiscal 2008.

Fiscal Year Ended September 27, 2008 Compared to Fiscal Year Ended September 29, 2007

Product Sales.

	Years Ended
	September 27, 2008		September 29, 2007		Change
	Amount	% of Total Revenue	Amount	% of Total Revenue	Amount	%
Product Sales
Breast Health	$731,267	44%	$559,092	76%	$172,175	31%
Diagnostics	474,633	28%	—	—	474,633	100%
GYN Surgical	219,305	13%	—	—	219,305	100%
Skeletal Health	77,242	5%	69,762	9%	7,480	11%

	$1,502,447	90%	$628,854	85%	$873,593	139%

In fiscal 2008, our product sales increased 139% compared to fiscal 2007, primarily due to the revenues from the addition of the Diagnostics segment, of approximately $474.6 million, and the GYN Surgical segment, of approximately $219.3 million, that we acquired in connection with our merger with Cytyc, and an increase in revenues from our Breast Health products of approximately $172.2 million.

Breast Health product sales increased 31% in fiscal 2008 compared to fiscal 2007, primarily due to a $97.0 million increase in worldwide digital mammography system sales, the addition of $33.9 million of product sales of the MammoSite Radiation Therapy System, a $23.6 million increase in breast biopsy device sales and an increase of $21.5 million in product sales of the MammoPad breast cushion. Partially offsetting these increases was a decrease of $6.4 million in digital array sales to an OEM as we phase out of selling these arrays to third parties. The MammoSite system was acquired in connection with our merger with Cytyc in October 2007 and the MammoPad breast cushion was acquired in connection with our BioLucent acquisition in September 2007. The increase in our digital mammography product sales was primarily attributable to an increase in the number of Selenia systems and related components sold, including our CAD software. In fiscal 2008, we sold 1,678 digital mammography systems compared to 1,189 systems in fiscal 2007. This revenue was partially offset by a decrease in average selling prices primarily attributable to increased competition, higher dealer sales, changes in product configuration and increased multi-system sales. We attribute the increase in digital mammography system sales primarily to the growing acceptance of our Selenia mammography system and of digital mammography in general.

Diagnostics product sales were $474.6 million in fiscal 2008, due to the inclusion of Cytyc results for 49 of the 52 weeks in the current year as well as 9 weeks of Third Wave revenues of approximately $5.9 million. Cytyc Diagnostic sales include our ThinPrep and Rapid products.

GYN Surgical product sales were $219.3 million in fiscal 2008, due to the inclusion of Cytyc results for 49 of the 52 weeks in the current year. These sales include our NovaSure system.

Skeletal Health product sales increased 11% in fiscal 2008 compared to fiscal 2007, primarily due to a $10.8 million increase in mini C-arm sales worldwide, partially offset by a $2.0 million decrease in extremity MRI sales and a $1.2 million decrease in bone densitometry product sales. The increase in mini C-arm sales was primarily due to an increase in the number of units sold and, to a lesser extent, an increase in the average selling prices related to the commercialization of a new and enhanced product version. The decrease in extremity MRI sales was due to a decrease in the number of systems sold. The decrease in bone densitometry sales was primarily due to a decrease in the number of used bone densitometry systems and upgrades sold and a decrease in the average selling prices of our bone densitometry systems in the United States, partially offset by an increase in the number of bone densitometry systems sold internationally. We believe the decrease in our domestic osteoporosis assessment average selling prices reflected a decline in market conditions due in part to a reduction in reimbursement for osteoporosis assessment exams.

In fiscal 2008, approximately 80% of product sales were generated in the United States, 12% in Europe, 4% in Asia, and 4% in other international markets. In fiscal 2007, approximately 75% of product sales were generated in the United States, 15% in Europe, 5% in Asia, and 5% in other international markets. The increase in the percentage of product sales generated in the United States in fiscal 2008 is primarily due to the additional product sales from Cytyc, which had a higher percentage of its product sales from the United States than our historical businesses.

Service and Other Revenues.

	Years Ended
	September 27, 2008		September 29, 2007		Change
	Amount	% of Total Revenue	Amount	% of Total Revenue	Amount	%
Service and Other Revenues	$172,052	10%	$109,514	15%	$62,538	57%

Service and other revenues increased 57% in fiscal 2008 compared to fiscal 2007. This increase was primarily due to an increase in service and other revenues of $49.8 million in our Breast Health segment, primarily due to an increase in service contract revenues, and the inclusion of service and other revenues of $10.3 million from the Diagnostics segment as a result of the inclusion of Cytyc results for 49 of the 52 weeks in fiscal 2008. We believe that the increase in our Breast Health service and other revenues reflected the growth in our installed base of systems and detectors.

Cost of Product Sales.

	Years Ended
	September 27, 2008		September 29, 2007		Change
	Amount	% of Product Sales	Amount	% of Product Sales	Amount	%
Cost of Product Sales	$535,082	36%	$267,470	43%	$267,612	100%
Cost of Product Sales—Amortization of Intangible Assets	95,310	6%	11,262	2%	84,048	746%

	$630,392	42%	$278,732	44%	$351,660	126%

Our gross margin increased in fiscal 2008 to 58% from 56% in fiscal 2007 due to the inclusion of Cytyc’s products, which have higher gross margins than our Breast Health and Skeletal Health products offset by the additional amortization expense almost entirely related to the merger with Cytyc.

Cost of Product Sales. The cost of product sales increased 100% in fiscal 2008 compared to fiscal 2007 primarily due to the addition of $196.0 million of cost of product sales from the Cytyc products included in our results since October 22, 2007 and, to a lesser extent, increased product sales of our historical products discussed above. Included in the additional Cytyc cost of product sales is approximately $42.3 million of additional costs related to sales of acquired Cytyc inventory that was written up to fair value for purchase accounting purposes as of the date of acquisition.

The cost of product sales as a percentage of product revenue in fiscal 2008 was 36% as compared to 43% in the prior year. These costs as a percentage of product sales decreased primarily due to the higher gross margins earned on Cytyc product sales compared to our historical products, partially offset by the additional charges for the write-up to fair value for the Cytyc inventory sold as noted above. Also contributing to the decrease in cost of product sales as a percentage of product revenue was increased revenues and improved profitability associated with the shift in mammography product sales to our Selenia full field digital mammography systems. Our higher Selenia system sales resulted in an improved absorption of fixed manufacturing costs. Partially offsetting the decreases in costs as a percentage of product sales were charges associated with a MRI inventory impairment charge and related purchase obligations totaling $4.5 million, and $3.9 million related to sales of acquired Third Wave inventory that was written up to fair value in connection with purchase accounting in fiscal 2008.

We identified certain costs recorded within “Cost of Service and Other Revenues” in our Consolidated Statement of Operations during the first three quarters of fiscal 2008 that more appropriately should be classified as “Cost of Product Sales”. We determined that the reclassification was not material to our consolidated financial statements and corrected the classification in the fourth quarter of fiscal 2008. We also reclassified these costs related to prior periods to the current presentation, which resulted in an increase in “Cost of Product Sales” and a corresponding decrease in “Cost of Service and Other Revenues” of $9.3 million in the three months ended December 29, 2007; $12.3 million in the three months ended March 29, 2008; and $13.3 million in the three months ended June 28, 2008.

Cost of Product Sales—Amortization of Intangible Assets. Cost of product sales—amortization of intangible assets increased primarily due to $80.2 million of amortization of intangible assets obtained as part of the merger with Cytyc in the first quarter of fiscal 2008. The underlying intangible assets substantially relate to acquired developed technology and know-how. These intangible assets are generally being amortized over their estimated useful lives of between 8.5 and 15 years.

Cost of Service and Other Revenues.

	Years Ended
	September 27, 2008		September 29, 2007		Change
	Amount	% of Total Segment Revenue	Amount	% of Total Segment Revenue	Amount	%
Cost of Service and Other Revenues	$151,589	88%	$114,307	104%	$37,282	33%

Cost of service and other revenues increased in absolute dollars primarily related to additional costs from the merger with Cytyc of approximately $14.7 million in fiscal 2008. The remainder of the increase was primarily due to personnel and other costs to expand our service capabilities for breast health, especially in the United States, to support our growing installed base of our breast health products as a result of the increased service and other revenues. Please see “Cost of Product Sales” above for discussion of reclassification between cost of product sales and cost of service and other revenues during fiscal 2008.

Operating Expenses.

	Years Ended
	September 27, 2008		September 29, 2007		Change
	Amount	% of Total Revenue	Amount	% of Total Revenue	Amount	%
Operating Expenses
Research and Development	$81,421	5%	$44,381	6%	$37,040	83%
Selling and Marketing	261,524	16%	85,520	12%	176,004	206%
General and Administrative	147,405	9%	62,092	8%	85,313	137%
Amortization of Intangibles	25,227	1%	5,584	1%	19,643	352%
Restructuring Charges	6,383	—	—	—	6,383	100%
Impairment of Intangibles	2,900	—	—	—	2,900	100%
Acquired In-Process Research and Development	565,200	34%	—	—	565,200	100%

	$1,090,060	65%	$197,577	27%	$892,483	452%

Research and Development Expenses. Research and development expenses increased 83% in fiscal 2008 as compared to fiscal 2007. These increases were primarily due to the inclusion of $31.5 million and $3.7 million of expenses in the current year associated with Cytyc-related and Third Wave-related activity, respectively, since the close of the merger with Cytyc and the acquisition of Third Wave. Also contributing to the increase was an increase in mammography related expenses of $2.6 million in fiscal 2008 primarily related to our tomosynthesis project and a $1.8 million charge for a change in control payment related to the merger with Cytyc recorded in the first quarter.

Selling and Marketing Expenses. Selling and marketing expenses increased 206% in fiscal 2008 as compared to fiscal 2007. These increases were primarily due to the inclusion of $160.3 million of expenses associated with Cytyc-related activity since the close of the merger and approximately $5.1 million related to increased compensation and related expenses from the additional sales representatives added from the BioLucent acquisition in the fourth quarter of fiscal 2007. Also contributing to the increase was approximately $3.3 million increased commission expense due to the increased product sales.

General and Administrative Expenses. General and administrative expenses increased 137% in fiscal 2008 as compared to fiscal 2007 primarily due to $77.5 million in expenses associated with Cytyc-related activity since the close of the merger and an increase of $11.2 million due to incremental stock-based compensation.

Amortization of Intangible Assets. Amortization expense of intangible assets increased 352% in fiscal 2008 as compared to fiscal 2007, primarily due to $15.9 million of amortization of intangible assets obtained as part of the merger with Cytyc in the first quarter of fiscal 2008. Fiscal years 2008 and 2007 also include the amortization of intangible assets acquired from AEG, R2, and Suros in the third and fourth quarters of fiscal 2006. The underlying intangible assets substantially relate to acquired customer relationships and trade names. The intangible assets acquired in the merger with Cytyc are being amortized over their estimated useful lives of between 8.5 and 30 years.

Restructuring Charges. During fiscal 2008, we recorded $6.4 million in compensation charges, including $1.9 million in stock-based compensation, related to the resignation of our Executive Chairman, which was effective May 20, 2008.

Impairment of Intangible Assets. Subsequent to the merger with Cytyc, we discontinued the development of Cytyc’s Helica Thermal Coagulator System product, used for the treatment of endometriosis. We will not realize any future cash flows from this product. Our intangible asset valuation for Cytyc included approximately $2.9 million related to customer relationships for Helica. As a result of the Helica product discontinuation, we recorded an impairment charge of $2.9 million during the first quarter of fiscal 2008.

Acquired In-Process Research and Development Expenses. Included in this charge in fiscal 2008 is $370.0 million for in-process research and development incurred in connection with our merger with Cytyc as described in further detail above under “Fiscal 2008 Acquisitions—Cytyc Corporation.” Also included is $195.2 million for in-process research and development incurred in connection with our acquisition of Third Wave as described in further detail above under “Fiscal 2008 Acquisitions—Third Wave Technologies, Inc.”

Interest Income.

	Years Ended
	September 27, 2008	September 29, 2007	Change
	Amount	Amount	Amount	%
Interest Income	$4,528	$2,815	$1,713	61%

Interest income increased in fiscal 2008 compared to fiscal 2007 primarily due an increase in our investment balances, partially offset by a decrease in the interest rate earned during the current year compared to fiscal 2007.

Interest Expense.

	Years Ended
	September 27, 2008	September 29, 2007	Change
	Amount	Amount	Amount	%
Interest Expense	$(133,043)	$(2,511)	$(130,532)	5,198%

In fiscal 2008, these expenses consisted primarily of the interest costs and the related amortization of deferred financing costs related to both the senior secured credit agreement entered into on October 22, 2007 in connection with the merger with Cytyc and our subsequent 2.0% Convertible Note Offering. In addition, interest expense in fiscal 2008 included the amortization of the debt discount of our Convertible Notes of $50.1 million. In fiscal 2007, these expenses consisted primarily of the interest costs and fees on the unsecured revolving line of credit entered into on July 24, 2006 (and amended on September 25, 2006) of $1.5 million as well as interest costs on notes payable assumed with the acquisition of AEG in the amount of $1.0 million. We incurred additional interest expense in the fourth quarter of fiscal 2008 in connection with our borrowing of $540.0 million on July 17, 2008 to fund a portion of the purchase price for the acquisition of Third Wave.

Other (Expense) Income, net.

	Years Ended
	September 27, 2008	September 29, 2007	Change
	Amount	Amount	Amount	%
Other (Expense) Income, net	$(1,215)	$433	$(1,648)	381%

In fiscal 2008, these balances were primarily related to foreign currency transaction losses of approximately $0.7 million and a decrease in the cash surrender value of life insurance contracts related to our SERP of approximately $1.4 million. In fiscal 2007, other income related primarily to the increase in the cash surrender value of life insurance contracts related to our SERP.

Provision for Income Taxes.

	Years Ended
	September 27, 2008	September 29, 2007	Change
	Amount	Amount	Amount	%
Provision for Income Taxes	$88,316	$53,911	$34,405	64%

Our effective tax rate for fiscal 2008 was 27.0% of the pre-tax loss. For fiscal 2008, our effective tax rate was affected by the in-process research and development and intangible asset impairment charges we incurred in connection with our merger with Cytyc and the in-process research and development that we incurred in connection with the acquisition of Third Wave Technologies. Absent the in-process research and development and intangible asset impairment charges, our effective tax rate would have been approximately 36.7% for fiscal 2008. Our effective tax rate for fiscal 2007 was 36.3% of pre-tax earnings. This represented our normalized rate of approximately 37% reduced by certain tax credits.

Our net deferred tax liability increased approximately $998.9 million in fiscal 2008 primarily due to the increase of intangible assets as a result of the merger with Cytyc, for which the related amortization is not deductible for tax purposes, and recording the debt discount related to our Convertible Notes.

Segment Results of Operations

As a result of our merger with Cytyc we began reporting our business as four segments: Breast Health, Diagnostics, GYN Surgical and Skeletal Health. Fiscal 2007 was restated to conform to this presentation. The accounting policies of the segments are the same as those described in the footnotes to the accompanying consolidated financial statements. We measure segment performance based on total revenues and operating income or loss. Revenues from product sales of each of these segments are described in further detail above. The discussion that follows is a summary analysis of total revenues and the primary changes in operating income or loss by segment.

Breast Health.

	Years Ended
	September 27, 2008		September 29, 2007		Change
	Amount	% of Total Segment Revenue	Amount	% of Total Segment Revenue	Amount	%
Total Revenues	$860,848	100%	$638,898	100%	$221,950	35%

Operating Income	$211,704	25%	$146,907	23%	$64,797	44%

Breast Health revenues for fiscal 2008 increased primarily due to the $172.2 million increase in product sales discussed above and due to a $49.8 million increase in service revenues that was primarily related to the increased number of service contracts for the increased number of Selenia systems in our installed base. Operating income for this business segment increased primarily due to the increased revenues. Our gross margin in this business segment was 51% in fiscal 2008 as compared to 49% in fiscal 2007. In fiscal 2008 our gross margins improved from the increase in product revenues of our more profitable Selenia systems versus our analog mammography systems and, to a lesser extent, higher margins realized on our MammoSite product, acquired as part of the merger with Cytyc. In addition, higher total revenues including higher Selenia system sales have allowed for the greater absorption of manufacturing costs. Partially offsetting these improvements was a charge of $3.3 million for the write-up to fair value of MammoSite RTS inventory sold, primarily during the first quarter of fiscal 2008. Operating expenses for this business segment increased 34% in fiscal 2008, primarily due to the addition of $28.4 million of operating expenses from the MammoSite business as well as from increased operating expenses in support of our growing Selenia business. Also contributing to the increases during the year was an increase in stock-based compensation of $7.1 million, as well as a $0.4 million restructuring charge in the third quarter related to the resignation of our Executive Chairman in May 2008.

Diagnostics.

	Years Ended
	September 27, 2008		September 29, 2007		Change
	Amount	% of Total Segment Revenue	Amount	% of Total Segment Revenue	Amount	%
Total Revenues	$485,004	100%	$—	—	$485,004	—

Operating Loss	$(172,538)	(36)%	$—	—	$(172,538)	—

Diagnostics revenues, which include our ThinPrep, Rapid Fetal Fibronectin Test and Third Wave products, totaled $485.0 million in fiscal 2008. Our gross margin in this business segment was 57%, including charges of $26.6 million and $3.9 million, respectively, for the write-up to fair value of the Cytyc inventory sold during the first quarter and the Third Wave inventory sold during the fourth quarter of fiscal 2008. The operating loss also included an $85.2 million charge for in-process research and development as a result of the merger with Cytyc in the first quarter, a $195.2 million charge for in-process research and development as a result of the Third Wave acquisition in the fourth quarter, stock-based compensation of $7.6 million and a $3.6 million restructuring charge in the third quarter related to the resignation of our Executive Chairman in May 2008.

GYN Surgical.

	Years Ended
	September 27, 2008		September 29, 2007		Change
	Amount	% of Total Segment Revenue	Amount	% of Total Segment Revenue	Amount	%
Total Revenues	$221,069	100%	$—	—	$221,069	—

Operating Loss	$(241,450)	(109)%	$—	—	$(241,450)	—

GYN Surgical revenues, which include our NovaSure products and our Adiana System under development in fiscal 2008, totaled $221.1 million in fiscal 2008. In the second and third quarters, we believe that sales of the NovaSure System were adversely affected by a modest softening in sales to the hospital-based market, as well as lower than expected customer inventory utilization. Our sales to both the hospital market and office based market generally have been based upon current order bookings for immediate shipment with little or no backlog. Over the last three quarters, we refocused our sales efforts and programs to increasing longer term customer commitments. However, while we could not assure that we would be successful, our goal was to have an increase in NovaSure system backlog, followed by an increase in sequential growth of revenue during fiscal 2009 with sales to the physician office-based market playing a role in that increase. Our gross margin in this business segment was 67% during this period and includes a charge of $12.4 million for the write-up to fair value of the Cytyc inventory sold during the first fiscal quarter of 2008. The operating loss for fiscal 2008 also includes a $284.8 million charge for in-process research and development as a result of the merger with Cytyc and a $2.9 million impairment charge of the Helica Thermal Coagulator System intangibles. This segment included stock-based compensation of $3.8 million in fiscal 2008, as well as a $2.4 million restructuring charge in the third quarter related to the resignation of our Executive Chairman in May 2008.

Skeletal Health.

	Years Ended
	September 27, 2008		September 29, 2007		Change
	Amount	% of Total Segment Revenue	Amount	% of Total Segment Revenue	Amount	%
Total Revenues	$107,578	100%	$99,470	100%	$8,108	8%

Operating Income	$4,742	4%	$845	1%	$3,897	461%

Skeletal Health revenues increased in fiscal 2008 compared to the corresponding period in the prior year primarily due to the $7.5 million increase in product sales discussed above. Our gross margin in this business segment was 34% in fiscal 2008 compared to 32% in fiscal 2007. Operating income and gross margin for the Skeletal Health segment increased in fiscal 2008 over fiscal 2007 primarily due to the increased revenues and due to improved absorption as a result of manufacturing additional products in the facility where the Skeletal Health products are produced, partially offset by charges associated with MRI inventory and purchase obligations recorded in fiscal 2008 totaling $4.5 million compared to $2.0 million in fiscal 2007. Skeletal Health costs and expenses included stock compensation of $2.2 million and $1.1 million in fiscal 2008 and fiscal 2007, respectively.

Liquidity and Capital Resources

At September 26, 2009, we had $492.2 million of working capital, and our cash and cash equivalents totaled $293.2 million. Our cash and cash equivalents balance increased by $197.5 million during fiscal 2009, primarily from cash generated from our operations. This cash source was partially offset by our financing activities relating to our repayment of amounts outstanding under our credit agreement and certain other notes payable and to a lesser extent cash used in our investing activities primarily for purchases of property and equipment and placement of equipment under customer usage agreements.

Our operating activities generated $546.4 million of cash, which included a net loss of $2.22 billion reduced primarily by non-cash charges for goodwill and intangible asset impairments of $2.34 billion, depreciation and amortization expense of $273.9 million, stock-based compensation expense of $32.9 million and non-cash interest expense of $83.2 million from the amortization of the debt discount on our Convertible Notes and debt issuance costs offset by an increase in deferred income taxes of $27.0 million. Cash provided by operations due to changes in our operating assets and liabilities included a decrease in accounts receivable of $57.6 million, an increase in deferred revenue of $19.6 million and a decrease in prepaid income taxes of $17.9 million. The decrease in accounts receivable was primarily due to the decline in sales volume in the current quarter as compared to the fourth quarter of fiscal 2008 as well as improved collections. The increase in deferred revenue was primarily due to an increase in the number of service contracts as our installed base of our Breast Health products continues to grow. The decrease in prepaid income taxes was due to the utilization of amounts to offset current taxable income. Cash provided by operations was offset by an increase in inventories of $15.1 million and a decrease in accounts payable and accrued expenses and other liabilities of $12.9 million and $10.6 million, respectively. The increase in inventories was primarily related to the increase in components on hand as a result of the decline in sales volume. The decrease in accounts payable was primarily due to the timing of payments and our overall efforts to reduce operating expenses. The decrease in accrued expenses and other liabilities was primarily due to lower compensation and bonuses as a result of a lower headcount and operating results below the operating plan, and overall lower operating expenses excluding amortization of intangible assets due to our cost reduction initiatives.

During fiscal 2009, we used $61.5 million of cash in investing activities. This use of cash was primarily attributable to $31.4 million for purchases of property and equipment, which consisted primarily of manufacturing, demonstration and test equipment and computer software and hardware. We also invested $22.8 million in equipment under customer usage agreements and purchased certain intellectual property totaling $6.2 million. In addition, we purchased of $5.3 million of life insurance contracts to fund future payments under our SERP.

During fiscal 2009, we utilized $288.6 million of cash in financing activities, substantially for repayments of the term loans under our credit agreement of $290.8 million and the payment of $10.1 million of notes payable, primarily our AEG loans. Offsetting these payments was proceeds of $10.9 million from the exercise of stock options and the purchase of common shares under the employee stock purchase plan.

Debt

We had total debt outstanding of $1.55 billion at September 26, 2009. The majority of our debt, our convertible notes and term loans under our credit agreement, was obtained to fund our Third Wave acquisition and merger with Cytyc in fiscal 2008. Our convertible notes are recorded net of the unamortized debt discount of $351.1 million attributed to the embedded conversion feature in the

Convertible Notes. The debt discount is amortized to interest expense with a corresponding increase to the carrying value so that at the earliest date of redemption the carrying value of the Convertible Notes equals its principal value. The debt maturity schedule, which excludes the debt discount on our Convertible Notes, for the components of our debt obligations as of September 26, 2009 is as follows:

	2010	2011	2012	2013	2014	Total
Term Loan A	$28,789	$18,227	$18,227	$59,475	$—	$124,718
Term Loan B	6,785	628	628	41,408	—	49,449
AEG debt	1,500	—	—	—	—	1,500
Other	1,299	1,362	—	—	—	2,661
Convertible Notes (1)	—	—	—	—	1,725,000	1,725,000

	$38,373	$20,217	$18,855	$100,883	$1,725,000	$1,903,328

(1)	Our Convertible Notes can first be put to us on December 13, 2013 and as such, we have assumed they will be paid off in fiscal 2014.

Credit Agreement. On October 22, 2007, we entered into a $2.55 billion senior secured credit agreement (the “Credit Agreement”) with Goldman Sachs Credit Partners L.P. and certain other lenders (collectively, the “Lenders”). As of the closing of the merger with Cytyc we borrowed $2.35 billion under the credit facilities, all of which had variable interest rates. We applied the net proceeds from our convertible note offering described below to repay amounts outstanding under the Credit Agreement. During the year ended September 27, 2008, we also made voluntary prepayments of principal to fully repay the terms loans under the Credit Agreement.

On July 17, 2008, in connection with our acquisition of Third Wave, we entered into an amended and restated credit agreement with certain of the Lenders (the “Amended Credit Agreement”). The Amended Credit Agreement amended and restated our existing Credit Agreement with Goldman Sachs Credit Partners L.P. and the lenders named therein, dated as of October 22, 2007.

In order to consummate the purchase of all issued and outstanding stock of Third Wave, we borrowed $540.0 million of term loans under the credit facilities on July 17, 2008 of which $400.0 million was designated Term Loan A and $140.0 million designated Term Loan B. In addition, we have a $200.0 million revolving credit facility under the Amended Credit Agreement (the “Revolving Facility”). Our obligations under the Amended Credit Agreement are secured by substantially all of our assets. As of September 26, 2009, we had an aggregate of $174.2 million of principal outstanding under the Amended Credit Agreement, consisting of $124.7 million under Term Loan A and $49.5 million under Term Loan B. Subsequent to September 26, 2009, we paid an additional $24.6 million of principal of which $21.0 million was a voluntary payment. This voluntary payment of $21.0 million has been reclassified to current portion of long term debt on our Consolidated Balance Sheet at September 26, 2009. As of that date we had no amounts outstanding under the Revolving Facility, and therefore, had full availability. The final maturity dates for the credit facility are September 30, 2012 for the Term Loan A and Revolving Facility and March 31, 2013 for the Term Loan B.

All amounts outstanding under the Amended Credit Agreement bear interest, at Hologic’s option, as follows:

With respect to loans made under the revolving facility and the Term Loan A facility:

(i)	at the Base Rate plus 1.25% per annum, which was reduced from 1.50% in May 2009; or

(ii)	at the reserve adjusted Eurodollar Rate plus 2.25% per annum, which was reduced from 2.50% in May 2009; and

With respect to loans made under the Term Loan B facility:

(i)	at the Base Rate plus 2.25% per annum; or

(ii)	at the reserve adjusted Eurodollar Rate plus 3.25% per annum.

The credit facilities contain affirmative and negative covenants customarily applicable to senior secured credit facilities, including covenants restricting the ability of the Hologic loan parties, subject to negotiated exceptions, to: incur additional indebtedness and additional liens on their assets; engage in mergers or acquisitions or dispose of assets, enter into sale-leaseback transactions, pay dividends or make other distributions, voluntarily prepay other indebtedness, enter into transactions with affiliated persons, make investments, and change the nature of their businesses. The credit facilities require the Hologic loan parties to maintain certain maximum leverage and minimum interest coverage ratios as of the last day of each fiscal quarter, as defined in the Amended Credit Agreement. We were in compliance with the financial covenants as of September 26, 2009.

Convertible Notes. On December 10, 2007, we issued and sold $1.725 billion, at par, of our 2.00% Convertible Senior Notes due 2037. The net proceeds from the offering was approximately $1.69 billion, after deducting the underwriters’ discounts and estimated offering expenses of approximately $1.5 million payable by us, and was used to repay a portion of our then outstanding senior secured indebtedness under our Credit Agreement. At September 26, 2009, the notes are recorded at $1.37 billion, which is net of the unamortized debt discount attributed to the embedded conversion feature of the notes in accordance with FSP APB 14-1. Effective September 27, 2009 (fiscal 2010), we retrospectively adopted a new accounting standard that changed the accounting for convertible debt instruments with cash settlement features. See Note 5(b) in the notes to the accompanying consolidated financial statements for additional information.

Holders may require us to repurchase the notes on December 13 of 2013, and on each of December 15, 2017, 2022, 2027 and 2032 at a repurchase price equal to 100% of their accreted principal amount, plus accrued and unpaid interest. We may redeem any of the notes beginning December 18, 2013, by giving holders at least 30 days’ notice. We may redeem the notes either in whole or in part at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest, including contingent interest and liquidated damages, if any, to, but excluding, the redemption date.

The notes bear interest at a rate of 2.00% per year on the principal amount, payable semi-annually in arrears in cash on June 15 and December 15 of each year, beginning June 15, 2008, and ending on December 15, 2013 and will accrete principal from December 15, 2013 at a rate that provides holders with an aggregate annual yield to maturity of 2.00% per year. Beginning with the six month interest period commencing December 15, 2013, we will pay contingent interest during any six month interest period to the holders of notes if the “trading price”, as defined, of the notes for each of the five trading days ending on the second trading day immediately preceding the first day of the applicable six month interest period equals or exceeds 120% of the accreted principal amount of the notes. The holders of the notes may convert the notes into shares of our common stock at a conversion price of approximately $38.60 per share, subject to adjustment, prior to the close of business on September 15, 2037, subject to prior redemption or repurchase of the notes, under any of the following circumstances: (1) during any calendar quarter after the calendar quarter ending December 31, 2007 if the last reported sale price of our common stock exceeds 130% of the conversion price for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding calendar quarter; (2) during the five business day period after any five consecutive trading day period in which the trading price per note for each day of such period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each such day; (3) if the notes have been called for redemption; or (4) upon the occurrence of specified corporate events.

In lieu of delivery of shares of our common stock in satisfaction of our obligation upon conversion of the notes, we may elect to deliver cash or a combination of cash and shares of our common stock. If we elect to satisfy our conversion obligation solely in cash, we will deliver cash in an amount as provided in the indenture for the notes. If we elect to satisfy our conversion obligation in a combination of cash and shares of our common stock, we will deliver up to a specified dollar amount of cash per $1,000 original principal amount of notes, and will settle the remainder of our conversion obligation in shares of our common stock, in each case based on the daily conversion value calculated as provided in the indenture for the notes. In addition, at any time on or prior to the 35th scheduled trading day prior to the maturity date of the notes, we may make an irrevocable election to settle conversions of the notes either solely in cash or in a combination of cash and shares of our common stock with a specified cash amount at least equal to the accreted principal amount of the notes. This net share settlement election is in our sole discretion and does not require the consent of holders of the notes. It is our current intent and policy to settle any conversion of the notes as if we had elected to make the net share settlement election.

The notes are our senior unsecured obligations and rank equally with all of our existing and future senior unsecured debt and prior to all future subordinated debt. The notes are effectively subordinated to any future secured indebtedness to the extent of the collateral securing such indebtedness, and structurally subordinated to all indebtedness and other liabilities (including trade payables) of our subsidiaries.

Contingent Earn-Out Payments. As a result of the merger with Cytyc, we assumed the obligation to the former Adiana stockholders to make contingent earn-out payments tied to the achievement of milestones. The milestone payments include potential contingent payments of up to $155 million based on worldwide sales of the Adiana System in the first year following FDA approval and on annual incremental sales growth thereafter through December 31, 2012. We received FDA approval of the Adiana System on July 6, 2009, and the Company began accruing contingent consideration in the fourth quarter of fiscal 2009 based on the defined percentage of worldwide sales of the product. The total accrued contingent consideration net at September 26, 2009 is $1.5 million. These amounts are being recorded as additional purchase price, and under the terms of the agreement the first payment is not due to the Adiana shareholders until October 2010. The agreement includes an indemnification provision that provides for the reimbursement of qualifying legal expenses in defense of the Adiana intellectual property, and we have the right to offset contingent consideration payments to the Adiana shareholders with these qualifying legal costs. Legal costs have not been material to date.

Since it is not possible to estimate the amount, and the timing of such amounts, of contingent consideration we will pay in the future as it is based on future revenues, the maximum amount or any other amount of contingent consideration payments has not been included in the contractual obligations table below.

Contractual Obligations. The following table summarizes our contractual obligations and commitments as of September 26, 2009:

	Payments Due by Period
Contractual Obligations	Less than 1 year	1-3 years	3-5 years	More than 5 years	Total
Long-Term Debt Obligations (1)	$38,373	$39,072	$1,825,883	$—	$1,903,328
Interest on Long-Term Debt Obligations	39,017	75,862	52,567	—	167,446
Operating Leases	17,823	30,538	22,426	45,326	116,113
Purchase Obligations	27,940	11,631	2,059	554	42,184
Financing Leases (2)	2,523	5,148	5,585	12,282	25,538
Long-Term Supply Contracts (3)	3,035	6,000	—	—	9,035
Pension Obligations (4)	332	727	815	4,862	6,736
Private Equity Investment (5)	1,324	—	—	—	1,324

Total Contractual Obligations	$130,367	$168,978	$1,909,335	$63,024	$2,271,704

(1)	Our Convertible Notes can first be put to us on December 13, 2013 and we have assumed for purpose of the above table that they will be paid off in fiscal 2014.
(2)	We acquired the financing leases in connection with our acquisition of Cytyc in fiscal 2008. Cytyc had executed two leases for an office building and for a manufacturing facility, which were required to be recorded on our balance sheet under US GAAP. See Note 12 in our Consolidated Financial Statements contained in Item 15 of this Annual Report for more information.
(3)	This represents certain non-cancelable supply contracts. For reasons of quality assurance, sole source availability or cost effectiveness, certain key components and raw materials are available only from a sole supplier. To assure continuity of supply while maintaining high quality and reliability, long-term supply contracts have been executed with these suppliers. In certain of these contracts, a minimum purchase commitment has been established.
(4)	Pension obligations do not include our obligation under the Supplemental Executive Retirement Plan, which is recorded as a current liability of $11.2 million. These benefits are generally paid out at retirement or termination of employment.
(5)	This represents a private equity investment commitment with a limited liability partnership, which could be paid over the succeeding two years.

The above table does not reflect our long-term liabilities associated with uncertain tax positions recorded under FIN 48 (codified primarily in ASC 740, Income Taxes) totaling $14.7 million. Due to the complexity associated with tax uncertainties, we cannot reasonably make a reliable estimate of the period in which we expect to settle these non-current liabilities. See Note 8 in our Consolidated Financial Statements contained in Item 15 of this Annual Report for more information on our unrecognized tax benefits. In addition, certain of our cost method equity investments give us the option to acquire the company in the future. Since it is not possible to estimate when, or even if, we will exercise our option to acquire these companies, we have not included these future potential payments in the table above.

We expect to continue to review and evaluate potential acquisitions of businesses, products or technologies, and strategic alliances that we believe will complement our current or future business. Subject to the Risk Factors set forth in Part I, Item 1A of this report and the general disclaimers set forth in our Special Note Regarding Forward-Looking Statements at the outset of this Report, we believe that cash flow from operations and cash available from our Amended Credit Agreement will provide us with sufficient funds in order to fund our expected operations over the next twelve months. Our longer-term liquidity is contingent upon future operating performance and our ability to continue to meet financial covenants under our Amended Credit Agreement. We may also require additional capital in the future to fund capital expenditures, acquisitions or other investments, or to repay our convertible notes. The holders of the Convertible Notes may require us to repurchase the notes on December 13 of 2013, and on each of December 15, 2017, 2022, 2027 and 2032 at a repurchase price equal to 100% of their accreted principal amount. These capital requirements could be substantial. Our operating performance may also be affected by matters discussed under the above-referenced Risk Factors as elsewhere in this report. These risks, trends and uncertainties may also adversely affect our long-term liquidity.

Legal Contingencies

We are currently involved in certain legal proceedings and claims. In connection with these legal proceedings and claims, management periodically reviews estimates of potential costs to be incurred by us in connection with the adjudication or settlement, if any, of these proceedings. These estimates are developed in consultation with outside counsel and are based on an analysis of potential litigation outcomes and settlement strategies. In accordance with ASC 450, Contingencies (formerly SFAS No. 5, Accounting for Contingencies), loss contingencies are accrued if, in the opinion of management, an adverse outcome is probable and such outcome can be reasonably estimated. It is possible that future results for any particular quarter or annual period may be materially affected by changes in our assumptions or the effectiveness of our strategies relating to these proceedings.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including those related to revenue recognition for multiple element arrangements, allowance for doubtful accounts, reserves for excess and obsolete inventories, valuations and purchase price allocations related to business combinations, expected future cash flows including growth rates, discount rates, terminal values and other assumptions and estimates used to evaluate the recoverability of long-lived assets and goodwill, estimated fair values of intangible assets and goodwill, amortization methods and periods, warranty reserves, certain accrued expenses, restructuring and other related charges, stock-based compensation, contingent liabilities, tax reserves and recoverability of our net deferred tax assets and related valuation allowance. We base our estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances. Actual results could differ from these estimates if past experience or other assumptions do not turn out to be substantially accurate. Any differences may have a material impact on our financial condition and results of operations.

The following is a discussion of what we believe to be the more significant critical accounting policies and estimates used in the preparation of our consolidated financial statements.

Inventory

Our inventories include material, labor and overhead, and are stated at the lower of cost (first-in, first-out) or market. As a designer and manufacturer of high technology medical equipment, we may be exposed to a number of economic and industry factors that could result in portions of our inventory becoming either obsolete or in excess of anticipated usage. These factors include, but are not limited to, technological changes in our markets, our ability to meet changing customer requirements, competitive pressures on products and prices, reliability and replacement of and the availability of key components from our suppliers. Our policy is to establish inventory reserves when conditions exist that suggest that our inventory may be in excess of anticipated demand or is obsolete based upon our assumptions about future demand for our products and market conditions. We regularly evaluate our ability to realize the value of our inventory based on a combination of factors including the following: historical usage rates, forecasted sales or usage, product end of life dates, estimated current and future market values and new product introductions. Assumptions used in determining our estimates of future product demand may prove to be incorrect, in which case the provision required for excess and obsolete inventory would have to be adjusted in the future. If inventory is determined to be overvalued, we would be required to recognize such costs as cost of goods sold at the time of such determination. Although every effort is made to ensure the accuracy of our forecasts of future product demand, any significant unanticipated changes in demand could have a significant negative impact on the value of our inventory and our reported operating results. Additionally, purchasing requirements and alternative usage avenues are explored within these processes to mitigate inventory exposure. When recorded, our reserves are intended to reduce the carrying value of our inventory to its net realizable value.

Provisions for excess or obsolete inventory are primarily based on our estimates of forecasted net sales and service usage levels. A significant change in the timing or level of demand for our products as compared to forecasted amounts may result in recording additional provisions for excess or expired inventory in the future. We record provisions for excess or obsolete inventory as cost of sales.

Accounts Receivable Reserves

We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. We regularly evaluate the collectibility of our trade receivables based on a combination of factors, including a dialogue with the customer to determine the cause of non-payment, and evaluation of the customer’s current financial situation. In the event it is determined that the customer may not be able to meet its full obligation to us, we record a specific allowance to reduce the receivable to the amount that we expect to recover given all information present. We perform ongoing credit evaluations of our customers and adjust credit limits based upon payment history and our assessment of the customer’s current credit worthiness. We continuously monitor collections from our customers and maintain a provision for estimated credit losses based upon our historical experience and any specific customer collection issues that we have identified. While such credit losses have historically been within our expectations and the provisions established, we cannot guarantee that we will continue to experience the same credit loss rates in the future. If the financial condition of our customers were to deteriorate, for example as a result of the recent financial and economic turmoil or otherwise, resulting in an impairment of their ability to make payments, additional allowances may be required.

We also record a provision for estimated sales returns and allowances on product and service related sales in the same period as the related revenues are recorded. These estimates are based on the specific facts and circumstances of particular orders, analysis of credit memo data and other known factors. If the data we use to calculate these estimates do not properly reflect reserve requirements, then a change in the allowances would be made in the period in which such a determination is made and revenues in that period could be adversely affected.

Valuation of Business Combinations

We record tangible and intangible assets acquired and liabilities assumed in business combinations under the purchase method of accounting. Amounts paid for each acquisition are allocated to the assets acquired and liabilities assumed based on their fair values at the dates of acquisition. The fair value of identifiable intangible assets is based on detailed valuations that use information and assumptions provided by management. We allocate any excess purchase price over the fair value of the net tangible and intangible assets acquired and liabilities assumed to goodwill. The valuation of purchased research and development represents the estimated fair value at the date of acquisition related to in-process projects. Our purchased research and development represents the value of in-process projects that have not yet reached technological feasibility and have no alternative future uses as of the date of acquisition. We expense the value attributable to these in-process projects at the time of the acquisition. If the projects are not successful or completed in a timely manner, we may not realize the financial benefits expected for these projects or for the acquisitions as a whole.

We use the income approach to determine the fair values of our purchased research and development. This approach determines fair value by estimating the after-tax cash flows attributable to an in-process project over its useful life and then discounting these after-tax cash flows back to a present value. We base our revenue assumptions on estimates of relevant market sizes, expected market growth rates, expected trends in technology and expected product introductions by competitors. In arriving at the value of the in-process projects, we consider, among other factors, the in-process projects’ stage of completion, the complexity of the work completed as of the acquisition date, the costs already incurred, the projected costs to complete, the contribution of core technologies and other acquired assets, the expected introduction date and the estimated useful life of the technology. We base the discount rate used to arrive at a present value as of the date of acquisition on the time value of money and medical technology investment risk factors. For the in-process projects we acquired in connection with our fiscal 2008 acquisitions, we used risk-adjusted discount rates to discount our projected cash flows, ranging from 12.5% to 20%. We believe that the estimated purchased research and development amounts so determined represent the fair value at the date of acquisition and do not exceed the amount a third party would pay for the projects.

We have also used the income approach, as described above, to determine the estimated fair value of certain other identifiable intangible assets including developed technology, customer relationships and trade names. Developed technology represents patented and unpatented technology and know-how. Customer relationships represent established relationships with customers, which provide a ready channel for the sale of additional products and services. Tradenames represent acquired product names that we intend to continue to utilize.

Intangible Assets and Goodwill

Intangible Assets

We amortize our intangible assets that have finite lives using either the straight-line method or, if reliably determinable, based on the pattern in which the economic benefit of the asset is expected to be consumed utilizing expected undiscounted future cash flows. Amortization is recorded over the estimated useful lives ranging from 2 to 30 years. We review our intangible assets subject to amortization to determine if any adverse conditions exist or a change in circumstances has occurred that would indicate impairment or a change in the remaining useful life. If the carrying value of an asset exceeds its undiscounted cash flows, we will write-down the carrying value of the intangible asset to its fair value in the period identified. In assessing recoverability, we must make assumptions regarding estimated future cash flows and discount rates. If these estimates or related assumptions change in the future, we may be required to record impairment charges. We generally calculate fair value as the present value of estimated future cash flows to be generated by the asset using a risk-adjusted discount rate. If the estimate of an intangible asset’s remaining useful life is changed, we will amortize the remaining carrying value of the intangible asset prospectively over the revised remaining useful life.

Goodwill

In accordance with ASC 350, Intangibles—Goodwill and Other (formerly FASB Statement of Financial Accounting Standard No. 142 (“SFAS 142”), Goodwill and Other Intangible Assets), we test goodwill at the reporting unit level for impairment on an annual basis and between annual tests if events and circumstances indicate it is more likely than not that the fair value of a reporting unit is less than its carrying value. Events that would indicate impairment and trigger an interim impairment assessment include, but are not limited to current economic and market conditions, including a decline in market capitalization, a significant adverse change in legal factors, business climate or operational performance of the business, and an adverse action or assessment by a regulator. Our annual impairment test date is the first day of our fiscal fourth quarter.

In performing the test, we utilize the two-step approach prescribed under ASC 350. The first step requires a comparison of the carrying value of the reporting units, as defined, to the fair value of these units. We consider a number of factors to determine the fair value of a reporting unit, including an independent valuation to conduct this test. The valuation is based upon expected future discounted operating cash flows of the reporting unit as well as analysis of recent sales or offerings of similar companies. We base the discount rate used to arrive at a present value as the date of the impairment test on our weighted average cost of capital. If the carrying value of a reporting unit exceeds its fair value, we will perform the second step of the goodwill impairment test to measure the amount of impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of a reporting unit’s goodwill to its carrying value.

During the first quarter of fiscal 2009, based upon a combination of factors, including the deteriorating macro-economic environment, declines in the stock market and the decline of our market capitalization significantly below the book value of our net assets, we concluded that potential goodwill impairment indicators existed as of December 27, 2008. As a result, we performed an interim goodwill impairment analysis as of December 27, 2008. Step 1 of the impairment analysis indicated that the carrying value of the net assets of certain reporting units, acquired in connection with the Cytyc acquisition, exceeded the estimated fair value of those reporting units. As a result, we were required to perform Step 2 of the goodwill impairment test to determine the amount, if any, of goodwill impairment charges for each of the applicable reporting units. The Step 2 analysis required us to perform a hypothetical purchase price allocation for each of these reporting units to determine the implied fair value of goodwill and to compare the implied fair value of goodwill to the recorded amount of goodwill by reporting unit. Due to the complexities and time involved in preparing the Step 1 analysis, we had not commenced the Step 2 analysis as of February 5, 2009, the date we filed our Form 10-Q for the quarter ended December 27, 2008. As a result of the fact that we had not commenced the Step 2 analysis and the complexity of the analysis required to complete the Step 2 analysis, we were unable to determine that an impairment loss, in accordance with ASC 450 (formerly SFAS No. 5, Accounting for Contingencies), was both probable and reasonably estimable at December 27, 2008. We completed the Step 2 analysis during our second quarter of fiscal 2009, which resulted in an aggregate goodwill impairment charge of $2.34 billion. This impairment charge is comprised of $1.17 billion for GYN Surgical, $908.3 million for Diagnostics, and $265.9 million for Breast Health related to our MammoSite reporting unit acquired from Cytyc. We believe that our procedures and related assumptions for estimating the reporting units’ fair value are reasonable and consistent with the market conditions that existed at the time of the impairment test.

For illustrative purposes, had the fair values of each reporting unit for which we recorded goodwill impairment charges in the second quarter of fiscal 2009 been lower by 10% as of December 27, 2008, we would have recorded an additional impairment charge of $435.5 million. Based on the Company’s estimates as of December 27, 2008, the impact of reducing our fair value estimates for our other reporting units, for which we did not record any goodwill impairment charges, by 10% would have had no impact on the our goodwill assessment for those reporting units.

We conducted our annual impairment test as of the first day of the fourth quarter of fiscal 2009. In order to complete the annual impairment test, we updated our interim impairment test results and performed detailed analyses estimating the fair value of most of our reporting units utilizing our fiscal 2010 forecast with updated long-term growth assumptions. For one reporting unit, we utilized the results of our interim impairment test. Pursuant to ASC 350-20-35-29 (formerly paragraph 27 of SFAS 142), we concluded that it met the required criteria to use the estimated fair value determined from its interim impairment analysis for this reporting unit because 1) the composition of the assets and liabilities of this reporting unit had not changed significantly since the most recent fair value determination, 2) the most recent fair value determination resulted in a fair value that exceeded the carrying value of the reporting unit by a substantial margin, and 3) management concluded, based on an analysis of current events that had occurred and circumstances that had changed since the most recent fair value determination, that it is remote that the current fair value of the reporting unit would not exceed their carrying amounts.

As a result of completing Step 1, all of our reporting units, except one, had a fair value exceeding their carrying value, and as such Step 2 of the impairment test was not required for these reporting units. For the reporting unit that failed Step 1, we completed Step 2 and determined that an impairment charge was not required due to the fair value of the implied goodwill exceeding the carrying value of the reporting unit’s goodwill. For illustrative purposes, had the fair value of this reporting unit at June 28, 2009 been lower by 10%, the Company still would not have recorded any impairment charge. If the fair value of our other reporting units had been lower by 10%, two reporting units would have failed Step 1 requiring a Step 2 analysis. These reporting units, one in the Diagnostics reportable segment and one in the Skeletal Health reportable segment, had fair values at this date that exceeded their carrying values by 9% and 2%, respectively, and goodwill of $236.0 million and $8.2 million, respectively. The fair value of these reporting units is determined by use of a discounted cash flow analysis (“DCF”) under the income approach. The key assumptions that drive the fair value in this model are the discount rates (i.e., weighted average cost of capital, “WACC”), terminal values, growth rates, and the amount and timing of expected future cash flows. If the current worldwide financial markets and economic environment were to deteriorate, this would likely result in a higher WACC because market participants would require a higher rate of return. In the DCF as the WACC increases, the fair value decreases. The other significant factor in the DCF is our projected financial information (i.e., amount and timing of expected future cash flows and growth rates) and if our assumptions were to be adversely impacted, this could result in a reduction of the fair values of these reporting units. For our other reporting units with goodwill aggregating $1.77 billion, we believe that these reporting units are not at risk of failing Step 1 of the goodwill impairment test.

The estimate of fair value requires significant judgment. Any loss resulting from an impairment test would be reflected in operating income (loss) in our Consolidated Statements of Operations. The annual impairment testing process is subjective and requires judgment at many points throughout the analysis. If these estimates or their related assumptions change in the future, we may be required to record impairment charges for these assets not previously recorded.

Revenue Recognition

We recognize product revenue upon shipment provided that there is persuasive evidence of an arrangement, there are no uncertainties regarding acceptance, the sales price is fixed or determinable, no rights of return exist and collection of the resulting receivable is reasonably assured. Generally, our product arrangements are multiple element arrangements, including services such as installation and training. We account for these arrangements in accordance with ASC 605-25, Multiple Element Arrangements (formerly Emerging Issues Task Force (“EITF”) No. 00-21, Accounting for Revenue Arrangements with Multiple Deliverables). Based on the terms and conditions of the product arrangements, we have concluded that these services and undelivered products can be accounted for separately from the delivered product element as our delivered product has value to our customers on a stand-alone basis and we have objective and reliable evidence of the fair value of such services and undelivered products. Accordingly, service revenue representing the fair value of services not yet performed at the time of product shipment is deferred and recognized as such services are performed. The fair value of the undelivered products is also deferred at the time of product shipment and recognized when these products are delivered. The residual revenue under the product arrangement will be recognized as product revenue upon shipment. There are no customer rights of return in our sales agreements.

We recognize product revenue upon the completion of installation for products whose installation is essential to its functionality, primarily related to our digital imaging systems. A provision is made at that time for estimated warranty costs to be incurred.

Service revenues primarily consist of amounts recorded under service and maintenance contracts and repairs not covered under warranty, installation and training revenues and shipping and handling costs billed to customers. Service and maintenance contract revenues are recognized ratably over the term of the contract. Other service revenues are recorded when the services are delivered.

Although certain of our products contain operating and application software, we have determined that except for our CAD (computer aided detection) products obtained with the acquisition of R2 Technology, Inc. and the newly released Dimensions 2D/3D full field digital mammography product (“Dimensions”), the software element is incidental in accordance with the software revenue recognition rules.

We have determined that the provisions of ASC 985-605, Software—Revenue Recognition (formerly AICPA Statement of Position No. 97-2, Software Revenue Recognition) apply to revenue transactions for our CAD systems and the Dimensions product. ASC 985-605 generally requires revenue earned on software arrangements involving multiple elements to be allocated to each element based on the relative fair values of the elements. Revenue recognized from multi-element arrangements is allocated to each element of the arrangement using the residual method based on the fair value of the undelivered elements. Our determination of fair value of the undelivered elements in multi-element arrangements is based on vendor-specific objective evidence (“VSOE”). We limit our assessment of VSOE for each element to either the price charged when the same element is sold separately or the price established by management, having the relevant authority to do so, for an element not yet sold separately. We recognize revenue on CAD systems and Dimensions product sales upon completion of installation, at which time the only remaining undelivered element is Post Contract Support (“PCS”).

Upon its release, we completed an evaluation of the software component of our Dimensions product in accordance with the software revenue recognition rules. We noted the following in our evaluation of the software component of our new Dimensions product:

•

Dimensions is offered in different configurations offering different levels of functionality (2D vs. 3D). Customers who purchase the 2D configuration will be to able to upgrade the product to a 3D version and such upgrade will solely represent a software upgrade that will be marketed and sold separately. This differentiation from our existing 2D digital mammography product is expected to be highlighted in our marketing literature.

•

As part of the initial warranty of the Dimensions product, customers will receive not only bug fixes related to the software but will also receive any updates and enhancements to the software that are released. Therefore, we concluded that this represents PCS as defined in ASC 985-605.

As a result, we have determined that the Dimensions product contains software that is more than incidental to the product as a whole and thus, will be accounted for under ASC 985-605. Therefore, we recognize revenue upon installation and acceptance, if required, and defer revenue based on the VSOE of fair value of the initial bundled PCS. We have determined that VSOE of fair value of the initial bundled PCS exists based on the establishment of the price for which this element will be sold separately by management having the relevant authority and that it is probable that this price will not change prior to when this service is sold separately. We have specified the renewal rates at which service can be purchased separately upon expiration of the initial PCS period and those rates have been consistent.

For multi-element arrangements where VSOE of fair value of PCS has been established, we recognize revenue using the residual method at the time all other revenue recognition criteria have been met. Amounts attributable to post contract support are recorded as deferred revenue and recognized ratably over the contractual term of the support.

Under customer usage agreements, we install certain equipment (for example, a ThinPrep Processor or a ThinPrep Imaging System) at customer sites and customers commit to purchasing minimum quantities of disposable supplies at a stated price (generally including a usage fee for the equipment) over a defined contract term, which is typically between three and five years. Revenue is recognized over the term of the customer usage agreement as disposable supplies are delivered. We also rent certain equipment to customers. Revenues from rental agreements are recorded over the terms of the rental agreements.

Product Warranties

Products sold are generally covered by a warranty for a period of one year. We accrue a warranty reserve at the time of revenue recognition for estimated costs to provide warranty services. Our estimate of costs to service our warranty obligations is based on historical experience and expectation of future conditions. To the extent we experience increased or decreased warranty claim activity or increased or decreased costs associated with servicing those claims, our warranty accrual will increase or decrease, respectively, resulting in decreased or increased gross profit. Our warranty accrual was approximately $5.6 million, $9.1 million and $12.1 million in fiscal 2009, 2008 and 2007, respectively. The decrease in the warranty accrual in both fiscal 2009 and fiscal 2008 is primarily attributable to a decrease in warranty claim activity primarily related to our digital mammography systems.

Stock-Based Compensation

The adoption of SFAS No. 123(R), Share-Based Payment (codified in ASC 718, Stock Compensation) in the first quarter of fiscal 2006 required that stock-based compensation expense associated with stock options and related awards be recognized in the statement of income, rather than being disclosed in a pro forma footnote to the consolidated financial statements. Determining the amount of stock-based compensation to be recorded requires us to develop estimates to be used in calculating the grant-date fair value of stock options. Prior to the adoption of SFAS 123(R), we determined the fair value of our stock options using the Black-Scholes Option Pricing Model. In connection with the adoption of SFAS 123(R), we elected to use a binomial lattice model to determine the fair value of our stock options. We consider a number of factors to determine the fair value of stock options including the advice of an outside valuation advisor and the advisor’s model. The model requires us to make estimates of the following assumptions:

Expected volatility—We are responsible for estimating volatility and have considered a number of factors, including third-party estimates, when estimating volatility. We currently use a combination of historical and implied volatility, which is weighted based on a number of factors.

Expected term—We use historical employee exercise and option expiration data to estimate the expected term assumption. We believe that this historical data is currently the best estimate of the expected term of a new option, and that generally, all of our employees exhibit similar exercise behavior.

Risk-free interest rate—The yield on zero-coupon U.S. Treasury securities for a period that is commensurate with the expected term assumption is used as the risk-free interest rate.

The amount of stock-based compensation expense recognized during a period is based on the value of the portion of the awards that are ultimately expected to vest. ASC 718 requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The term “forfeitures” is distinct from “cancellations” or “expirations” and represents only the unvested portion of the surrendered option. Based on an analysis of historical forfeitures, the Company has determined a specific forfeiture rate for certain employee groups and has applied forfeiture rates ranging from 0% to 6% as of September 26, 2009 depending on the specific employee group. This analysis is re-evaluated quarterly and the forfeiture rate is adjusted as necessary. Ultimately, the actual expense recognized over the vesting period will only be for those awards that vest.

We recognized $32.9 million, $25.7 million and $6.1 million of stock-based compensation expense for employee equity awards in fiscal years 2009, 2008 and 2007, respectively. As of September 26, 2009, there was $32.0 million of unrecognized compensation expense related to stock option awards that we expect to recognize over a weighted-average period of 3.5 years. As of September 26, 2009, there was $33.0 million of unrecognized compensation expense related to restricted stock units that we expect to recognize over a weighted average period of 2.3 years.

Income Taxes

We use the asset and liability method for accounting for income taxes. Under this method we determine deferred tax assets and liabilities based on the difference between financial reporting and taxes bases of our assets and liabilities. We measure deferred tax assets and liabilities using enacted tax rates and laws that will be in effect when we expect the differences to reverse.

We recognized net deferred tax liabilities of $993.0 million at September 26, 2009 and $1,024.4 million at September 27, 2008. The liabilities primarily relate to deferred taxes associated with our acquisitions and the original issuance discount on our Convertible Notes. The tax assets relate primarily net operating loss carryforwards, accruals and reserves, stock-based compensation and research credits. We record a valuation allowance to reduce our deferred tax assets to the amount that is more likely than not to be realized. While we have considered future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for the valuation allowance, in the event we were to determine that we would be able to realize our deferred tax assets in the future in excess of the net recorded amount, an adjustment to the deferred tax asset would increase income in the period such determination was made. Likewise, should we determine that we would not be able to realize all or part of our net deferred tax asset in the future, an adjustment to the deferred tax asset would be charged to income in the period such determination was made.

On September 30, 2007, we adopted Financial Accounting Standards Board (“FASB”) Interpretation (“FIN”) No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 (codified primarily in ASC 740, Income

Taxes), which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements. FIN No. 48 prescribes a recognition threshold and measurement criteria for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN No. 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition and defines the criteria that must be met for the benefits of a tax position to be recognized. As a result of our adoption of FIN No. 48, we recorded the cumulative effect of the change in accounting principle of $0.5 million as a decrease to opening retained earnings.

We had gross unrecognized tax benefits, including interest, of approximately $29.2 million as of September 26, 2009 and $20.2 million as of September 27, 2008. At September 26, 2009, $29.2 million represents the amount of unrecognized tax benefits that, if recognized, would result in a reduction of the Company’s effective tax rate. In the next twelve months it is reasonably possible that we will reduce our unrecognized tax benefits by $2.2 million due to expiration of statute of limitations and settlements with taxing authorities, which will reduce the Company’s effective tax rate.

In the ordinary course of global business, there are many transactions and calculations where the ultimate tax outcome is uncertain. Judgment is required in determining our worldwide income tax provision. In our opinion, we have made adequate provisions for income taxes for all years subject to audit. Although we believe our estimates are reasonable, no assurance can be given that the final tax outcome of these matters will not be different than that which is reflected in our historical income tax provisions and accruals. In the event our assumptions are incorrect, the differences could have a material impact on our income tax provision and operating results in the period in which such determination is made.

Recent Accounting Pronouncements

In September 2009, the FASB ratified ASC Update No. 2009-13, Multiple-Deliverable Revenue Arrangements, or ASU 2009-13. ASU 2009-13, amends existing revenue recognition accounting pronouncements that are currently within the scope of FASB Accounting Standards Codification, or ASC, Subtopic 605-25 (previously included within EITF Issue No. 00-21, Revenue Arrangements with Multiple Deliverables, or EITF 00-21). This consensus provides for two significant changes to the existing multiple element revenue recognition guidance. First, this guidance deletes the requirement to have objective and reliable evidence of fair value for undelivered elements in an arrangement and will result in more deliverables being treated as separate units of accounting. The second change modifies the manner in which the transaction consideration is allocated across the separately identified deliverables. These changes may result in entities recognizing more revenue up-front, and entities will no longer be able to apply the residual method and defer the fair value of undelivered elements. Upon adoption of these new rules, each separate unit of accounting must have a selling price, which can be based on management’s estimate when there is no other means to determine the fair value of that undelivered item, and the arrangement consideration is allocated based on the elements’ relative selling price. This accounting guidance is effective no later than fiscal years beginning on or after June 15, 2010 but may be early adopted as of the first quarter of an entity’s fiscal year. Entities may elect to adopt this accounting guidance either through prospective application to all revenue arrangements entered into or materially modified after the date of adoption or through a retrospective application to all revenue arrangements for all periods presented in the financial statements. We are currently evaluating the impact of this revised accounting guidance, which we can adopt as early as the first quarter of fiscal 2010.

In September 2009, the FASB ratified ASU No. 2009-14, Applicability of SOP 97-2 to Certain Arrangements that Include Software Elements (formerly EITF Issue No. 09-3, Certain Revenue Arrangements that Include Software Elements), which amends the existing accounting guidance for how entities account for arrangements that include both hardware and software, which typically resulted in the sale of hardware being accounted for under the software revenue recognition rules. This accounting guidance changes revenue recognition for tangible products containing software elements and non-software elements. The tangible element of the product is always outside of the scope of the software revenue recognition rules, and the software elements of tangible products when the software element and non-software elements function together to deliver the product’s essential functionality are outside of the scope of the software rules. As a result, both the hardware and qualifying related software elements are excluded from the scope of the software revenue guidance and accounted for under the revised multiple-element revenue recognition guidance. This accounting guidance is effective for all fiscal years beginning on or after June 15, 2010 with early adoption permitted. Entities must adopt ASU 2009-14 and ASU 2009-13 in the same manner and at the same time. We are currently evaluating the impact of this revised accounting guidance, which we can adopt as early as the first quarter of fiscal 2010.

In April 2009, the FASB issued FASB Staff Positions (“FSP”) FAS 115-2 and FAS 124-2, Recognition and Presentation of Other-Than-Temporary Impairment (FSP 115-2/124-2) (codified within ASC 320, Investments—Debt and Equity Securities). FSP 115-2/124-2 amends the requirements for the recognition and measurement of other-than-temporary impairments for debt securities by modifying the pre-existing “intent and ability” indicator. Under this FSP, an other-than-temporary impairment is triggered when there is an intent to sell the security, it is more likely than not that the security will be required to be sold before recovery, or the security is not expected to recover the entire amortized cost basis of the security. Additionally, this FSP changes the presentation of an other-than-temporary impairment in the income statement for those impairments involving credit losses. The credit loss component will be recognized in earnings and the remainder of the impairment will be recorded in other comprehensive income. FSP 115-2/124-2 was effective for us beginning with the third quarter of fiscal 2009. The adoption of this FSP did not have a significant impact on our consolidated financial statements.

In December 2007, the FASB issued ASC 805, Business Combinations (formerly SFAS No. 141 (Revised 2007), Business Combinations (“SFAS 141(R)”). This Statement retains the fundamental requirements in SFAS 141 that the acquisition method of accounting (which SFAS 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination. ASC 805 requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions specified in the Statement. ASC 805 replaces SFAS 141’s cost-allocation process, which required the cost of an acquisition to be allocated to the individual assets acquired and liabilities assumed based on their estimated fair values. The Statement retains the guidance in SFAS 141 for identifying and recognizing intangible assets separately from goodwill. ASC 805 will now require acquisition costs to be expensed as incurred, and changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date generally to affect income tax expense. ASC 805 applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008, which is our 2010 fiscal year. Early adoption is prohibited. We are currently evaluating the impact that the adoption of ASC 805 will have on our consolidated financial statements.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements—An amendment of ARB No. 51 (“SFAS 160”) (codified within ASC 810, Consolidation). SFAS 160 amends Accounting Research Bulletin (“ARB”) No. 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. The amount of net income attributable to the noncontrolling interest will be included in consolidated net income on the face of the income statement. SFAS 160 clarifies that changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation are equity transactions if the parent retains its controlling financial interest. In addition, this Statement requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated. SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008, which is our 2010 fiscal year. Early adoption is prohibited. We do not expect the adoption of this standard to have an impact on our financial position or results of operations.

In April 2008, the FASB issued FASB FSP No. 142-3, Determination of the Useful Life of Intangible Assets (codified within ASC 350, Intangibles—Goodwill and Other), which amends the factors that must be considered in developing renewal or extension assumptions used to determine the useful life over which to amortize the cost of a recognized intangible asset under ASC 350. The objective of this FSP is to improve the consistency between the useful life of a recognized intangible asset under ASC 350 and the period of expected cash flows used to measure the fair value of the asset under ASC 805. The FSP is effective for financial statements for fiscal years beginning after December 15, 2008, which will be the beginning of fiscal 2010 for us. We are currently evaluating the impact that the adoption of this FSP will have on our consolidated financial statements. Early adoption is prohibited.

In May 2008, the FASB issued FSP No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) (codified within ASC 470, Debt). This FSP applies to convertible debt instruments that, by their stated terms, may be settled in cash (or other assets) upon conversion, including partial cash settlement, unless the embedded conversion option is required to be separately accounted for as a derivative under ASC 815, Derivatives and Hedging (formerly SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities). The liability and equity components of convertible debt instruments within the scope of this FSP must be separately accounted for in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. The excess of the principal amount of the debt over the amount ultimately allocated to the liability component is required to be amortized to interest expense using the effective interest method. This FSP became effective for our financial statements at the beginning of fiscal 2010 and must be applied retrospectively to all periods presented. The retrospective adoption of this FSP has increased our historical reported interest expense from December 10, 2007 (issuance date of the Convertible Notes—See Note 5(b)) forward.

The financial statements presented in this Current Report on Form 8-K have been adjusted to reflect the retrospective application of this FSP, which we adopted on September 27, 2009, the first day of fiscal 2010. As a result, we recorded a debt discount of approximately $469 million, and our non-cash interest expense increased by $65.5 million and $48.1 for the years ended September 26, 2009 and September 27, 2008, respectively, resulting in a restated diluted net loss per share of $(8.64) and $(1.69) for the years ended September 26, 2009 and September 27, 2008, respectively.

In June 2008, the FASB ratified the consensus reached on EITF Issue No. 07-5, Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock (“EITF 07-5”) (codified within ASC 815). This accounting guidance clarifies the determination of whether an instrument (or an embedded feature) is indexed to an entity’s own stock, which would qualify as a scope exception under ASC 815, and it is effective for financial statements issued for fiscal years beginning after December 15, 2008. Early adoption for an existing instrument is not permitted. We have concluded that upon the adoption of this standard, the embedded derivative option in our Convertible Notes will continue to be considered indexed to our own stock. As a result, the adoption of this standard is not expected to have a material impact on our financial condition or results of operations.

In June 2009, the FASB issued SFAS No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles (codified within ASC 105, Generally Accepted Accounting Principles) , which establishes the FASB Accounting Standards Codification as the single source of authoritative U.S. GAAP. The Codification will supersede all existing non-SEC accounting and reporting standards. As a result, upon adoption, all references to accounting literature in our SEC filings will conform to the appropriate reference within the Codification. The adoption of this standard did not have any impact on our financial position or results of operations.

Item 7A.	Quantitative and Qualitative Disclosures About Market Risk.

Financial Instruments, Other Financial Instruments, and Derivative Commodity Instruments. ASC 825, Financial Instruments (formerly SFAS No. 107, Disclosure of Fair Value of Financial Instruments), requires disclosure about fair value of financial instruments. Financial instruments consist of cash equivalents, accounts receivable, and debt obligations. Except for our outstanding convertible note, the fair value of these financial instruments approximates their carrying amount. At September 26, 2009, we had $1.725 billion of principal of Convertible Notes outstanding, which was recorded at $1.37 billion, net of the unamortized debt discount. The fair value of our Convertible Notes was approximately $1.4 billion as of September 26, 2009 based on the trading price as of that date.

Primary Market Risk Exposures. Our primary market risk exposures are in the areas of interest rate risk and foreign currency exchange rate risk. We incur interest expense on borrowings outstanding under our Amended Credit Agreement and to a much lesser extent the debt assumed in our acquisition of AEG, which as of September 26, 2009 is $1.5 million. Borrowings under the Amended Credit Agreement bear interest at a rate per annum equal to, at our option, with respect to the borrowings under the Term Loan A of either (1) the Base Rate (the greater of the prime rate as quoted in The Wall Street Journal and the Federal Funds Effective Rate) plus 1.25%, which was reduced from 1.50% in May 2009 or (2) the Eurodollar Rate, plus 2.25%, which was reduced from 2.50% in May 2009, and with respect to the Term Loan B of either (1) the Base Rate (the greater of the prime rate as quoted in The Wall Street Journal and the Federal Funds Effective Rate) plus 2.25% or (2) the Eurodollar Rate, plus 3.25%.

As of September 26, 2009, there was approximately $174.2 million outstanding under the Amended Credit Agreement, including $124.7 million under the Term Loan A facility which matures on September 30, 2012 and $49.5 million under the Term Loan B facility which matures on March 31, 2013. Subsequent to September 26, 2009, we paid an additional $24.6 million of principal resulting in an outstanding balance of $149.6 million at the time of filing this Form 10-K.

These debt obligations are variable rate instruments and our interest expense associated with these instruments is, therefore, subject to changes in market interest rates. A 10% adverse movement (increase in LIBOR) would increase annual interest expense by approximately $1.3 million.

The return from cash and cash equivalents will vary as short-term interest rates change. A hypothetical 10% increase or decrease in interest rates, however, would not have a material adverse effect on our financial condition. Interest income on our cash and cash equivalents is recorded as a component of Other (Expense) Income, net in our accompanying Consolidated Statements of Operations.

Foreign Currency Exchange Risk. Our international business is subject to risks, including, but not limited to: unique economic conditions, changes in political climate, differing tax structures, other regulations and restrictions, and foreign exchange rate volatility. Accordingly, our future results could be materially adversely impacted by changes in these or other factors.

We maintain sales and service offices outside the United States, have manufacturing facilities in Germany and Costa Rica and conduct business worldwide. The expenses of our international offices are denominated in local currencies, except at our Costa Rica subsidiary, where the majority of the business is conducted in U.S. dollars. Our foreign sales are denominated in local currencies, the Euro or U.S. dollars. Fluctuations in the foreign currency rates could affect our sales, cost of goods and operating margins and could result in exchange losses. In addition, currency devaluations can result in a loss if we hold deposits of that currency.

We believe that the operating expenses of our international subsidiaries that are incurred in local currencies will not have a material adverse effect on our business, results of operations or financial condition. Our operating results and certain assets and liabilities that are denominated in the Euro are affected by changes in the relative strength of the U.S. dollar against the Euro. Our expenses denominated in Euros are positively affected when the United States dollar strengthens against the Euro and adversely affected when the United States dollar weakens. However, we believe that the foreign currency exchange risk is not significant. A hypothetical 10% increase or decrease in foreign currencies that we transact in would not have a material adverse effect on our financial condition or results of operations. During fiscal 2009, 2008 and 2007, we incurred foreign exchange losses of $2.3 million, $0.7 million and $0.4 million, respectively.

Part IV

Item 15.	Exhibits, Financial Statement Schedules.

(a) (1) Financial Statements

Report of Independent Registered Public Accounting Firm

on Consolidated Financial Statements

To the Board of Directors and Stockholders of

Hologic, Inc.

We have audited the accompanying consolidated balance sheets of Hologic, Inc. and subsidiaries as of September 26, 2009 and September 27, 2008, and the related consolidated statements of operations, stockholders’ equity and other comprehensive income (loss), and cash flows for each of the three years in the period ended September 26, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Hologic, Inc. and subsidiaries at September 26, 2009 and September 27, 2008, and the consolidated results of their operations and their cash flows for each of the three years in the period ended September 26, 2009, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 5(b) to the consolidated financial statements, the consolidated financial statements have been adjusted for the retrospective application of Financial Accounting Standards Board Staff Position APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) (codified within ASC 470, Debt), which the Company adopted effective September 27, 2009.

As discussed in Note 7 in the notes to the consolidated financial statements, effective September 29, 2007, the Company adopted the recognition and disclosure requirements of Statement of Financial Accounting Standard (SFAS) No. 158 Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106 and 132(R) (codified primarily in FASB ASC Topic 715-20, Defined Benefit Plans – General).

As discussed in Note 8 in the notes to the consolidated financial statements, effective September 30, 2007, the Company adopted Financial Accounting Standards Board (FASB) Interpretation No. 48 Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109 (codified primarily in FASB ASC Topic 740 Income Taxes).

We have also audited in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Hologic, Inc.’s internal control over financial reporting as of September 26, 2009, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated November 24, 2009 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Boston, Massachusetts

November 24, 2009,

except for Note 5(b), as to which the date is

March 19, 2010

Hologic, Inc.

Consolidated Balance Sheets

(In thousands, except per share data)

	September 26, 2009	September 27, 2008
	As adjusted (1)	As adjusted (1)
Assets
Current assets:
Cash and cash equivalents	$293,186	$95,661
Restricted cash	916	3,629
Accounts receivable, less reserves of $7,279 and $6,326 respectively	263,231	321,299
Inventories	182,780	174,667
Deferred income tax assets	52,165	53,660
Prepaid income taxes	172	17,797
Prepaid expenses and other current assets	29,066	26,865

Total current assets	821,516	693,578

Property and equipment, at cost:
Land	8,983	8,978
Buildings and improvements	57,214	55,743
Equipment and software	187,961	172,789
Equipment under customer usage agreements	125,635	100,316
Furniture and fixtures	11,112	11,083
Leasehold improvements	39,701	38,620

	430,606	387,529
Less—accumulated depreciation and amortization	158,978	103,554

	271,628	283,975

Intangible assets, net (Note 2)	2,422,564	2,625,399
Goodwill	2,108,963	4,450,496
Other assets	59,555	73,364

Total assets	$5,684,226	$8,126,812

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$38,373	$38,480
Accounts payable	46,589	59,590
Accrued expenses (Note 14)	137,284	154,746
Deferred revenue	97,544	78,559
Deferred gain (Note 4)	9,500	9,500

Total current liabilities	329,290	340,875

Long-term debt, net of current portion (Note 5)	139,955	437,420
Convertible notes (principal of $1,725,000, Note 5)	1,373,923	1,306,250
Deferred income tax liabilities	1,045,183	1,078,101
Deferred service obligations—long-term	11,364	10,777
Other long-term liabilities (Note 14)	58,534	57,453
Commitments and contingencies (Notes 12 and 15)
Stockholders’ equity
Preferred stock, $0.01 par value–1,623 shares authorized; 0 shares issued	—	—
Common stock, $0.01 par value–750,000 shares authorized; 257,938 and 256,373 shares issued, respectively	2,579	2,564
Capital in excess of par value	5,182,060	5,137,475
Accumulated deficit	(2,464,257)	(247,615)
Accumulated other comprehensive income	7,028	4,945
Treasury stock, at cost—214 shares	(1,433)	(1,433)

Total stockholders’ equity	2,725,977	4,895,936

Total liabilities and stockholders’ equity	$5,684,226	$8,126,812

See accompanying notes.

(1)	Adjusted for the retrospective adoption of Financial Accounting Standards Board (“FASB”) Staff Position (“FSP”) No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement) (Codified within Accounting Standards Codification (“ASC”) 470, Debt). See Note 5(b).

Hologic, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

	Years ended
	September 26, 2009	September 27, 2008	September 29, 2007
	As adjusted (1)	As adjusted (1)
Revenues:
Product sales	$1,426,986	$1,502,447	$628,854
Service and other revenues	210,148	172,052	109,514

	1,637,134	1,674,499	738,368

Costs and expenses:
Cost of product sales	470,295	535,082	267,470
Cost of product sales—amortization of intangible assets	155,519	95,310	11,262
Cost of product sales—impairment of intangible assets	4,065	—	—
Cost of service and other revenues	149,769	151,589	114,307
Research and development	94,328	81,421	44,381
Selling and marketing	238,977	261,524	85,520
General and administrative	148,825	147,405	62,092
Amortization of intangible assets	51,210	25,227	5,584
Impairment of goodwill (Note 2)	2,340,023	—	—
Impairment of intangible assets (Note 2)	—	2,900	—
Acquired in-process research and development (Note 3)	—	565,200	—
Restructuring charges (Note 2)	797	6,383	—

	3,653,808	1,872,041	590,616

(Loss) income from operations	(2,016,674)	(197,542)	147,752

Interest income	1,161	4,528	2,815
Interest expense	(134,957)	(133,043)	(2,511)
Other (expense) income, net	(3,660)	(1,215)	433

(Loss) income before income taxes	(2,154,130)	(327,272)	148,489
Provision for income taxes	62,512	88,316	53,911

Net (loss) income	$(2,216,642)	$(415,588)	$94,578

Basic net (loss) income per common share	$(8.64)	$(1.69)	$0.88

Diluted net (loss) income per common share	$(8.64)	$(1.69)	$0.86

Weighted average number of common shares outstanding:
Basic	256,545	245,968	106,873

Diluted	256,545	245,968	109,669

See accompanying notes.

(1)	Adjusted for the retrospective adoption of FSP APB 14-1. See Note 5(b).

Hologic, Inc.

Consolidated Statements of Stockholders’ Equity and Comprehensive Income (Loss)

(In thousands, except per share data)

	Common Stock		Capital in Excess of Par Value	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Treasury Stock		Total Stockholders’ Equity	Comprehensive Income (Loss)
	Number of Shares	Par Value				Number of Shares	Amount
Balance at September 30, 2006	105,290	$1,053	$531,728	$73,875	$(442)	180	$(464)	$605,750
Issuance of common stock related to acquisitions	2,315	23	63,155	—	—	—	—	63,178
Exercise of stock options	2,695	27	10,564	—	—	—	—	10,591
Stock-based compensation expense	—	—	6,104	—	—	—	—	6,104
Purchase of treasury shares to settle minimum withholding taxes	—	—	—	—	—	34	(969)	(969)
Tax benefit related to exercise of stock options	—	—	21,926	—	—	—	—	21,926
Net income	—	—	—	94,578	—	—	—	94,578	$94,578
Translation adjustments	—	—	—	—	2,353	—	—	2,353	2,353
Adjustment to minimum pension liability, net	—	—	—	—	2,212	—	—	2,212	2,212

Comprehensive income									$99,143

Balance at September 29, 2007	110,300	1,103	633,477	168,453	4,123	214	(1,433)	805,723
Issuance of common stock related to acquisitions	132,060	1,321	3,670,818	—	—	—	—	3,672,139
Exercise of stock options	11,398	114	170,995	—	—	—	—	171,109
Fair value of common stock issued in connection with conversion of Cytyc convertible debt	2,557	25	84,176	—	—	—	—	84,201
Fair value of vested options exchanged related to acquisitions	—	—	256,941	—	—	—	—	256,941
Issuance of common stock to employees upon vesting of restricted stock units, net of minimum tax withholdings	58	1	(1,343)	—	—	—	—	(1,342)
Stock-based compensation expense	—	—	25,664	—	—	—	—	25,664
Tax benefit related to exercise of stock options	—	—	13,109	—	—	—	—	13,109
Allocation of equity component of Convertible Notes, net of taxes			283,638					283,638
Cumulative effect of a change in accounting principle—FIN 48	—	—	—	(480)	—	—	—	(480)
Net loss (as adjusted)	—	—	—	(415,588)	—	—	—	(415,588)	$(415,588)
Translation adjustments	—	—	—	—	1,092	—	—	1,092	1,092
Adjustment to minimum pension liability, net	—	—	—	—	(270)	—	—	(270)	(270)

Comprehensive loss (as adjusted)									$(414,766)

Balance at September 27, 2008 (as adjusted) (1)	256,373	2,564	5,137,475	(247,615)	4,945	214	(1,433)	4,895,936
Exercise of stock options	1,306	13	9,379	—	—	—	—	9,392
Issuance of common stock to employees upon vesting of restricted stock units, net of minimum tax withholdings	138	1	(882)					(881)
Issuance of common shares under the employee stock purchase plan	121	1	1,541	—	—	—	—	1,542
Stock-based compensation expense	—	—	32,939	—	—	—	—	32,939
Tax benefit related to exercise of stock options	—	—	1,608	—	—	—	—	1,608
Net loss (as adjusted)	—	—	—	(2,216,642)	—	—	—	(2,216,642)	$(2,216,642)
Translation adjustments	—	—	—	—	1,666	—	—	1,666	1,666
Adjustment to minimum pension liability, net	—	—	—	—	417	—	—	417	417

Comprehensive loss (as adjusted)									$(2,214,559)

Balance at September 26, 2009 (as adjusted) (1)	257,938	$2,579	$5,182,060	$(2,464,257)	$7,028	214	$(1,433)	$2,725,977

See accompanying notes.

(1)	Adjusted for the retrospective adoption of FSP APB 14-1. See Note 5(b).

Hologic, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Years ended
	September 26, 2009	September 27, 2008	September 29, 2007
	As adjusted (1)	As adjusted (1)
Operating activities
Net (loss) income	$(2,216,642)	$(415,588)	$94,578
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation	67,195	52,413	14,291
Amortization	206,729	120,537	16,871
Fair value write-up of Cytyc and Third Wave inventory sold	1,167	46,258	—
Non-cash interest expense – amortization of debt discount and deferred financing costs	83,197	68,672	181
Goodwill impairment charge	2,340,023	—	—
Acquired in-process research and development	—	565,200	—
Impairment charges of intangibles	4,065	2,900	—
Stock-based compensation expense	32,939	25,664	6,104
Excess tax benefit related to exercise of non-qualified stock options	(2,978)	(62,740)	(21,926)
Deferred income taxes	(26,991)	(28,525)	5,873
Impairment of cost-method investments	2,243	—	—
Loss on disposal and impairment of property and equipment	4,399	1,740	734
Other non-cash activity	(1,660)	2,510	(368)
Changes in operating assets and liabilities, excluding the effect of acquisitions:
Accounts receivable	57,581	(58,801)	(45,367)
Inventories	(15,142)	(29,595)	(7,997)
Prepaid income taxes	17,925	74,408	—
Prepaid expenses and other assets	(3,831)	(5,692)	269
Accounts payable	(12,881)	(10,189)	14,265
Accrued expenses and other liabilities	(10,613)	(14,596)	59,758
Deferred revenue	19,640	27,022	16,661

Net cash provided by operating activities	546,365	361,598	153,927

Investing activities
Acquisition of businesses, net of cash acquired	—	(2,584,947)	(9,793)
Payment of additional acquisition consideration	(229)	(24,394)	(19,033)
Purchase of property and equipment	(31,357)	(53,536)	(22,840)
Increase in equipment under customer usage agreements	(22,786)	(24,731)	—
Purchase of licensed technology and other intangible assets	(6,238)	—	—
Proceeds from sale of intellectual property	2,250	3,000	—
Proceeds from sale of building	—	—	1,427
Purchase of insurance contracts	(5,322)	(3,322)	(3,322)
Proceeds from sale of cost method investment	—	936	2,150
Purchase of cost method investment	(550)	—	(1,000)
Purchases of investment securities	—	(263)	—
Proceeds from sales and maturities of investment securities	—	2,638	—
Acquisition of non-controlling interest	—	—	(1,100)
Deferred acquisition costs	—	—	(6,393)
Decrease (increase) in restricted cash	2,713	(1,332)	—
Deferred gain	—	9,500	—

Net cash used in investing activities	(61,519)	(2,676,451)	(59,904)

Hologic, Inc.

Consolidated Statements of Cash Flows (continued)

(In thousands)

	Years ended
	September 26, 2009	September 27, 2008	September 29, 2007
Financing activities
Proceeds from issuance of convertible notes, net of issuance costs	—	1,688,974	—
Payments upon conversion of Cytyc convertible notes	(298)	(40,574)	—
Proceeds under credit agreements, net of issuance costs	—	2,855,609	—
Repayments under credit agreements	(290,833)	(2,425,000)	(55,000)
Proceeds from note payable	—	2,062	6,889
Repayments of notes payable	(10,127)	(2,895)	(5,884)
Excess tax benefit related to exercise of non-qualified stock options	2,978	62,740	21,926
Net proceeds from issuance of common stock pursuant to employee stock plans	10,887	171,014	10,578
Financing costs on credit agreement	(350)	—	—
Payments of employee restricted stock tax withholdings	(881)	(851)	—
Purchase of treasury shares to settle minimum withholding taxes	—	—	(969)

Net cash (used in) provided by financing activities	(288,624)	2,311,079	(22,460)

Effect of exchange rate changes on cash and cash equivalents	1,303	(968)	(1,083)

Net increase (decrease) in cash and cash equivalents	197,525	(4,742)	70,480
Cash and cash equivalents, beginning of year	95,661	100,403	29,923

Cash and cash equivalents, end of year	$293,186	$95,661	$100,403

See accompanying notes.

(1)	Adjusted for the retrospective adoption of FSP APB 14-1. See Note 5(b).

Hologic, Inc.

Notes to Consolidated Financial Statements

(In thousands, except per share data)

1.	Operations

Hologic, Inc. (the “Company” or “Hologic”) develops, manufactures and distributes medical imaging systems and diagnostic and surgical products focused on the healthcare needs of women.

In October 2007 (the first quarter of fiscal 2008), the Company completed its merger with Cytyc Corporation (“Cytyc”), a company that develops, manufactures and markets complementary products covering a range of cancer and women’s health applications, including cervical cancer screening, treatment of excessive menstrual bleeding and radiation treatment of early-stage breast cancer. As a result of the Company’s merger with Cytyc, as more fully described in Note 3, the Company has become one of the largest companies in the world focused on women’s health.

2.	Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation. The Company’s fiscal year ends on the last Saturday in September. Fiscal 2009, 2008 and 2007 ended on September 26, 2009, September 27, 2008, and September 29, 2007, respectively, and each fiscal year presented included 52 weeks.

Adoption of New Accounting Standard

The Company adopted FSP APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement) (codified within Accounting Standards Codification (“ASC”) 470, Debt) in the first quarter of fiscal 2010. As a result, certain prior period amounts have been adjusted in these consolidated financial statements to reflect the retrospective application of FSP APB 14-1. See Note 5(b) for additional information pertaining to the adoption of FSP APB 14-1. The retrospective application of FSP APB 14-1 resulted in changes to the consolidated financial statements and to Notes 2, 3, 5, 8, 13 and 16.

Reclassifications

The Company reclassified other receivable amounts of $5,902 from “Accounts receivable” to “Prepaid expenses and other current assets” for fiscal 2008 to conform to the current period presentation. The Company reclassified certain capitalized licenses of $2,248 and $4,252 for fiscal 2009 and 2008, respectively, from “Intangible assets, net” to “Other assets”. The Company also reclassified certain amounts in the Consolidated Statement of Cash Flows for fiscal 2008 and 2007 to conform to the current period presentation. As a result, net cash provided by operations decreased to $361,598 from $364,596 for fiscal 2008 primarily due to reclassifying changes in certain other assets and other liabilities to cash flows provided by operating activities from investing activities aggregating $3,849 offset by reclassifying $851 of payments to tax authorities for tax withholdings on the vesting of restricted stock units issued to employees as a cash outflow in the financing section. As result of these changes cash used in investing activities for fiscal 2008 decreased to $2,676,451 from $2,680,300 and cash provided by financing activities decreased to $2,311,079 from $2,311,930. In addition, there were insignificant reclassifications of certain amounts within the line items of the investing activities section. For fiscal 2007, the Company reclassified changes in certain other assets and other liabilities to cash flows provided by operating activities from investing activities resulting in cash flows from operations increasing to $153,927 from $153,250 and cash used in investing activities increasing to $59,904 from $59,226.

Subsequent Events Consideration

The Company considers events or transactions that occur after the balance sheet date but prior to the issuance of the financial statements to provide additional evidence relative to certain estimates or to identify matters that require additional disclosure. Subsequent events have been evaluated, and the financial statements reflect those material items that arose after the balance sheet date but prior to the issuance of these financial statements that would be considered recognized subsequent events. Subsequent to September 26, 2009, the Company made voluntary payments of $21,000 on its term notes, and as such, the Company reclassified this amount to short-term debt from long-term debt, which is reflected in the Consolidated Balance Sheet. There were no other material recognized subsequent events recorded in the September 26, 2009 consolidated financial statements.

Stock Split

On April 2, 2008, the Company effected a two-for-one stock split in the form of a stock dividend. The stock split is retroactively reflected in the accompanying consolidated financial statements and notes for all periods presented.

Management’s Estimates and Uncertainties

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make significant estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant estimates and assumptions by management affect the Company’s revenue recognition for multiple element arrangements, allowance for doubtful accounts, the net realizable value of inventory, estimated fair value of cost method investments, valuations and purchase price allocations related to business combinations, expected future cash flows including growth rates, discount rates, terminal values and other assumptions and estimates used to evaluate the recoverability of long-lived assets and goodwill, estimated fair values of intangible assets and goodwill, amortization methods and periods, warranty reserves, certain accrued expenses, restructuring and other related charges, estimated fair value of convertible notes, stock-based compensation, contingent liabilities, tax reserves and recoverability of the Company’s net deferred tax assets and related valuation allowance.

Although the Company regularly assesses these estimates, actual results could differ materially from these estimates. Changes in estimates are recorded in the period in which they become known. The Company bases its estimates on historical experience and various other assumptions that it believes to be reasonable under the circumstances.

The Company is subject to a number of risks similar to those of other companies of similar size in its industry, including, dependence on third party reimbursements to support the markets of the Company’s products, early stage of development of certain products, rapid technological changes, recoverability of long-lived assets, including intangible assets and goodwill, competition, stability of world financial markets, ability to obtain regulatory approvals, limited number of suppliers, customer concentration, integration of acquisitions, substantial indebtedness, government regulations, future sales or issuances of our common stock, management of international activities, protection of proprietary rights, patent and other litigation and dependence on key individuals.

Cash Equivalents

Cash equivalents are highly liquid investments with insignificant interest rate risk and maturities of three months or less at the time of acquisition. At September 26, 2009, the Company’s cash equivalents consisted of money market accounts, and at September 27, 2008 cash equivalents consisted of money market accounts and certificates of deposit.

Restricted Cash

Restricted cash at September 26, 2009 is primarily comprised of various deposits for operating leases and duty taxes.

Concentrations of Credit Risk

Financial instruments that subject the Company to credit risk primarily consist of cash and cash equivalents, cost-method investments, and trade accounts receivable. The Company invests its cash and cash equivalents with financial institutions with highly rated credit.

The Company’s customers are principally located in the United States, Europe and Asia. The Company performs ongoing credit evaluations of the financial condition of its customers and generally does not require collateral. Although the Company is directly affected by the overall financial condition of the healthcare industry, as well as global economic conditions, management does not believe significant credit risk exists as of September 26, 2009. The Company generally has not experienced any material losses related to receivables from individual customers or groups of customers in the health care industry. The Company maintains an allowance for doubtful accounts based on accounts past due and historical collection experience. The Company’s losses related to collection of trade receivables have consistently been within management’s expectations. Due to these factors, no additional credit risk beyond amounts provided for collection losses, is believed by management to be probable.

There were no customers with balances greater than 10% of accounts receivable as of September 26, 2009 and September 27, 2008, nor customers that represented greater than 10% of total revenues for fiscal years 2009, 2008 and 2007.

Disclosure of Fair Value of Financial Instruments

The Company’s financial instruments mainly consist of cash and cash equivalents, accounts receivable, cost-method investments, accounts payable and debt obligations. The carrying amounts of the Company’s cash equivalents, accounts receivable and accounts payable approximate their fair value due to the short-term nature of these instruments. Amounts outstanding under the

Company’s Amended Credit Agreement (See Note 5) of $174,167 and $465,000 at September 26, 2009 and September 27, 2008, respectively, are subject to variable rates of interest based on current market rates; as such, the Company believes the carrying amounts of this obligation approximate its fair value.

The Company’s AEG subsidiary also has several notes payable outstanding (See Note 5). These notes payable are denominated in either the Euro or US dollar and have variable rates of interest. As of September 26, 2009 and September 27, 2008, amounts outstanding of $1,500 and $10,602 under these notes payable approximated their fair value based on comparable market terms and conditions.

The Company has $1,725,000 of principal of Convertible Notes outstanding (See Note 5) as of September 26, 2009 and September 27, 2008, which is recorded net of the unamortized debt discount in the Consolidated Balance Sheets. The fair value of these Convertible Notes was approximately $1,424,000 and $1,300,000 as of September 26, 2009 and September 27, 2008, respectively, based on the trading prices as of those dates.

Supplemental Cash Flow Statement Information

	Years ended
	September 26, 2009	September 27, 2008	September 29, 2007
Cash paid during the period for income taxes	$59,077	$40,971	$8,344

Cash paid during the period for interest	$52,001	$53,125	$2,246

Non-Cash Investing Activities:
Additional acquisition contingent consideration accrued	$1,854	$73	$—

Non-Cash Financing Activities:
Issuance of common stock upon conversion of Cytyc convertible notes	$—	$84,201	$—

Issuance of note payable related to purchase of licensed technology	$3,900	$—	$—

Business Acquisitions, Net of Cash Acquired:
Fair value of tangible assets acquired	$—	$695,113	$5,148
Liabilities assumed	—	(301,441)	(11,798)
Fair value of options exchanged	—	(249,460)	—
Fair value of stock issued	—	(3,671,513)	(63,178)
Cost in excess of fair value of assets acquired (Goodwill)	—	4,071,767	47,774
Acquired identifiable intangible assets	—	2,579,500	32,100
Deferred tax liability	—	(982,630)	—
In-process research and development	—	565,200	—

	—	2,706,536	10,046
Less acquisition costs paid prior to September 29, 2007	—	6,400	—
Less cash and cash equivalents acquired	—	115,189	253

Net cash paid for business acquisition	$—	$2,584,947	$9,793

Inventories

Inventories are valued at the lower of cost or market on a first in, first out basis. Work-in-process and finished goods inventories consist of materials, labor and manufacturing overhead. The valuation of inventory requires management to estimate excess and obsolete inventory. The Company employs a variety of methodologies to determine the net realizable value of its inventory. Provisions for excess and obsolete inventory are primarily based on management’s estimates of forecasted net sales and service usage levels. A significant change in the timing or level of demand for the Company’s products as compared to forecasted amounts may result in recording additional provisions for excess and obsolete inventory in the future. The Company records provisions for excess and obsolete inventory as cost of product sales.

Inventories at September 26, 2009 and September 27, 2008 consisted of the following:

	2009	2008
Raw materials and work-in-process	$116,983	$111,217
Finished goods	65,797	63,450

	$182,780	$174,667

Property and Equipment

Property and equipment is recorded at cost less allowances for depreciation. The straight-line method of depreciation is used for all property and equipment. Repair and maintenance costs are expensed as incurred. Property and equipment are depreciated over the following estimated useful lives:

Asset Classification	Estimated Useful Life
Building and improvements	35 to 40 years
Equipment and software	3–10 years
Equipment under customer usage agreements	3–8 years
Furniture and fixtures	5–7 years
Leasehold improvements	Shorter of the Original Term of Lease or Estimated Useful Life

The asset on the Company’s balance sheet entitled equipment under customer usage agreements consists of diagnostic and medical imaging equipment located at customer sites but owned by the Company. Generally, the customer has the right to use it for a period of time provided they meet certain agreed to conditions.

The Company applies the provisions of Accounting Standard Codification (“ASC”) ASC 350-40, Internal-Use Software (formerly American Institute of Certified Public Accountants (“AICPA”) Statement of Position (“SOP”) 98-1, Software Developed or Obtained for Internal Use). This accounting guidance requires computer software costs associated with internal use software to be expensed as incurred until certain capitalization criteria are met, and it also defines which types of costs should be capitalized and which should be expensed. The Company capitalized $1,589, $3,215, and $341 during fiscal 2009, 2008 and 2007, respectively, related to a company wide Enterprise Resource Planning (“ERP”) system implementation project, as well as upgrades and enhancements that added significant functionality to the system and has included these amounts in equipment and software in the accompanying consolidated balance sheets. The Company amortizes such costs when the ERP system and new functionality become operational. The initial system costs are being amortized over an estimated useful life of ten years and new functionality is amortized over the remaining useful life of the related system.

As a result of the merger with Cytyc, the Company assumed two leases under which Cytyc or the Company disbursed cash for property and equipment to build out and equip these leased facilities. Pursuant to the provisions of ASC 840, Leases, Subsection 40-15-5 (formerly included within EITF Issue No. 97-10 (“EITF”) 97-10, The Effect of Lessee Involvement in Asset Construction), the Company was deemed to be the owner of the facility during the construction periods and after completion of the construction periods. As a result, these leases are not classified as operating leases but have been recorded by the Company at fair market value within property and equipment on its Consolidated Balance Sheets, with an offsetting increase to accrued expenses and other long-term liabilities. Please refer to Note 12, “Commitments and Contingencies”, for further discussion regarding the Company’s obligations under these lease agreements.

Long-Lived Assets

The Company reviews it long-lived assets, which includes property and equipment and identifiable intangible assets (see below for discussion of intangible assets), for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable in accordance with ASC 360-10-35-15, Impairment or Disposal of Long-Lived Assets (formerly included within SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets). Recoverability of these assets is evaluated by comparing the carrying value of the assets to the undiscounted cash flows estimated to be generated by those assets over their remaining economic life. If the undiscounted cash flows are not sufficient to recover the carrying value of the assets, the assets are considered impaired. The impairment loss is measured by comparing the fair value of the assets to their carrying value. Fair value is determined by either a quoted market price, if any, or a value determined by a discounted cash flow technique. There were no material impairment charges related to property and equipment in fiscal 2009, 2008 and 2007. See below for discussion of impairment of intangible assets.

Valuation of Business Combinations and Acquisition of Intangible Assets

The Company records tangible and intangible assets acquired in business combinations and acquisitions of intangible assets under the purchase method of accounting. The Company accounts for acquisitions in accordance with FASB Statement No. 141, Business Combinations. Amounts paid for each acquisition are allocated to the assets acquired and liabilities assumed based on their fair values at the dates of acquisition. The Company then allocates the purchase price in excess of the fair value of the net tangible assets acquired to identifiable intangible assets, including purchased research and development, based on detailed valuations that use information and assumptions provided by management. The Company allocates any excess purchase price over the fair value of the net tangible and intangible assets acquired to goodwill. The use of alternative valuation assumptions, including estimated cash flows and discount rates, and alternative useful life assumptions could result in different purchase price allocations, acquired research and development charges, and intangible asset amortization expense in current and future periods.

The valuation of purchased research and development represents the estimated fair value at the dates of acquisition related to in-process projects. The Company’s purchased research and development represents the value of in-process projects that have not yet reached technological feasibility and have no alternative future uses as of the date of acquisition. The Company expenses the value attributable to these in-process projects at the time of the acquisition. If the projects are not successful or completed in a timely manner, the Company may not realize the financial benefits expected for these projects or for the acquisitions as a whole.

The Company uses the income approach to determine the fair values of its purchased research and development. This approach determines fair value by estimating the after-tax cash flows attributable to an in-process project over its useful life and then discounting these after-tax cash flows back to a present value. The Company bases its revenue assumptions on estimates of relevant market sizes, expected market growth rates, expected trends in technology and expected product introductions by competitors. In arriving at the value of the in-process projects, the Company considers, among other factors, the in-process projects’ stage of completion, the complexity of the work completed as of the acquisition date, the costs already incurred, the projected costs to complete, the contribution of core technologies and other acquired assets, the expected introduction date and the estimated useful life of the technology. The Company bases the discount rate used to arrive at a present value as of the date of acquisition on the time value of money and medical technology investment risk factors. Please see Note 3 for a discussion of the risk-adjusted discount rates used to discount projected cash flows for the in-process projects the Company acquired in connection with its 2008 acquisitions. The Company did not acquire any such projects during fiscal 2007. The Company believes that the estimated purchased research and development amounts so determined represent the fair value at the date of acquisition and do not exceed the amount a third party would pay for the projects.

The Company also uses the income approach, as described above, to determine the estimated fair value of certain other identifiable intangible assets including developed technology, customer relationships and trade names. Developed technology represents patented and unpatented technology and know-how. Customer relationships represent established relationships with customers, which provide a ready channel for the sale of additional products and services. Tradenames represent acquired product names that the Company intends to continue to utilize.

Intangible Assets and Goodwill

Intangible Assets

The majority of the Company’s intangible assets arose in connection with its business combinations. These intangible assets were recorded at fair value and are stated net of accumulated amortization and impairments. The Company amortizes its intangible assets that have finite lives using either the straight-line method, or if reliably determinable, based on the pattern in which the economic benefit of the asset is expected to be consumed utilizing expected undiscounted future cash flows. Amortization is recorded over the estimated useful lives ranging from 2 to 30 years. The Company evaluates the realizability of its definite lived intangible assets, whenever events or changes in circumstances or business conditions indicate that the carrying value of these assets may not be recoverable based on expectations of future undiscounted cash flows for each asset group. If the carrying value of an asset exceeds its undiscounted cash flows, the Company will write-down the carrying value of the intangible asset to its fair value in the period identified. The Company generally calculates fair value as the present value of estimated future cash flows to be generated by the asset using a risk-adjusted discount rate. If the estimate of an intangible asset’s remaining useful life is changed, the Company will amortize the remaining carrying value of the intangible asset prospectively over the revised useful life.

As a result of the Company’s conclusion that an interim impairment test of goodwill was required as of December 27, 2008 (as discussed below), the Company performed an impairment test of certain long-lived assets as of December 27, 2008. The impairment evaluation was based on expectations of future undiscounted cash flows compared to the carrying value of the long-lived asset groups. The Company’s cash flow estimates were based upon historical cash flows, as well as future projected cash flows derived from the Company-wide annual planning process and updated interim forecasting process. The Company believes that its procedures for estimating future cash flows were reasonable and consistent with market conditions at the time of estimation. The results of the Company’s interim impairment testing indicated that there was no impairment of its long-lived assets as of December 27, 2008. In those instances where indicators of impairment were identified, the Company performed an impairment test consistent with the method described above.

Subsequent to the merger with Cytyc, the Company decided to discontinue the development of Cytyc’s Helica product and determined it would not realize any future cash flows from this product. The Company’s intangible asset valuation for Cytyc included approximately $2,900 related to customer relationships for Helica. As a result of the Helica product discontinuation, the Company recorded an impairment charge, as a component of its GYN Surgical segment, of $2,900 in the first quarter of fiscal 2008.

During the second quarter of fiscal 2009, the Company decided to discontinue selling a certain product within the Diagnostic reporting segment as a result of communications from the FDA regarding the approval process. The Company believes that its decision was an indicator of impairment, and therefore, the Company performed an impairment test in accordance with ASC 360-10-35-15. The Company determined that the undiscounted cash flows to be generated by the asset group over its remaining estimated useful life would not be sufficient to recover the carrying value of the asset group. Due to the insufficient cash flows to be generated, the Company determined that the asset group’s fair value was de minimus and recorded an impairment charge of $4,065 comprised of developed technology of $2,594 and capitalized license fees of $1,471. This charge is reflected in cost of product sales in the Consolidated Statement of Operations for fiscal 2009.

During the third quarter of fiscal 2009, the Company acquired certain developed technology of approximately $5,400.

On April 4, 2008, the Company sold its CT CAD technology, acquired as part of its acquisition of R2 Technology in fiscal 2006. As a result of this sale, the Company reduced the net book value of its developed technology in the Breast Health reporting segment by $11,000 during the year ended September 27, 2008.

Intangible assets consist of the following:

Description	As of September 26, 2009		As of September 27, 2008
	Gross Carrying Value	Accumulated Amortization	Gross Carrying Value	Accumulated Amortization
Developed Technology	$2,137,711	$267,259	$2,135,688	$112,568
Customer Relationships	484,993	63,494	484,136	22,509
Trade Names	146,965	20,094	146,963	9,950
Patents	11,513	7,771	11,183	7,544

Totals	$2,781,182	$358,618	$2,777,970	$152,571

Amortization expense related to developed technology and patents is classified as a component of cost of product sales—amortization of intangible assets in the Consolidated Statements of Operations. Amortization expense related to customer relationship and trade name is classified as a component of amortization of intangible assets in the Consolidated Statements of Operations.

The estimated remaining amortization expense at September 26, 2009 for each of the five succeeding fiscal years:

Fiscal 2010	$228,043
Fiscal 2011	232,379
Fiscal 2012	233,738
Fiscal 2013	224,062
Fiscal 2014	214,895

Goodwill

In accordance with ASC 350, Intangibles—Goodwill and Other (formerly SFAS No. 142, Goodwill and Other Intangible Assets), the Company tests goodwill at the reporting unit level for impairment on an annual basis and between annual tests if events and circumstances indicate it is more likely than not that the fair value of a reporting unit is less than its carrying value. Events that would indicate impairment and trigger an interim impairment assessment include, but are not limited to current economic and market conditions, including a decline in market capitalization, a significant adverse change in legal factors, business climate or operational performance of the business, and an adverse action or assessment by a regulator.

In performing the impairment test, the Company utilizes the two-step approach prescribed under ASC 350. The first step requires a comparison of the carrying value of each reporting unit to its estimated fair value. To estimate the fair value of its reporting units for Step 1, the Company primarily utilizes the income approach. The income approach is based on a discounted cash flow analysis (“DCF”) and calculates the fair value by estimating the after-tax cash flows attributable to a reporting unit and then discounting the after-tax cash flows to a present value using a risk-adjusted discount rate. Assumptions used in the DCF require the exercise of significant judgment, including judgment about appropriate discount rates and terminal values, growth rates, and the amount and timing of expected future cash flows. The forecasted cash flows are based on the Company’s most recent budget and for years beyond the budget, the Company’s estimates are based on assumed growth rates. The Company believes its assumptions are consistent with the plans and estimates used to manage the underlying businesses. The discount rates, which are intended to reflect the risks inherent in future cash flow projections, used in the DCF are based on estimates of the weighted-average cost of capital (“WACC”) of market participants relative to each respective reporting unit. The market approach considers comparable market data based on multiples of revenue or earnings before taxes, depreciation and amortization (“EBITDA”). The Company believes its assumptions used to determine the fair value of its respective reporting units are reasonable. If different assumptions were used, particularly with respect to forecasted cash flows, WACCs, or market multiples, different estimates of fair value may result and there could be the potential that an impairment charge could result. Actual operating results and the related cash flows of the reporting units could differ from the estimated operating results and related cash flows.

If the carrying value of a reporting unit exceeds its estimated fair value, the Company is required to perform the second step of the goodwill impairment test to measure the amount of impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of a reporting unit’s goodwill to its carrying value. The implied fair value of goodwill is derived by performing a hypothetical purchase price allocation for each reporting unit as of the measurement date, allocating the reporting unit’s estimated fair value to its assets and liabilities. The residual amount from performing this allocation represents the implied fair value of goodwill. To the extent this amount is below the carrying value of goodwill, an impairment charge is recorded.

The Company conducted its annual impairment test for its reporting units as of the first day of the fourth quarter of fiscal 2009. In order to complete the annual impairment test, the Company updated its interim impairment test results (see below) and performed detailed analysis estimating the fair value of its reporting units utilizing its fiscal 2010 forecast with updated long-term growth assumptions. For one reporting unit, the Company utilized the results of its interim impairment test. Pursuant to ASC 350-20-35-29 (formerly paragraph 27 of SFAS 142), the Company concluded that it met the required criteria to use the estimated fair value determined from its interim impairment analysis for this reporting unit because 1) the composition of the assets and liabilities of this reporting unit had not changed significantly since the most recent fair value determination, 2) the most recent fair value determination resulted in a fair value that exceeded the carrying value of the reporting unit by a substantial margin after consideration of the interim goodwill charge, and 3) management concluded, based on an analysis of current events that have occurred and circumstances that have changed since the most recent fair value determination, that it was remote that the current fair value of the reporting unit would not exceed its carrying amount.

As a result of completing Step 1, all of the Company’s reporting units, except one, had a fair value exceeding their carrying value, and as such, Step 2 of the impairment test was not required for these reporting units. For the reporting unit that failed Step 1, the Company completed Step 2, consistent with the procedures described above, and determined that an impairment charge was not required due to the fair value of the implied goodwill exceeding the carrying value of the reporting unit’s goodwill. If the fair value of this reporting unit at June 28, 2009 had been lower by 10%, the Company still would not have recorded an impairment charge. If the fair value of the Company’s other reporting units had been lower by 10%, two reporting units would have failed Step 1 requiring a Step 2 analysis. These reporting units, one in the Diagnostics reportable segment and one in the Skeletal Health reportable segment, had fair values at this date that exceeded their carrying values by 9% and 2%, respectively, and goodwill of $236.0 million and $8.2 million, respectively. The fair value of these reporting units is determined by use of the DCF. As noted above, the key assumptions that drive the fair value in this model are the WACC, terminal values, growth rates, and the amount and timing of expected future cash flows. If the current worldwide financial markets and economic environment were to deteriorate, this would likely result in a higher WACC because market participants would require a higher rate of return. In the DCF as the WACC increases, the fair value decreases. The other significant factor in the DCF is our projected financial information (i.e., amount and timing of expected future cash flows and growth rates) and if these assumptions were to be adversely impacted, this could result in a reduction of the fair values of these reporting units. For the Company’s other reporting units with goodwill aggregating $1.77 billion, the Company believes that these reporting units are not at risk of failing Step 1 of the goodwill impairment test.

During the first quarter of fiscal 2009, based upon a combination of factors, including the deteriorating macro-economic environment, declines in the stock market and the decline of the Company’s market capitalization significantly below the book value of the Company’s net assets, the Company concluded that potential goodwill impairment indicators existed as of December 27, 2008. As a result, the Company performed an interim goodwill impairment analysis as of December 27, 2008 in accordance with ASC 350. As noted above, the Company utilized DCF and market approaches to estimate the fair value of its reporting units as of December 27, 2008 and believes it has used reasonable estimates and assumptions about future revenue, cost projections, cash flows and market multiples. In addition, using a DCF requires the use of a risk-adjusted discount rate for which the Company based its rate on the WACC of market participants. The Company performed a peer company analysis and considered the industry weighted average return on debt and equity from a market participant perspective for its reporting units. Given the disruptions in the credit and equity markets, the WACCs for each reporting unit increased between the Company’s annual test performed on the first day of its fourth quarter of fiscal 2008 and the interim test performed as of December 27, 2008. The long-term growth rates are largely consistent with those applied in the fiscal 2008 annual test, except for MammoSite, which is a reporting unit in Breast Health, in which the long-term growth rate declined due to current competitive pressures on the reporting unit’s products, as well as recent regulatory and reimbursement changes. The Step 1 impairment analysis indicated that the carrying value of the net assets of three of the Company’s reporting units, acquired in connection with the Cytyc acquisition, exceeded the estimated fair value of those reporting units. As a result, the Company was required to perform Step 2 of the goodwill impairment test to determine the amount, if any, of goodwill impairment charges for each of the applicable reporting units. Due to the complexities and time involved in preparing the Step 1 analysis, the Company had not commenced the Step 2 analysis as of February 5, 2009, the date it filed its Form 10-Q for the quarter ended December 27, 2008. As a result of the fact that the Company had not commenced the Step 2 analysis and the complexity of the analysis required to complete the Step 2 analysis, the Company was unable to determine that an impairment loss, in accordance with ASC 450, Contingencies (formerly SFAS No. 5, Accounting for Contingencies), was both probable and reasonably estimable at December 27, 2008.

The Company completed the Step 2 analysis during its second quarter of fiscal 2009, which resulted in an aggregate goodwill impairment charge of $2,340,023. This impairment charge is comprised of $1,165,804 for GYN Surgical, $908,349 for Diagnostics, and $265,870 for Breast Health. The impairment charges for GYN Surgical and Diagnostics are primarily attributable to the assumption of higher discount rates compared to those used in the annual impairment test performed as of the first day of the fourth quarter of fiscal 2008 (the July 2008 valuation) and the assumption that the reporting units would be purchased or sold in a taxable transaction in accordance with EITF Issue No. 02-13, Deferred Income Tax Considerations in Applying the Goodwill Impairment Test in FASB Statement No. 142 (codified within ASC 350, Intangibles-Goodwill and Other). The impairment charge for MammoSite is a result of a combination of a higher discount rate and lower projected future cash flows compared to those used in the July 2008 valuation. The higher discount rates for the three reporting units, which range from 10% to 13.5% compared to 9% to 10% used in the July 2008 valuation, reflected an increase in the risks inherent in the estimated future cash flows and the higher rate of return a market participant would require based on the macro-economic environment at the measurement date. The reduction in forecasted cash flows for the MammoSite reporting unit is due to current competitive pressure on the reporting unit’s products as well as recent regulatory and reimbursement changes.

The Company also evaluated the aggregate fair value of its reporting units compared to its market capitalization noting an implied control premium of approximately 16% at December 27, 2008. The Company used an average of its market capitalization over the 30 calendar days preceding the impairment testing date as being more reflective of its market value than a single day, point-in-time market price. The Company concluded that its implied control premium was reasonable when compared to industry specific information.

For illustrative purposes, had the fair values of each reporting unit for which the Company has recorded goodwill impairment charges in the second quarter of fiscal 2009 been lower by 10% as of December 27, 2008, the Company would have recorded an additional impairment charge of $435,480. Based on the Company’s estimates as of December 27, 2008, the impact of reducing the Company’s fair value estimates for its other reporting units, for which the Company did not record any goodwill impairment charges, by 10% would have no impact on the Company’s goodwill assessment for those reporting units.

The Company believes that the procedures performed and the estimates and assumptions used in the Step 1 and Step 2 analyses for each reporting unit are reasonable and in accordance with the guidelines for acquisition accounting under U.S. generally accepted accounting principles.

The estimate of fair value requires significant judgment. Any loss resulting from the goodwill impairment analysis is reflected in operating (loss) income in the Company’s Consolidated Statements of Operations. The impairment testing process is subjective and requires judgment at many points throughout the analysis. If these estimates or their related assumptions change in the future, the Company may be required to record impairment charges for these assets not previously recorded. Impairment charges related to goodwill have no impact on the Company’s cash balances or compliance with financial covenants under its Amended and Restated Credit Agreement.

In prior years, the Company conducted its annual impairment test of goodwill for certain of its reporting units (its historical reporting units prior to the merger with Cytyc) as of the last day of the second quarter. In the fourth quarter of fiscal 2008, the Company changed the measurement date from the last day of its second quarter to the first day of its fourth quarter, in order to provide additional time to determine the fair value of its reporting units and to evaluate the results of the impairment testing. This change did not delay, accelerate or avoid an impairment charge. In addition, this change did not have any effect on the Company’s financial performance or results of operations, nor was there any impact on prior periods’ financial statements under the requirements of ASC 250, Accounting Changes and Error Corrections (formerly SFAS No. 154, Accounting Changes and Error Corrections). The retrospective application as required under this accounting guidance was not necessary as no impairment charges had been recorded in any previously recorded financial statements nor did the change in measurement date cause any impairments.

As a result of the change in the measurement date for the Company’s annual goodwill impairment test for its historical reporting units from the last day of the second quarter to the first day of the fourth quarter, the Company evaluated, in accordance with ASC 350-20-35-9, whether the detailed determination of fair value of its historical reporting units as of March 29, 2008 could be carried forward to the first day of its fiscal fourth quarter of 2008 or if a new test of goodwill impairment was required to be performed for these historical reporting units. In its evaluation, the Company noted that the assets and liabilities of the reporting units had not changed significantly, there was sufficient margin between the carrying amount and fair value determination for each reporting unit and no events or circumstances related to these reporting units would suggest that a current fair value determination of reporting units would result in a valuation lower than the carrying amount of the reporting units. Based on this evaluation, the Company believed it sufficiently met the requirements to carry forward its estimate of fair value for these reporting units.

The Company conducted its fiscal 2008 annual impairment test of goodwill for its new reporting units as a result of the Company’s acquisition of Cytyc Corporation as of the first day of the fourth quarter of fiscal 2008. The fair value of each reporting unit was determined to be in excess of each reporting unit’s carrying value and as a result the second step of the impairment test was not required.

A rollforward of goodwill activity from September 29, 2007 to September 26, 2009 is as follows:

Balance as of September 29, 2007	$407,528
Merger with Cytyc	3,844,100
Acquisition of Third Wave	241,785
Contingent consideration related to Suros acquisition	24,467
Estimated tax benefit of vested converted options exercised after acquisition.	(49,630)
Cytyc purchase price adjustments	(14,227)
Other purchase price adjustments and foreign currency translation impact	(3,527)

Balance as of September 27, 2008	4,450,496
Impairment of goodwill	(2,340,023)
Cytyc purchase price adjustments	(2,930)
Third Wave purchase price adjustments	1,450
Contingent consideration related to Adiana	1,854
Other purchase price adjustments and foreign currency translation adjustment	(1,884)

Balance as of September 26, 2009	$2,108,963

The other purchase price adjustments in fiscal 2009 and 2008 substantially relate to the adjustment of R2 and Suros tax liabilities. R2 and Suros were acquired in fiscal 2006.

During fiscal 2008, as a result of the merger with Cytyc, the Company reallocated its segment allocation of goodwill to reflect expected revenue synergies in its historical reporting segments. Accordingly, the Company recorded an increase in goodwill allocated to its Breast Health and Skeletal Health segments in the amount of $502,800 and $7,600, respectively in fiscal 2008. The allocation of goodwill by reporting segment consists of the following:

Reporting Segment	Balance as of September 26, 2009	Balance as of September 27, 2008
Breast Health	$662,735	$930,672
Diagnostics	578,290	1,486,988
GYN Surgical	859,739	2,024,639
Skeletal Health	8,199	8,197

	$2,108,963	$4,450,496

Other Assets

As of September 26, 2009 and September 27, 2008, other assets were comprised primarily of deferred financing costs, cost-method investments and Company owned life insurance contracts.

As of September 26, 2009 and September 27, 2008, other assets included $29,020 and $44,235, respectively, of deferred financing costs related to the Company’s Convertible Notes and the Company’s Amended Credit Agreement (See Note 5). The Company was initially amortizing deferred financing costs related to the Amended Credit Agreement, which was executed in 2008, to interest expense over a five year period; however, as the Company has repaid principal early, it has accelerated amortization of the deferred financing costs. Interest expense related to the amortization of deferred financing costs for the Amended Credit Agreement was $11,738 and $3,532 for fiscal 2009 and 2008, respectively. The Company is amortizing amounts related to the Convertible Notes on a straight-line basis over the period of earliest redemption, which is a six year period. As a result, the Company recorded interest expense related to the amortization of deferred financing costs of $3,786 and $2,803 for fiscal 2009 and 2008, respectively. In connection with the Convertible Notes offering and other voluntary repayments, the Company’s term loans under the original Credit

Agreement were repaid, and the Company accelerated the amortization of the related deferred financing costs resulting in total interest expense of $11,516 relating to these term loans in fiscal 2008. Additionally, the Company recorded $718 of interest expense related to its unamortized deferred financing costs upon the termination of its credit facility with Bank of America during fiscal 2008.

Other assets also include certain other cost-method investments in non-publicly traded equity securities aggregating $7,585 and $9,278 for fiscal 2009 and 2008, respectively. These investments are generally carried at cost as the Company owns less than 20% of the voting equity and does not have the ability to exercise significant influence over these companies. The Company regularly evaluates the carrying value of its cost-method investments for impairment and whether any events or circumstances are identified that would significantly harm the fair value of the investment. The indicators the Company utilizes to identify these events and circumstances include (1) the investee’s revenue or earnings trends compared to budgets and pre-defined milestones, (2) the technological feasibility of the investee’s products and technologies, (3) general market conditions in the investee’s industry including adverse regulatory or economic changes, (4) factors related to the investee’s ability to remain in business, such as the investee’s liquidity and rate of cash use, and (5) the investee’s ability to secure additional funding and the value of that additional funding. In the event a decline in fair value is judged to be other-than-temporary, the Company will record an other-than-temporary impairment charge in Other income (expense), net in the Consolidated Statements of Operations. During fiscal 2009, the Company recorded other-than-temporary impairment charges totaling $2,243 related to certain of its cost method investments to adjust their carrying amounts to fair value.

The Company owned life insurance contracts included in other assets primarily include contracts that were purchased in connection with the Company’s Supplemental Executive Retirement Plan (“SERP”) and were valued at $11,602 as of September 26, 2009 and $5,575 as of September 27, 2008 (See Note 11 for further discussion).

Research and Software Development Costs

Costs incurred in the research and development of the Company’s products are expensed as incurred. Nonrefundable advance payments for goods or services to be received in the future by the Company for use in research and development activities are deferred and capitalized. The capitalized amounts are expensed as the related goods are delivered or the services are performed. If the Company’s expectations change such that it does not expect it will need the goods to be delivered or the services to be rendered, capitalized nonrefundable advance payments are charged to expense in that period.

The Company accounts for the development costs of software embedded in the Company’s products for which revenues are recognized pursuant to ASC 985-605, Software Revenue Recognition (formerly AICPA SOP 97-2, Software Revenue Recognition), in accordance with ASC 985, Software (formerly SFAS No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed. Costs incurred in the research, design and development of software embedded in products to be sold to customers are charged to expense until technological feasibility of the ultimate product to be sold is established. Software development costs incurred after the establishment of technological feasibility and until the product is available for general release are capitalized, provided recoverability is reasonably assured. Software development costs eligible for capitalization have not been significant to date.

Foreign Currency Translation

The financial statements of the Company’s foreign subsidiaries are translated in accordance with ASC 830, Foreign Currency Matters (formerly SFAS No. 52, Foreign Currency Translation). The reporting currency for the Company is the U.S. dollar. With the exception of its Costa Rica subsidiary, whose functional currency is the U.S. dollar, the functional currency of the Company’s subsidiaries is their local currency. Accordingly, the assets and liabilities of these subsidiaries are translated into U.S. dollars using the exchange rate in effect at each balance sheet date. Before translation, the Company re-measures foreign currency denominated assets and liabilities, including inter-company accounts receivable and payable, into the functional currency of the respective entity, resulting in unrealized gains or losses recorded in other (expense) income, net in the Consolidated Statement of Operations. Revenues and expenses are translated using average exchange rates during the respective period. Foreign currency translation adjustments are accumulated as a component of other comprehensive income as a separate component of stockholders’ equity. Gains and losses arising from transactions denominated in foreign currencies are included in other (expense) income, net on the Consolidated Statements of Operations and to date have not been material.

Comprehensive (Loss) Income

ASC 220, Comprehensive Income (formerly SFAS No. 130, Reporting Comprehensive Income), requires the financial statements to include the reporting of comprehensive (loss) income, which includes net (loss) income and certain transactions that have generally been reported in the statement of shareholders’ equity. Comprehensive (loss) income is disclosed in the Consolidated Statements of Stockholders’ Equity and Comprehensive (Loss) Income.

Accumulated other comprehensive income, net of tax, consists of the following as of September 26, 2009 and September 27, 2008:

	2009	2008
Foreign currency translation adjustment	$4,669	$3,003
Minimum pension liability, net of tax of $1,011 and $832, respectively	2,359	1,942

	$7,028	$4,945

Revenue Recognition

The Company generates revenue from the sale of its products, primarily capital equipment and disposable supplies, and related services.

The Company recognizes product revenue upon shipment provided that there is persuasive evidence of an arrangement, there are no uncertainties regarding acceptance, the sales price is fixed or determinable, no right of return exists and collection of the resulting receivable is probable. Generally, the Company’s product arrangements for capital equipment sales, primarily in Breast Health and Skeletal Health, are multiple-element arrangements, including services, such as installation and training and multiple products. In accordance with ASC 605-25, Multiple Element Arrangements (formerly Emerging Issues Task Force (“EITF”) Issue No. 00-21, Accounting for Revenue Arrangements with Multiple Deliverables), based on the terms and conditions of the product arrangements, the Company believes that these services and undelivered products can be accounted for separately from the delivered product element as the Company’s delivered product has value to its customers on a stand-alone basis and the Company has objective and reliable evidence of the fair value of such services and undelivered products. Accordingly, service revenue representing the fair value of services not yet performed at the time of product shipment is deferred and recognized as such services are performed. The fair value of the undelivered products is also deferred at the time of product shipment and recognized when these products are delivered. The residual revenue under the product arrangement is recognized as product revenue upon shipment or installation as discussed. There is no customer right of return in the Company’s sales agreements.

The Company recognizes product revenue upon the completion of installation for products whose installation is essential to its functionality, primarily related to its digital imaging systems. A provision is made at that time for estimated warranty costs to be incurred.

Service revenues primarily consist of amounts recorded under service and maintenance contracts and repairs not covered under warranty, installation and training revenues and shipping and handling costs billed to customers. Service and maintenance contract revenues are recognized ratably over the term of the contract. Other service revenues are recorded when the services are delivered.

Although certain of the Company’s products contain operating and application software, the Company has determined that except for its CAD (computer aided detection) products obtained with the acquisition of R2 Technology, Inc. and the newly released Dimensions 2D/3D full field digital mammography product (“Dimensions”), the software element is incidental in accordance with the software revenue recognition rules.

The Company has determined ASC 985-605, Software—Revenue Recognition (formerly SOP 97-2) applies to revenue transactions for its CAD systems and Dimensions product (see below), which are included in Breast Health. ASC 985-605 generally requires revenue earned on software arrangements involving multiple elements to be allocated to each element based on the relative fair values of the elements. Revenue recognized from multi-element arrangements is allocated to each element of the arrangement using the residual method based on the fair value of the undelivered elements. The Company’s determination of fair value of the undelivered elements in the multi-element arrangements is based on vendor-specific objective evidence (“VSOE”). The Company limits its assessment of VSOE for each element to either the price charged when the same element is sold separately or the price established by management, having the relevant authority to do so for an element not yet sold separately. The Company recognizes revenue on CAD systems and Dimensions product sales upon completion of installation at which time the only remaining undelivered element is Post Contract Support (“PCS”).

Upon its release, the Company completed an evaluation of the software component of its Dimensions product in accordance with the software revenue recognition rules. The Company noted the following in its evaluation of the software component of its new Dimensions product:

•

Dimensions is offered in different configurations providing different levels of functionality (2D vs. 3D). Customers who purchase the 2D configuration will be to able to upgrade the product to a 3D version and such upgrade will solely represent a software upgrade that will be marketed and sold separately. This differentiation from the Company’s existing 2D digital mammography product is expected to be highlighted in the Company’s marketing literature.

•

As part of the initial warranty of the Dimensions product, customers will receive not only bug fixes related to the software but also will receive any updates and enhancements to the software that are released. Therefore, the Company concluded that this represents PCS as defined in the software revenue recognition rules.

As a result, the Company has determined that the Dimensions product contains software that is more than incidental to the product as a whole and should be accounted for under the software revenue recognition rules. The Company recognizes revenue upon installation and acceptance, if required, and defers the VSOE of fair value of the initial bundled PCS. The Company has determined that VSOE of fair value of the initial bundled PCS exists based on the establishment of a price for which this element will be sold separately by management having the relevant authority and that it is probable that this price will not change prior to when this service is sold separately. The Company has specified the renewal rates at which the PCS service can be purchased separately for upon expiration of the initial PCS period and those rates are consistent among its customers.

For multiple-element arrangements where VSOE of fair value of PCS has been established, the Company recognizes revenue using the residual method at the time all other revenue recognition criteria have been met. Amounts attributable to PCS are recorded as deferred revenue and recognized ratably over the contractual term of PCS.

Under customer usage agreements, the Company installs certain equipment (for example, a ThinPrep Processor or a ThinPrep Imaging System) at customer sites and customers commit to purchasing minimum quantities of disposable supplies at a stated price (generally including a usage fee for the equipment) over a defined contract term, which is typically between three and five years. Revenue is recognized over the term of the customer usage agreement as disposable supplies are delivered. The Company also rents certain equipment to customers. Revenues from rental agreements are recorded over the terms of the rental agreements.

Accounts Receivable and Reserves

The Company records reserves for doubtful accounts based upon a specific review of all outstanding invoices, known collection issues and historical experience. The Company regularly evaluates the collectability of its trade accounts receivables and performs ongoing credit evaluations of its customers and adjusts credit limits based upon payment history and its assessment of the customer’s current credit worthiness. These estimates are based on specific facts and circumstances of particular orders, analysis of credit memo data and other known factors.

Accounts receivable reserve activity for the years ended September 26, 2009, September 27, 2008 and September 29, 2007 is as follows:

	Balance at Beginning of Period	Acquisition and Other Adjustments	Charged to Costs and Expenses	Write- offs and Payments	Balance at End of Period
Period Ended:
September 26, 2009	$6,326	$—	$2,334	$(1,381)	$7,279
September 27, 2008	$4,598	$(206)	$2,109	$(175)	$6,326
September 29, 2007	$3,712	$(20)	$947	$(41)	$4,598

Cost of Service and Other Revenues

Cost of service and other revenues primarily represents payroll and related costs associated with the Company’s professional services’ employees, consultants, infrastructure costs and overhead allocations, including depreciation and rent and materials consumed in providing the service.

Stock-Based Compensation

The Company accounts for share-based payments in accordance with ASC 718, Stock Compensation (formerly SFAS 123(R) Share-Based Payments). As such, all share-based payments to employees, including grants of stock options and restricted stock units, are recognized in the statement of operations based on their fair values as the date of grant. The Company adopted SFAS 123(R) using the “modified prospective” transition method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of SFAS 123(R) for all share-based payments granted after the effective date and (b) based on the requirements of SFAS 123 for all awards granted to employees prior to the effective date of SFAS 123(R) that remain unvested on the effective date. As a result, the Company is recognizing compensation for the fair value of the unvested portion of option grants issued prior to the adoption of SFAS 123(R), whose fair value was calculated utilizing a Black-Scholes Option Pricing Model. In accordance with the modified-prospective transition method of SFAS 123(R), results for prior periods have not been restated.

Net (Loss) Income Per Share

Basic net (loss) income per share is computed by dividing net (loss) income by the weighted average number of common shares outstanding. Diluted net (loss) income per share is computed by dividing net (loss) income by the weighted average number of common shares and potential common shares from outstanding stock options, restricted stock units and convertible debt determined by applying the treasury stock method. In accordance with ASC 718 the assumed proceeds under the treasury stock method include the average unrecognized compensation expense of stock options that are in-the-money and restricted stock units.

The Company applies the provisions of ASC 260, Earnings Per Share, Subsection 10-45-44 (formerly EITF No. 04-8, The Effect of Contingently Convertible Instruments on Diluted Earnings per Share), to determine diluted weighted average shares outstanding as it relates to its outstanding Convertible Notes, and due to the type of debt instrument issued, the dilutive impact of the Company’s Convertible Notes is based on the difference between the Company’s current stock price and the conversion price of the Convertible Notes, provided there is a premium. Pursuant to this accounting guidance, there is no dilution from the accreted principal of the Convertible Notes. Accordingly, the Company uses the treasury stock method to determine dilutive weighted average shares related to its Convertible Notes and not the if-converted method.

A reconciliation of basic and diluted share amounts for fiscal years 2009, 2008, and 2007 are as follows:

	September 26, 2009	September 27, 2008	September 20, 2007
Numerator:
Net (loss) income	$(2,216,642)	$(415,588)	$94,578

Denominator:
Basic weighted average common shares outstanding	256,545	245,968	106,873
Weighted average common stock equivalents from assumed exercise of stock options and restricted stock units	—	—	2,796

Diluted weighted average common shares outstanding	256,545	245,968	109,669

Basic net (loss) income per common share	$(8.64)	$(1.69)	$0.88

Diluted net (loss) income per common share	$(8.64)	$(1.69)	$0.86

Weighted-average anti-dilutive shares related to:
Outstanding stock options	13,489	7,303	1,316
Restricted stock units	1,575	132	168

Diluted weighted average shares outstanding do not include any effect resulting from the conversion of the Company’s Convertible Notes issued in December 2007 as their impact would be anti-dilutive for all periods presented. In those reporting periods in which the Company has reported net income, anti-dilutive shares comprise those common stock equivalents that have either an exercise price above the average stock price for the period or the common stock equivalents related average unrecognized stock compensation expense is sufficient to “buy back” the entire amount of shares. In those reporting periods in which the Company has a net loss, anti-dilutive shares comprise the impact of those number of shares that would have been dilutive had the Company had net income plus the number of common stock equivalents that would be anti-dilutive had the company had net income.

Product Warranties

The Company generally offers a one-year warranty for its products. The Company provides for the estimated cost of product warranties at the time product revenue is recognized. Factors that affect the Company’s warranty reserves include the number of units sold, historical and anticipated rates of warranty repairs and the cost per repair. The Company periodically assesses the adequacy of the warranty reserve and adjusts the amount as necessary.

Product warranty activity for the years ended September 26, 2009 and September 27, 2008 is as follows:

	Balance at Beginning of Period	Charged to Costs and Expenses	Acquired Reserves	Cost Incurred	Balance at End of Period
Period end:
September 26, 2009	$9,109	$4,937	$—	$(8,444)	$5,602
September 27, 2008	$12,087	$5,223	$591	$(8,792)	$9,109

Restructuring Charges and Accrual

In the fourth quarter of fiscal 2009, the Company closed its manufacturing facility in Shanghai, China. This facility, which manufactured organic photoconductor drum coatings, was acquired in connection with the AEG acquisition in 2006. The Company recorded, as restructuring charges, severance benefits of $420 and other costs of $377. The severance benefits were paid to the employees as of September 26, 2009. In connection with this action, the Company ceased production during the fourth quarter of 2009 and recorded impairment charges of $661 in cost of product sales for manufacturing equipment that has no further utility. The Company expects to incur additional compensation and other clean-up expenses to complete the closure of fully close the facility, which is expected to be completed during fiscal 2010. These costs are not expected to be material. In addition, since this subsidiary is deemed to be substantially liquidated pursuant to the foreign currency translation accounting rules, the Company has eliminated its cumulative translation adjustment related to this subsidiary resulting in other income of $726, which has been recorded as a component of Other (expense) income, net in the Consolidated Statements of Operations.

In fiscal 2008, the Company recorded a restructuring charge of $6,383 related to the resignation of its former Chairman of the Board of Directors, which is not included in the table below. On May 20, 2008, the Company entered into a Separation and Release Agreement (the “Separation Agreement”) with Patrick J. Sullivan, Chairman of the Board of Directors of the Company. The Separation Agreement required the Company to pay Mr. Sullivan a total of $4,442 and continue to pay Mr. Sullivan’s premiums for COBRA continuation coverage under the Company’s group medical plan for eighteen months following the effective date of the separation. In addition, the Separation Agreement provided that Mr. Sullivan’s 46 restricted stock units granted on October 22, 2007 would become fully vested, and the time period to exercise all of his outstanding stock options, all of which were fully vested, would be extended so as to remain exercisable until August 31, 2009. The acceleration of the restricted stock units and modification of stock options resulted in a stock-based compensation charge of $1,941.

In fiscal 2008, as a result of the merger with Cytyc, the Company assumed previous Cytyc management approved restructuring plans designed to reduce future operating expenses by consolidating its Mountain View, California operations into its existing operations in Costa Rica and Massachusetts as well as restructuring plans relating to Cytyc’s historical acquisitions completed in March 2007. In connection with these plans, the Company assumed a total liability of approximately $4,658. The Company assumed an arrangement in which Cytyc had sub-leasing all of its Mountain View facility to a third party for a term of approximately five years, a period of time equivalent to the remainder of the Company’s lease of this facility. The sub-lease commenced on July 1, 2007, and the sub-lease income under this arrangement exceeded the related lease obligation. The Company did not incur any additional restructuring costs related to these plans, and these costs were paid in full during fiscal 2009.

The Company also recorded a liability related to the merger with Cytyc in accordance with EITF Issue No. 95-3 (“EITF 95-3”), Recognition of Liabilities in Connection with a Purchase Business Combination, primarily related to the termination of certain employees, minimum inventory purchase commitments, and other contractual obligations for which business activities had been discontinued.

In fiscal 2008 as a result of the Third Wave acquisition, the Company assumed previous Third Wave management approved restructuring plans designed to reduce future operating expenses. In connection with these plans, the Company assumed a total liability related to termination benefits of approximately $7,509. The Company did not incur any additional restructuring costs related to retention costs for these employees.

Changes in the restructuring accrual are as follows:

	Other	Termination Benefits
Balance at September 29, 2007	$—	$105
Cytyc balance acquired, October 22, 2007	—	4,658
Third Wave balance acquired, July 24, 2008	261	7,029
Provided for under EITF No. 95-3	1,820	1,020
Adjustments	(382)	(270)
Payments	(817)	(11,233)

Balance at September 27, 2008	882	1,309
Current period charges	377	420
Adjustments	(754)	(479)
Payments	(130)	(1,202)

Balance at September 26, 2009	$375	$48

Advertising Costs

Advertising costs are charged to operations as incurred. The Company does not have any direct-response advertising. Advertising costs, which include trade shows and conventions, were approximately $12,385, $15,281 and $6,683 for fiscal 2009, 2008 and 2007, respectively, and were included in selling and marketing expense in the Consolidated Statements of Operations.

Recently Issued Accounting Pronouncements

In September 2009, the FASB ratified ASC Update (“ASU”) No. 2009-13, Multiple-Deliverable Revenue Arrangements (formerly EITF 08-1), or ASU 2009-13. ASU 2009-13, amends existing revenue recognition accounting pronouncements that are currently within the scope of FASB Accounting Standards Codification, or ASC, Subtopic 605-25 (previously included within EITF Issue No. 00-21, Revenue Arrangements with Multiple Deliverables, or EITF 00-21). ASU 2009-13 provides for two significant changes to the existing multiple element revenue recognition guidance. First, this guidance deletes the requirement to have objective and reliable evidence of fair value for undelivered elements in an arrangement and will result in more deliverables being treated as separate units of accounting. The second change modifies the manner in which the transaction consideration is allocated across the separately identified deliverables. These changes may result in entities recognizing more revenue up-front, and entities will no longer be able to apply the residual method and defer the fair value of undelivered elements. Upon adoption of these new rules, each separate unit of accounting must have a selling price, which can be based on management’s estimate when there is no other means to determine the fair value of that undelivered item, and the arrangement consideration is allocated based on the elements’ relative selling price. This accounting guidance is effective no later than fiscal years beginning on or after June 15, 2010 but may be early adopted as of the first quarter of an entity’s fiscal year. Entities may elect to adopt this accounting guidance either through prospective application to all revenue arrangements entered into or materially modified after the date of adoption or through a retrospective application to all revenue arrangements for all periods presented in the financial statements. The Company is currently evaluating the impact of this revised accounting guidance, which it can adopt as early as the first quarter of fiscal 2010.

In September 2009, the FASB ratified ASU No. 2009-14, Applicability of SOP 97-2 to Certain Arrangements that Include Software Elements (formerly EITF Issue No. 09-3, Certain Revenue Arrangements that Include Software Elements), which amends the existing accounting guidance for how entities account for arrangements that include both hardware and software, which typically resulted in the sale of hardware being accounted for under the software revenue recognition rules. This accounting guidance changes revenue recognition for tangible products containing software elements and non-software elements. The tangible element of the product is always outside of the scope of the software rules, and the software elements of tangible products when the software element and non-software elements function together to deliver the product’s essential functionality are outside of the scope of the software rules. As a result, both the hardware and qualifying related software elements are excluded from the scope of the software revenue guidance and accounted for under the revised multiple-element revenue recognition guidance. ASU 2009-14 is effective for all fiscal years beginning on or after June 15, 2010 with early adoption permitted. Entities must adopt ASU 2009-14 and ASU 2009-13 in the same manner and at the same time. The Company is currently evaluating the impact of this revised accounting guidance, which it can adopt as early as the first quarter of fiscal 2010.

In April 2009, the FASB issued FSP FAS 115-2 and FAS 124-2, The Meaning of Other-Than-Temporary Impairment and Its Applications to Certain Investments (codified within ASC 320 Investments-Debt and Equity Securities) FSP 115-2/124-2 amends the requirements for the recognition and measurement of other-than-temporary impairments for debt securities by modifying the pre-existing “intent and ability” indicator. Under this FSP an other-than-temporary impairment is triggered when there is an intent to sell the security, it is more likely than not that the security will be required to be sold before recovery, or the security is not expected to recover the entire amortized cost basis of the security. Additionally, this FSP changes the presentation of an other-than-temporary impairment in the income statement for those impairments involving credit losses. The credit loss component will be recognized in earnings and the remainder of the impairment will be recorded in other comprehensive income. This FSP was effective for the Company beginning with the third quarter of fiscal 2009. The adoption of this FSP did not have a significant impact on the Company’s consolidated financial statements.

In December 2007, the FASB issued ASC 805, Business Combinations (formerly SFAS No. 141 (Revised 2007), Business Combinations). This Statement retains the fundamental requirements in SFAS 141 that the acquisition method of accounting (which SFAS 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination. ASC 805 requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions specified in the Statement. ASC 805 replaces SFAS 141’s cost-allocation process, which required the cost of an acquisition to be allocated to the individual assets acquired and liabilities assumed based on their estimated fair values. The Statement retains the guidance in SFAS 141 for identifying and recognizing intangible assets separately from goodwill. ASC 805 will now require acquisition costs to be expensed as incurred, and changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date generally to affect income tax expense. ASC 805 applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008, which is the Company’s 2010 fiscal year. Early adoption is prohibited. The Company is currently evaluating the impact that the adoption of ASC 805 will have on its consolidated financial statements.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements—An amendment of ARB No. 51 (codified within ASC 810, Consolidation). SFAS 160 amends Accounting Research Bulletin (“ARB”) No. 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. The amount of net income attributable to the noncontrolling interest will be included in consolidated net income on the face of the income statement. This accounting guidance clarifies that changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation are equity transactions if the parent retains its controlling financial interest. In addition, this Statement requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated. This accounting guidance is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008, which is the Company’s 2010 fiscal year. Early adoption is prohibited. The Company does not expect the adoption of this standard to have a material impact on our financial position or results of operations.

In April 2008, the FASB issued FASB Staff Position (“FSP”) No. 142-3, Determination of the Useful Life of Intangible Assets (codified within ASC 350, Intangibles—Goodwill and Other), which amends the factors that must be considered in developing renewal or extension assumptions used to determine the useful life over which to amortize the cost of a recognized intangible asset under ASC 350. The objective of this FSP is to improve the consistency between the useful life of a recognized intangible asset under ASC 350 and the period of expected cash flows used to measure the fair value of the asset under ASC 805. The FSP is effective for financial statements for fiscal years beginning after December 15, 2008, which will be the beginning of fiscal 2010 for the Company. The Company is currently evaluating the impact that the adoption of this FSP will have on its consolidated financial statements. Early adoption is prohibited.

In May 2008, the FASB issued FSP No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) (codified within ASC 470, Debt). This FSP applies to convertible debt instruments that, by their stated terms, may be settled in cash (or other assets) upon conversion, including partial cash settlement, unless the embedded conversion option is required to be separately accounted for as a derivative under ASC 815, Derivatives and Hedging (formerly SFAS No. 133, Accounting for Derivative Instruments and Heading Activities). The liability and equity components of convertible debt instruments within the scope of this FSP must be separately accounted for in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. The excess of the principal amount of the debt over the amount ultimately allocated to the liability component is required to be amortized to interest expense using the effective interest method. This FSP became effective for our financial statements at the beginning of fiscal 2010 and must be applied retrospectively to all periods presented. The retrospective adoption of this FSP has increased the Company’s historical reported interest expense from December 10, 2007 (issuance date of the Convertible Notes—See Note 5(b)) forward.

The financial statements presented in this Current Report on Form 8-K have been adjusted to reflect the retrospective application of this FSP, which the Company adopted on September 27, 2009, the first day of fiscal 2010. As a result, the Company recorded a debt discount of $468,853 and the Company’s non-cash interest expense increased by $65,455 and $48,131 for the years ended September 26, 2009 and September 27, 2008, respectively, resulting in a restated diluted net loss per share of $(8.64) and $(1.69) for the years ended September 26, 2009 and September 27, 2008, respectively.

In June 2008, the FASB ratified the consensus reached on EITF Issue No. 07-5, Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock (“EITF 07-5”) (codified within ASC 815). This accounting guidance clarifies the determination of whether an instrument (or an embedded feature) is indexed to an entity’s own stock, which would qualify as a scope exception under ASC 815, and it is effective for financial statements issued for fiscal years beginning after December 15, 2008. Early adoption for an existing instrument is not permitted. The Company has concluded that upon the adoption of this standard, the embedded derivative option in the Company’s Convertible Notes will continue to be considered indexed to the Company’s own stock. As a result, the adoption of this standard is not expected to have a material impact on the Company’s financial condition or results of operations.

In June 2009, the FASB issued SFAS No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles (codified within ASC 105, Generally Accepted Accounting Principles), which establishes the FASB Accounting Standards Codification as the single source of authoritative U.S. GAAP. The Codification will supersede all existing non-SEC accounting and reporting standards. As a result, upon adoption, all references to accounting literature in our SEC filings will conform to the appropriate reference within the Codification. The adoption of this standard did not have any impact on the Company’s financial position or results of operations.

3.	Business Combinations

Fiscal 2008 Acquisitions:

Acquisition of Third Wave Technologies, Inc.

On July 24, 2008, the Company completed its acquisition of Third Wave Technologies, Inc. (“Third Wave”) pursuant to a definitive agreement dated June 8, 2008. The Company concluded that the acquisition of Third Wave did not represent a material business combination and therefore no pro forma financial information has been provided herein. Subsequent to the acquisition date, the Company’s results of operations include the results of Third Wave, which is a component of the Company’s Diagnostics reporting segment.

Third Wave, located in Madison, Wisconsin, develops and markets molecular diagnostic reagents for a wide variety of DNA and RNA analysis applications based on its proprietary Invader chemistry. Third Wave’s current clinical diagnostic offerings consist of products for conditions such as Cystic Fibrosis, cardiovascular risk and other diseases. In March 2009, Third Wave received approval from the U.S. Food and Drug Administration (“FDA”) for two human papillomavirus (“HPV”) tests; Cervista HPV High Risk (“HR”) and Cervista HPV 16/18.

The Company paid $11.25 per share of Third Wave, for an aggregate purchase price of approximately $591,100 (subject to adjustment) consisting of approximately $575,400 in cash in exchange for stock and warrants; approximately 668 of fully vested stock options granted to Third Wave employees in exchange for their vested Third Wave stock options, with an estimated fair value of approximately $8,100; and approximately $7,600 for acquisition related fees and expenses. There are no potential contingent consideration arrangements payable to the former shareholders in connection with this transaction. Additionally, the Company granted approximately 315 unvested stock options in exchange for unvested Third Wave stock options, with an estimated fair value of approximately $5,100, which is being recognized as compensation expense over the vesting period.

The Company determined the fair value of the options issued in connection with the acquisition in accordance with EITF Issue No. 99-12, Determination of the Measurement Date for the Market Price of Acquirer Securities Issued in a Purchase Business Combination”). The Company determined the measurement date to be July 24, 2008, the date the transaction was completed, as the number of shares to be issued according to the exchange ratio was not fixed until this date. The Company valued the securities based on the average market price for two days before the measurement date and the measurement date itself. The weighted average stock price was determined to be $23.54.

The purchase price is as follows:

Cash portion of consideration	$575,400
Fair value of vested options exchanged	8,100
Direct acquisition costs	7,600

Total purchase price	$591,100

The fair value of vested Hologic common stock options exchanged for vested Third Wave options was included in the purchase price as such options were fully vested. The Company estimated the fair value of these stock options using the Binomial Option Pricing Model assuming no expected dividends and the following weighted-average assumptions:

Expected life	1.48 years
Expected volatility	42.16%
Risk free interest rate	2.33%
Fair value per share determined in accordance with EITF 99-12	$23.54

The allocation of the purchase price was based on estimates of the fair value of assets acquired and liabilities assumed as of July 24, 2008. The components and allocation of the purchase price consists of the following approximate amounts:

Net tangible assets acquired as of July 24, 2008	$87,300
Increase in inventory to fair value	5,100
Increase in property and equipment to fair value	800
In-process research and development	195,200
Developed technology	92,300
Deferred taxes	(33,100)
Goodwill	243,500

Estimated Purchase Price	$591,100

The preliminary purchase price allocation resulted in goodwill of approximately $241,800 as of July 24, 2008. During fiscal 2009, the Company increased goodwill approximately $1,500 primarily related to a $3,600 decrease in the estimated net operating loss offset by net increases of $1,700 in the estimate of other tax attributes. At September 26, 2009, goodwill related to the Third Wave acquisition is approximately $242,900.

Subsequent to the close of the Third Wave acquisition through September 26, 2009, stock options originally issued by Third Wave and converted into options to purchase Hologic common stock were exercised. The Company recorded the estimated tax benefit of $121 and $368 related to the exercise of these options as a reduction to goodwill during fiscal 2009 and 2008, respectively.

Identifiable Intangible Assets

As part of the purchase price allocation, the Company determined that the only separately identifiable intangible asset was developed technology. The fair value of the developed technology intangible assets was determined through the application of the income approach. Developed technology represented currently marketable purchased products that the Company continues to sell as well as utilize to enhance and incorporate into the Company’s existing products.

Acquired In-Process Research and Development

As part of the purchase price allocation, approximately $195,200 of the purchase price was allocated to acquired in-process research and development projects. The amount allocated to acquired in-process research and development represented the estimated fair value of in-process projects based on risk-adjusted cash flows utilizing a discount rate of 20%. These in-process projects had not yet reached technological feasibility and had no future alternative uses as of the date of the merger. The primary basis for determining the technological feasibility of these projects was obtaining regulatory approval to market the underlying products. The fair value attributable to these in-process projects was expensed at the time of the acquisition. If the projects are not successful or completed in a timely manner, the Company may not realize the financial benefits expected for these projects or for the transaction as a whole.

The most significant acquired in-process technology related to Cervista HPV HR, for which the Company estimated a value of approximately $151,200. At the time of, and subsequent to the acquisition, the Company sold HPV reagents that detect certain HPV HR types as Analyte Specific Reagents (“ASRs”). In 2006, Third Wave began clinical trials for PMA submissions to the FDA for Cervista HR and submitted the PMAs in April 2008. During March 2009, the FDA approved the Company’s PMAs for both the Cervista HPV HR and Cervista HPV 16/18 tests. Since receiving FDA approval, the Company has begun to transition to only selling HPV In Vitro Diagnostics (“IVDs”) and expects to complete this transition by the end of fiscal 2010. The HPV in-process research and development related only to the HPV IVDs, and the HPV ASRs were valued as developed technology.

The estimated cost to complete Third Wave’s remaining in-process research and development projects in the aggregate as of September 26, 2009 is approximately $4,000.

The net deferred income taxes primarily relates to the tax effect of acquired identifiable intangible assets and fair value adjustments to acquired inventory and property and equipment, as such amounts are not deductible for tax purposes.

Cytyc Corporation Merger

On October 22, 2007, the Company completed its merger with Cytyc Corporation (“Cytyc”) pursuant to the Agreement and Plan of Merger (“Merger Agreement”) executed on May 20, 2007. Under the terms and conditions of the Merger Agreement, at the effective time of the merger, Cytyc became a wholly-owned subsidiary of the Company and each share of common stock of Cytyc, issued and outstanding immediately prior to the closing, was cancelled and converted into the right to receive (i)1.04 shares of common stock of the Company (as adjusted for the stock split effected on April 2, 2008) and (ii)$16.50 in cash. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations, and based on the terms of the merger, the Company is the accounting acquirer. This conclusion was based on the facts that Hologic board members and senior management control and represent a majority of the board of directors and senior management of the combined company, as well as the terms of the merger consideration, pursuant to which the Cytyc stockholders received a premium over the fair market value of their shares on such date and cash of $16.50 per share (or approximately 35% of the merger consideration). There were no preexisting relationships between the two companies.

Cytyc, headquartered in Marlborough, Massachusetts, is a diversified diagnostic and medical device company that designs, develops, manufactures, and markets innovative and clinically effective diagnostics and surgical products. Cytyc products cover a range of cancer and women’s health applications, including cervical cancer screening, prenatal diagnostics, treatment of excessive menstrual bleeding and radiation treatment of early-stage breast cancer.

Upon the close of the merger, Cytyc shareholders received an aggregate of 132,038 shares of Hologic common stock and approximately $2,094,800 in cash. In connection with the close of the merger, the Company entered into a credit agreement relating to a senior secured credit facility (the “Credit Agreement”) with Goldman Sachs Credit Partners L.P. and certain other lenders, in which the lenders committed to provide, in the aggregate, senior secured financing of up to approximately $2,550,000 to pay for the cash portion of the merger consideration, repayment of existing debt of Cytyc, expenses relating to the merger and working capital following the completion of the merger. As of the closing of the merger, the Company borrowed $2,350,000 under this Credit Agreement. See Note 5 for further discussion.

The aggregate purchase price of approximately $6,156,900 included $2,094,800 in cash; 132,038 shares of Hologic common stock at an estimated fair value of $3,671,500; 16,465 of fully vested stock options granted to Cytyc employees in exchange for their vested Cytyc stock options, with an estimated fair value of approximately $241,400; the fair value of Cytyc’s outstanding convertible notes assumed in the merger of approximately $125,000; and approximately $24,200 of direct acquisition costs. There are no potential contingent consideration arrangements payable to the former Cytyc shareholders in connection with this transaction.

The Company measured the fair value of the 132,038 shares of the Company common stock issued as consideration in connection with the merger under EITF 99-12. The Company determined the measurement date to be May 20, 2007, the date the transaction was announced, as the number of shares to be issued according to the exchange ratio was fixed without subsequent revision. The Company valued the securities based on the average market price a few days before and after the measurement date. The weighted average stock price was determined to be $27.81.

(i) Purchase price

The purchase price is as follows:

Cash portion of consideration	$2,094,800
Fair value of securities issued	3,671,500
Fair value of vested options exchanged	241,400
Fair value of Cytyc’s outstanding convertible notes	125,000
Direct acquisition costs	24,200

Total estimated purchase price	$6,156,900

The fair value of vested Hologic common stock options exchanged for vested Cytyc options was included in the purchase price as such options were fully vested. The Company estimated the fair value of these stock options using the Binomial Option Pricing Model assuming no expected dividends and the following weighted-average assumptions:

Expected life	2.50 years
Expected volatility	35.10%
Risk free interest rate	4.82%
Fair value per share determined in accordance with EITF 99-12	$27.81

(ii) Purchase Price Allocation

The allocation of the purchase price is based upon estimates of the fair value of assets acquired and liabilities assumed as of October 22, 2007. As a result of the merger, the Company assumed Cytyc’s obligation to the former stockholders of Adiana, Inc. to make contingent earn-out payments based on the achievement of certain milestones. The Company considered the provision of EITF Issue No. 95-8, Accounting for Contingent Consideration Paid to the Shareholders of an Acquired Enterprise in a Purchase Business Combination, and concluded that this contingent consideration represents additional purchase price. As a result, goodwill will be increased by the amount of additional consideration as it is earned. The milestone to begin accrual of the additional consideration was achieved in the fourth quarter of fiscal 2009, and the Company recorded $1,854 as additional goodwill. See Note 12 for additional discussion.

The Company had formulated and undertook a plan to restructure certain of Cytyc’s activities. The Company recorded a liability of approximately $2,800 in accordance with EITF 95-3 primarily related to the termination of certain employees, minimum inventory purchase commitments and other contractual obligations for which the related business activities have been discontinued.

The components and allocation of the purchase price consist of the following approximate amounts:

Book value of net assets acquired as of October 22, 2007	$1,158,600
Less: write-off of existing deferred financing costs, goodwill and intangible assets, including related deferred taxes	(787,900)

Adjusted book value of assets acquired	370,700
Remaining allocation:
Increase inventory to fair value	42,300
Increase property and equipment to fair value	5,100
Increase in liabilities recorded in accordance with EITF 95-3	(2,800)
Decrease deferred revenue to fair value	400
Identifiable intangible assets at fair value	2,486,600
Acquired in-process research and development	370,000
Deferred taxes	(943,400)
Goodwill	3,828,000

Total purchase price	$6,156,900

(iii) Valuation of Intangible Assets and Goodwill

The purchase price for the merger with Cytyc was allocated to assets acquired and liabilities assumed based on management’s estimate of their fair values. Management determined the identifiable intangible assets, including in-process research and development, based upon a detailed valuation that relies on information and assumptions further described below. The excess purchase price over the fair value of the net tangible and intangible assets acquired and liabilities assumed was allocated to goodwill.

Identifiable Intangible Assets

As part of the purchase price allocation, the Company determined that Cytyc’s identifiable intangible assets included existing technology, customer relationships and trade names. Cytyc’s existing technology relates to patents, patent applications and know-how with respect to the technologies embedded in its currently marketed products. In determining the allocation of the purchase price to existing technology, consideration was only given to patent and patent applications that relate to products that had been approved by the FDA. Cytyc’s customer relationship assets relate to relationships that Cytyc’s sales force had developed with obstetricians/gynecologists and gynecological surgeons, breast surgeons, radiation oncologists, clinical laboratories and other physicians. The trade names related to both the Cytyc name as well as key product names.

The Company used the income approach to value the existing technology and marketing based intangibles. This approach calculates fair value by discounting the after-tax cash flows back to a present value. The baseline data for this analysis was the cash flow estimates used to price the transaction. Cash flows were forecasted for each intangible asset, then discounted based on an appropriate discount rate. The discount rates applied, which ranged between 10.5% and 13.5%, were benchmarked with reference to the implied rate of return from the transaction model as well as Cytyc’s weighted average cost of capital based on the capital asset pricing model.

In estimating the useful life of the acquired assets, the Company considered ASC 350-30-35 (formerly paragraph 11 of SFAS No. 142, Goodwill and Other Intangible Assets), which lists the pertinent factors to be considered when estimating the useful life of an intangible asset. These factors included a review of the expected use by the combined company of the assets acquired, the expected useful life of another asset (or group of assets) related to the acquired assets, legal, regulatory or other contractual provisions that may limit the useful life of an acquired asset or may enable the extension of the useful life of an acquired asset without substantial cost, the effects of obsolescence, demand, competition and other economic factors, and the level of maintenance expenditures required to obtain the expected future cash flows from the asset. The Company is amortizing these intangible assets over their estimated useful lives using a method that is based on estimated future cash flows as the Company believes this will approximate the pattern in which the economic benefits of the assets will be utilized or on a straight-line basis if it was deemed that the cash flows were not reliably determinable.

Acquired In-Process Research and Development

As part of the purchase price allocation, approximately $370,000 of the purchase price was allocated to acquired in-process research and development projects. The amount allocated to acquired in-process research and development represented the estimated fair value, based on risk-adjusted cash flows, related to in-process projects that had not yet reached technological feasibility and had no future alternative uses as of the date of the merger. The primary basis for determining the technological feasibility of these projects was obtaining regulatory approval to market the underlying products. The fair value attributable to these in-process projects was expensed at the time of the merger. If the projects are not successful or completed in a timely manner, the Company may not realize the financial benefits expected for these projects or for the transaction as a whole.

The fair value assigned to acquired in-process research and development was determined by estimating the costs to develop the acquired technology into commercially viable products, estimating the resulting net cash flows from the projects, and discounting the net cash flows to their present value. The revenue projections used to value the acquired in-process research and development were based on estimates of relevant market sizes and growth factors, expected trends in technology, and the nature and expected timing of new product introductions by the Company and its competitors. The resulting net cash flows from such projects were based on management’s estimates of cost of sales, operating expenses, and income taxes from such projects.

The rates utilized to discount the net cash flows to their present value of 12.5% to 13.5% were based on estimated cost of capital calculations and the implied rate of return from the transaction model plus a risk premium. Due to the nature of the forecasts and the risks associated with the developmental projects, appropriate risk-adjusted discount rates were used for the in-process research and development projects. The discount rates are based on the stage of completion and uncertainties surrounding the successful development of the purchased in-process technology projects.

The acquired in-process research and development related to the following research and development projects: Adiana Complete TransCervical Sterilization (“TCS”) System, which the Company subsequently renamed the Adiana Permanent Contraception System, and expanded labeling of the NovaSure System, Gestiva, the ThinPrep Imaging System, the ThinPrep Processor and the Helica Thermal Coagulator System (“Helica”).

The most significant acquired in-process technology related to the Adiana Permanent Contraception System for which the Company had estimated a value of approximately $220,000. The Adiana Permanent Contraception System includes an incisionless trans-cervical permanent sterilization device intended to be used during an office or hospital based procedure. The system consists of three different parts: a disposable applicator, an implantable polymer matrix and a radio frequency controller. The Company completed this in-process project during the third quarter of fiscal 2009 and received FDA approval on July 6, 2009.

Cytyc’s other in-process research and development projects were at different stages of development, ranging from the early stages of development to Phase IIb prototype building, ongoing clinical trials and submission to the FDA of Pre-Market Approval (“PMA”) and drug applications. FDA approval or clearance had not been granted for any of the products classified as in-process research and development, nor had Cytyc received any foreign approvals or clearances for any of these products. All products classified as in-process research and development require various levels of in-house and external testing, clinical trials and approvals from the FDA before these future products could be marketed. As of September 26, 2009, the estimated cash requirements in the aggregate to complete these remaining products were expected to be approximately $3,800. Certain of these projects that have been discontinued or delayed are not included in this estimate as their cost to complete and timing of completion are unknown at this time. Certain of the projects included in this estimated cash requirement have been delayed to fiscal 2010 and the estimated costs for these projects have been increased accordingly.

The successful development of new products and product enhancements is subject to numerous risks and uncertainties, both known and unknown, including, unanticipated delays, access to capital, budget overruns, technical problems and other difficulties that could result in the abandonment or substantial change in the design, development and commercialization of these new products and enhancements, including, for example changes requested by the FDA in connection with PMA applications for products or 510(k) notification. Given the uncertainties inherent with product development and introduction, there can be no assurance that any of the Company’s product development efforts will be successful on a timely basis or within budget, if at all. The failure of the Company to develop new products and product enhancements on a timely basis or within budget could harm the Company’s results of operations and financial condition.

Goodwill

The preliminary purchase price allocation resulted in goodwill of approximately $3,844,100 as of October 22, 2007, the date of the merger. During the first quarter of fiscal 2009, the Company reduced goodwill in the purchase price allocation by approximately $1,900 primarily due to a decrease in the valuation allowance related to certain tax assets acquired where the Company has determined that it is more likely than not that these assets will be realized. Subsequent to the one year allocation period from the date of acquisition, the Company recorded additional adjustments to goodwill of approximately $1,000 for revisions to certain tax assets. The Company had previously reduced this goodwill in the amount of approximately $14,200 from the date of acquisition through September 27, 2008. The reduction was primarily related to a $16,800 increase in the preliminary valuation of assets acquired (primarily related to deferred tax assets acquired), an $1,845 increase in the preliminary valuation of certain tangible assets and a $1,700 increase in the preliminary valuation of certain intangible assets which were partially offset by a $5,900 increase in the preliminary estimate of liabilities assumed (primarily related to current tax liabilities) and a $200 increase in the preliminary estimate of acquisition costs and expenses.

The factors contributing to the recognition of this amount of goodwill were based upon several strategic and synergistic benefits that were expected to be realized from the combination. These benefits included the expectation that the Company’s complementary products and technologies would create a leading women’s healthcare company with an enhanced presence in hospitals, private practices and healthcare organizations. The Company also expected to realize substantial synergies through the use of Cytyc’s OB/GYN and breast surgeon sales channel to cross-sell the Company’s existing and future products. The merger provided the Company broader channel coverage within the United States and expanded geographic reach internationally, as well as increased scale and scope for further expanding operations through product development and complementary strategic transactions.

Subsequent to the close of the merger with Cytyc, vested stock options originally issued by Cytyc and converted into options to purchase Hologic common stock were exercised. The Company recorded the estimated excess tax benefit of approximately $49,300 related to the exercise of these options as a reduction to goodwill in fiscal 2008 and $988 in fiscal 2009.

Supplemental Pro-forma Information

The following unaudited pro-forma information presents the consolidated results of operations of the Company and Cytyc as if the transaction had occurred at the beginning of fiscal 2007, with pro-forma adjustments to give effect to amortization of intangible assets, an increase in interest expense on acquisition financing, subsequent refinancing and certain other adjustments together with related tax effects:

(approximate amounts in thousands except per share data)	Year ended
	September 27, 2008	September 29, 2007
Revenue	$1,711,405	$1,472,400
Net income	$186,460	$62,600
Net income per common share:
Basic	$0.73	$0.26

Diluted	$0.71	$0.25

The $370,000 charge for acquired in-process research and development, the fair value of the inventory step-up of $42,300, stock-based compensation of approximately $60,000, direct acquisition fees and expenses of approximately $28,000 and change of control payments of approximately $18,600 that were a direct result of the transaction are excluded from the unaudited pro forma information above. The unaudited pro forma results are not necessarily indicative of the results that the Company would have attained had the merger with Cytyc occurred at the beginning of the periods presented. The $195,200 charge for acquired in-process research and development and the fair value of the inventory step-up of $3,933 that were a direct result of the acquisition of Third Wave have been excluded from the unaudited pro forma information above. The Company has not reflected any other pro forma adjustments related to Third Wave as it was not considered a material acquisition.

Prior to the close of the merger, the Board of Directors of Cytyc approved a modification to certain outstanding equity awards for Cytyc employees, which was consented to by Hologic. The modification provided for the acceleration of vesting upon the close of the merger for those awards that did not provide for acceleration upon a change of control as part of the original terms of the award. This modification was consented to by the Company so that the Company would not incur stock-based compensation charges that it otherwise would have if the awards had continued to vest under their original terms.

Fiscal 2007 Acquisition:

Acquisition of BioLucent, Inc.

On September 18, 2007, the Company completed the acquisition of BioLucent, Inc. (“BioLucent”) pursuant to a definitive agreement dated June 20, 2007. The results of operations for BioLucent have been included in the Company’s consolidated financial statements from the date of acquisition as part of its Breast Health segment.

BioLucent, previously located in Aliso Viejo, California, develops, markets and sells MammoPad breast cushions to decrease the discomfort associated with mammography. Prior to the acquisition, BioLucent’s primary research and development efforts were directed at its brachytherapy business which was focused on breast cancer therapy. Prior to the acquisition, BioLucent spun-off its brachytherapy technology and business to the holders of BioLucent’s outstanding shares of capital stock. As a result, the Company only acquired BioLucent’s MammoPad cushion business and related assets. The Company invested $1,000 directly in the spun-off brachytherapy business in exchange for shares of preferred stock issued by the new business.

The aggregate purchase price for BioLucent was approximately $73,200, consisting of approximately $6,800 in cash and 2,314 shares of Hologic common stock valued at approximately $63,200, debt assumed and paid off of approximately $1,600 and approximately $1,600 for acquisition related fees and expenses. The Company determined the fair value of the shares issued in connection with the acquisition in accordance with EITF 99-12.

The acquisition also provides for up to two annual earn-out payments not to exceed $15,000 in the aggregate based on BioLucent’s achievement of certain revenue targets. The Company considered the provision of EITF 95-8, and concluded that this contingent consideration represents additional purchase price. As a result, goodwill will be increased by the amount of the additional consideration, if any, as it is earned. As of September 26, 2009, the Company has not recorded any amounts for these potential earn-outs. The allocation of the purchase price was based upon estimates of the fair value of assets acquired and liabilities assumed as of September 18, 2007. The components and allocation of the purchase price consisted of the following approximate amounts:

Net tangible assets acquired as of September 18, 2007	$2,800
Developed technology and know how	12,300
Customer relationship	17,000
Trade name	2,800
Deferred income tax liabilities, net	(9,500)
Goodwill	47,800

Final purchase price	$73,200

As part of the purchase price allocation, all intangible assets that were a part of the acquisition were identified and valued. It was determined that only customer relationship, trade name and developed technology had separately identifiable values. The fair value of these intangible assets was determined through the application of the income approach. Customer relationship represented a large customer base that was expected to purchase the disposable MammoPad product on a regular basis. Trade name represented the BioLucent product name that the Company intended to continue to use. Developed technology represented currently marketable purchased products that the Company continues to sell as well as utilize to enhance and incorporate into the Company’s existing products.

The deferred income tax liability relates to the tax effect of acquired identifiable intangible assets and fair value adjustments to acquired inventory, as such amounts are not deductible for tax purposes, partially offset by acquired net operating loss carryforwards of approximately $2,400.

4.	Sale of Gestiva

On January 16, 2008, the Company entered into a definitive agreement pursuant to which it agreed to sell full U.S. and world-wide rights to Gestiva to KV Pharmaceutical Company upon approval of the pending Gestiva new drug application (the “Gestiva NDA”) by the FDA for a purchase price of $82,000. The Company received $9,500 of the purchase price in fiscal 2008, and the balance is due upon final approval of the Gestiva NDA by the FDA on or before February 19, 2010 and the production of a quantity of Gestiva suitable to enable the commercial launch of the product. Either party has the right to terminate the agreement if FDA approval is not obtained by February 19, 2010. The Company agreed to continue its efforts to obtain FDA approval of the NDA for Gestiva as part of this arrangement. All costs incurred in these efforts will be reimbursed by KV Pharmaceutical and are being recorded as a credit against research and development expenses. During fiscal 2009 and 2008, these reimbursed costs were not material. The Company recorded the $9,500 as a deferred gain within current liabilities in the Consolidated Balance Sheet. The Company expects that the gain will be recognized upon the closing of the transaction following final FDA approval of the Gestiva NDA or if the agreement is terminated. The Company cannot assure that it will be able to obtain the requisite FDA approval, that the transaction will be completed or that it will receive the balance of the purchase price. Moreover, if KV Pharmaceutical terminates the agreement as a result of a breach by the Company of a material representation, warranty, covenant or agreement, the Company will be required to return the funds previously received as well as expenses reimbursed by KV.

The development of Gestiva, a drug that, if approved by the FDA, could be used in the prevention of preterm birth in pregnant women with a history of at least one spontaneous preterm birth, was originally begun by Adeza Biomedical Corporation, which was acquired by Cytyc on April 2, 2007. On October 22, 2007, the Company completed its merger with Cytyc and as a result acquired all rights to Gestiva. The Company allocated $53,400 to acquired in-process research and development as part of the initial purchase price allocation.

5.	Borrowings and Credit Arrangements

The Company had total debt of $1,552,251 at September 26, 2009 and $1,782,150 at September 27, 2008. The Company’s borrowings consisted of the following at September 26, 2009 and September 27, 2008:

	2009	2008

Current debt obligations:
Term Loan A	$28,789	$34,444
Term Loan B	6,785	1,723
AEG debt	1,500	2,015
Cytyc notes	—	298
Other	1,299	—

Total current debt obligations	38,373	38,480

Long-term debt obligations:
Term Loan A	95,929	310,000
Term Loan B	42,664	118,833
AEG debt	—	8,587
Other	1,362	—

	139,955	437,420
Convertible Notes (principal of $1,725,000)	1,373,923	1,306,250

Total long-term debt obligations	1,513,878	1,743,670

Total debt obligations	$1,552,251	$1,782,150

As of September 26, 2009, the debt maturity schedule, which excludes the unamortized debt discount on the Convertible Notes, for the Company’s debt obligations is as follows for each fiscal year:

	2010	2011	2012	2013	2014	Total
Term Loan A	$28,789	$18,227	$18,227	$59,475	$—	$124,718
Term Loan B	6,785	628	628	41,408	—	49,449
AEG debt	1,500	—	—	—	—	1,500
Other	1,299	1,362	—	—	—	2,661
Convertible Notes (1)	—	—	—	—	1,725,000	1,725,000

	$38,373	$20,217	$18,855	$100,883	$1,725,000	$1,903,328

(1)	The earliest date of redemption is December 13, 2013, which is in fiscal 2014.

(a)	Credit Agreement

On October 22, 2007, the Company and certain of its domestic subsidiaries entered into a senior secured credit agreement (the “Credit Agreement”) with Goldman Sachs Credit Partners L.P. and certain other lenders, (collectively, the “Lenders”). Pursuant to the terms and conditions of the Credit Agreement, the Lenders committed to provide senior secured financing in an aggregate amount of up to $2,550,000. As of the closing of the merger with Cytyc, the Company borrowed $2,350,000 under the credit facilities. The Company used the proceeds from the credit facilities to pay the cash consideration of the merger with Cytyc, and to pay fees, commissions and expenses incurred by the Company in connection with the merger with Cytyc and the Credit Agreement. In addition, the Company used the proceeds of the credit facilities, together with the Company’s available cash, to pay the cash due upon conversion of Cytyc’s 2.25% Senior Convertible Notes due 2024 that were outstanding after the closing of the merger with Cytyc.

The credit facilities under the Credit Agreement consisted of:

•	$600,000 senior secured Term Loan A (the “Term Loan A facility”) with a final maturity date of September 30, 2012;

•	$250,000 senior secured Term Loan B-1 and $250,000 senior secured Term Loan B-2 (collectively, the “Term Loan B facility”) with a final maturity date of March 31, 2013;

•	$1,250,000 senior secured capital markets term loan (the “Term Loan X facility”) with a final maturity date of April 22, 2009;

•	$200,000 senior secured revolving credit facility (the “revolving facility”) with a final maturity date of October 22, 2012.

The Company applied the net proceeds from its Convertible Notes offering described below to repay amounts outstanding under the Credit Agreement, including all of the remaining amounts outstanding under Term Loan X of $1,100,000 and Term Loan B-2 of $250,000. The Company also repaid a pro rata portion of the Company’s Term Loan A in the amount of $251,000 and Term Loan B-1 in the amount of $104,000. During fiscal 2008, the Company also made voluntary prepayments of the remaining principal under its Term Loan X, Term Loan A and Term Loan B-1 of $150,000, $349,000 and $146,000, respectively. There were no amounts outstanding under these term notes as of September 27, 2008 or September 26, 2009.

All amounts outstanding under the credit facilities accrued interest, at the Company’s option, initially, with respect to all loans made under the revolving facility and the Term Loan A facility: (i) at the Base Rate plus 1.25% per annum; or (ii) at the reserve adjusted Eurodollar Rate plus 2.25% per annum. With respect to loans made under the Term Loan B facility: (i) at the Base Rate plus 1.5% per annum; or (ii) at the reserve adjusted Eurodollar Rate plus 2.50%; and with respect to loans made under the Term Loan X facility: (i) at the Base Rate plus 0.75% per annum; or (ii) at the reserve adjusted Eurodollar Rate plus 1.75% per annum.

Borrowings outstanding under the credit agreement from initial drawdown through final repayment in June 2008 had a weighted average interest rate of 6.72%. Interest expense under these credit facilities totaled $40,200 during fiscal 2008, which included non-cash interest expense of approximately $12,300 related to the amortization of the capitalized deferred financing costs related to the Amended Credit Agreement. As of September 27, 2008, all of the deferred financing costs had been amortized, with the exception of $3,464 of remaining deferred financing costs allocated to the revolving credit facility, as all Term Loan borrowings had been fully repaid.

The Credit Agreement contained affirmative and negative covenants customarily applicable to senior secured credit facilities, including requirements to maintain maximum leverage and minimum interest coverage ratios, as of the last day of each fiscal quarter, as defined within the Credit Agreement. The Company had been in compliance with all covenants through the term of the agreement.

In connection with the acquisition of Third Wave, on July 17, 2008, the Company entered into an amended and restated credit agreement with certain of the Lenders (the “Amended Credit Agreement”). The Amended Credit Agreement amended and restated the Company’s existing credit agreement with Goldman Sachs Credit Partners L.P. and the lenders named therein, dated as of October 22, 2007. Pursuant to the terms and conditions of the Amended Credit Agreement, the Lenders committed to provide senior secured financing in an aggregate amount of up to $800,000. The credit facilities under the Amended Credit Agreement consist of $400,000 senior secured tranche A term loan (“Term Loan A”); $200,000 senior secured tranche B term loan (“Term Loan B”); $200,000 senior secured revolving credit facility (the “revolving facility”).

In order to complete the acquisition of Third Wave, the Company borrowed $540,000 under the credit facilities on July 17, 2008, consisting of $400,000 under the Term Loan A and $140,000 under the Term Loan B. As of September 26, 2009 and September 27, 2008, the Company had an aggregate of $174,167 and $465,000, respectively, of principal outstanding under this credit facility of which $124,718 and $344,444, respectively, was under the Term Loan A and $49,449 and $120,556, respectively, was under the Term Loan B, as of September 26, 2009 and September 27, 2008. The Company has been making voluntary prepayments throughout the term of the loan, and subsequent to September 26, 2009, the Company paid down approximately $24,600 of the outstanding principal of which $21,000 was a voluntary payment. The Company has reclassified this voluntary payment of $21,000 to current portion of long-term debt in its Consolidated Balance Sheet at September 26, 2009. No such voluntary prepayments occurred subsequent to September 27, 2008 but prior to the issuance of the Company’s 2008 Form 10-K. The Company had no amounts outstanding under its Revolving Facility, and therefore, had full availability of the $200,000 Revolving Facility as of September 26, 2009. The final maturity dates for the credit facility are September 30, 2012 for the Term Loan A and Revolving Facility and March 31, 2013 for the Term Loan B.

The domestic subsidiaries of the Company which are party to the Amended Credit Agreement (including Third Wave, which joined as a party to the Amended Credit Agreement on July 24, 2008) have guaranteed the Company’s obligations under the credit facilities and the credit facilities are secured by first-priority liens on, and first-priority security interests in, substantially all of the assets of the Company and all subsidiaries party to the Amended Credit Agreement, a first priority security interest in 100% of the capital stock issued by each guarantor, 65% of the capital stock issued by certain first-tier foreign subsidiaries of the Company and all intercompany debt. The security interests are evidenced by an Amended and Restated Pledge and Security Agreement by and among Goldman Sachs Credit Partners L.P., as collateral agent, Hologic and the other parties therein named (the “Amended Pledge and Security Agreement”). The Amended Pledge and Security Agreement amended and restated Hologic’s existing Pledge and Security Agreement by and among Goldman Sachs Credit Partners L.P., as collateral agent, Hologic and the other parties therein named, dated as of October 22, 2007.

The Company was initially required to make scheduled principal payments under the Term Loan A facility in increasing amounts ranging from $10,000 per quarter commencing with the quarter ending September 30, 2008 to $15,000 per quarter commencing with the quarter ending September 30, 2010, and under the Term Loan B facility, in equal quarterly installments of $500 beginning on the quarter ending September 30, 2008, with the remaining balance of each term loan facility due at the maturity of the applicable term loan facility. The Company is required to make principal repayments first, pro rata among the term loan facilities, and second to the revolving credit facility from specified excess cash flows from operations and from the net proceeds of specified types of asset sales, debt issuances, insurance recoveries and equity offerings. These minimum scheduled principal payments are reduced on a prorata basis as the Company makes voluntary repayments against the outstanding principal amounts. Since the Company has made voluntary payments, the required scheduled principal payments have been reduced, and the current annual amounts due are reflected in the five year payment schedule above. Amounts borrowed under the revolving credit facility are due at maturity. The Company may voluntarily prepay any of the credit facilities without premium or penalty (other than applicable breakage costs related to interest on Eurodollar loans).

All amounts outstanding under the Amended Credit Agreement bear interest, at Hologic’s option, as follows:

With respect to loans made under the revolving facility and the Term Loan A facility:

(i)	at the Base Rate plus 1.25% per annum, which was reduced from 1.50% in May 2009; or

(ii)	at the reserve adjusted Eurodollar Rate plus 2.25% per annum, which was reduced from 2.50% in May 2009; and

With respect to loans made under the Term Loan B facility:

(i)	at the Base Rate plus 2.25% per annum; or

(ii)	at the reserve adjusted Eurodollar Rate plus 3.25% per annum.

The margin applicable to loans under the revolving credit facility and the Term Loan A facility is subject to specified changes based on certain changes in the leverage ratio as specified in the Amended Credit Agreement.

Interest accruing at the base rate generally is payable by the Company on a quarterly basis. Interest accruing at the Eurodollar Rate is payable on the last day of selected interest periods (which shall be one, two, three and six months and in certain circumstances, nine or twelve months) unless the interest period exceeds three months, in which case, interest will be due at the end of every three months.

Borrowings outstanding under the Amended Credit Agreement in fiscal 2009 and 2008 had a weighted average interest rate of 3.81% and 5.24%, respectively. The interest rates on the outstanding Term Loan A and Term Loan B borrowings at September 26, 2009 ranged from 2.5% to 4.5% and 3.5% to 5.5%, respectively and at September 27, 2008 were 5.25% and 6.0%, respectively. Interest expense under the Amended Credit Agreement totaled $23,929 and $8,148, respectively, during fiscal 2009 and 2008, which includes non-cash interest expense of $10,757 and $2,718, respectively, related to the amortization of the deferred financing costs related to the Amended Credit Agreement. As of September 26, 2009, there was $6,441 in deferred financing costs related to the Term Loans classified as Other Assets in the Consolidated Balance Sheet.

Interest expense under the Amended Credit Agreement for the Revolving Facility totaled $1,889 and $1,759 in fiscal 2009 and fiscal 2008, respectively, consisting of commitment fees on the unused portion of this facility and non-cash interest expense of $981 and $814, respectively, related to the amortization of deferred financing costs. As of September 26, 2009, there was $2,974 in deferred financing costs related to the Revolving Facility classified as Other Assets on the Company’s Consolidated Balance Sheets. The Company pays a quarterly commitment fee, at a per annum rate of 0.375%, which was reduced from 0.50% in May 2009, on the undrawn commitments available under the Revolving Facility, which per annum rate is subject to reduction based on a leverage ratio as specified in the Amended Credit Agreement.

The credit facilities contain affirmative and negative covenants customarily applicable to senior secured credit facilities, including covenants restricting the ability of the Hologic loan parties, subject to negotiated exceptions, to: incur additional indebtedness and additional liens on their assets; engage in mergers or acquisitions or dispose of assets, enter into sale-leaseback transactions, pay dividends or make other distributions, voluntarily prepay other indebtedness, enter into transactions with affiliated persons, make investments, and change the nature of their businesses. The credit facilities require the Hologic loan parties to maintain certain maximum leverage and minimum interest coverage ratios as of the last day of each fiscal quarter, as defined in the Amended Credit Agreement. The Company was in compliance with its financial covenants as of September 26, 2009.

(b)	Convertible Notes

On December 10, 2007, the Company issued and sold $1,725,000 aggregate original principal of 2.00% Convertible Senior Notes due 2037 (the “Convertible Notes”). The net proceeds from the offering of approximately $1,689,000, after deducting the underwriters’ discounts of $34,500 and estimated offering expenses of approximately $1,500, were used to repay the Company’s outstanding senior secured indebtedness under its Credit Agreement, including all of the Company’s Term Loan X and Term Loan B-2, and a pro rata portion of the Company’s Term Loan A and Term Loan B-1 as discussed above. The Convertible Notes are the Company’s senior unsecured obligations and rank equally with all of the Company’s existing and future senior unsecured debt and prior to all future subordinated debt. The Convertible Notes are effectively subordinated to any future secured indebtedness to the extent of the collateral securing such indebtedness, and structurally subordinated to all indebtedness and other liabilities (including trade payables) of the Company’s subsidiaries.

In May 2008, the FASB issued FSP APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) (codified within ASC 470, Debt). This accounting guidance applies to certain convertible debt instruments that may be settled in cash (or other assets), or partially in cash, upon conversion. The liability and equity components of convertible debt instruments within the scope of this accounting guidance must be separately accounted for in a manner that reflects the entity’s nonconvertible debt borrowing rate when interest expense is subsequently recognized. The excess of the principal amount of the debt over the amount allocated to the liability component is recognized as the value of the embedded conversion feature and is recorded within additional-paid-in capital in stockholders’ equity and amortized to interest expense using the effective interest method. This accounting guidance must be applied retrospectively to all periods presented.

On September 27, 2009, the Company adopted this accounting guidance, which is applicable to its Convertible Notes because its terms include cash or partial cash settlement. Accordingly, the Company is required to account for the liability and equity components of its Convertible Notes separately to reflect its nonconvertible debt borrowing rate. The consolidated financial statements have been adjusted to reflect the adoption of this accounting guidance from the date of issuance of the Convertible Notes. The Company estimated the fair value of its Convertible Notes without the conversion feature as of the date of issuance (“liability component”). The estimated fair value of the liability component of $1,256,147 was determined using a discounted cash flow technique. Key inputs used to estimate the fair value of the liability component included the Company’s estimated nonconvertible debt borrowing rate as of December 10, 2007 (the date the Convertible Notes were issued), the amount and timing of cash flows, and the expected life of the Convertible Notes. The estimated effective interest rate of 7.62% was estimated by comparing other companies’ debt issuances that had similar features of the Company’s debt, excluding the conversion feature, and who had similar credit ratings during the same annual period as the Company.

The excess of the gross proceeds received over the estimated fair value of the liability component totaling $468,853 has been allocated to the conversion feature (“equity component”) as an increase to capital in excess of par value with a corresponding offset recognized as a discount to reduce the net carrying value of the Convertible Notes. The discount is being amortized to interest expense over a six-year period ending December 18, 2013 (the expected life of the liability component) using the effective interest method. In addition, transaction costs are required to be allocated to the liability and equity components based on their relative percentages. As such, the adoption of this accounting guidance results in a portion of the deferred financing costs being allocated to the equity component and recorded as a reduction to capital in excess of par value.

The adoption of this accounting guidance increased interest expense associated with the Company’s Convertible Notes by adding a non-cash component from the amortization of the debt discount. This increase in interest expense is offset slightly by less amortization of deferred financing costs. The impact of the adoption of this accounting guidance on the Company’s results of operations for fiscal years 2009 and 2008 is as follows:

	September 26, 2009			September 27, 2008
	As Reported	Effect of Change	As Adjusted	As Reported	Effect of Change	As Adjusted

Interest expense	$(69,502)	$(65,455)	$(134,957)	$(84,912)	$(48,131)	$(133,043)
Loss before income taxes	(2,088,675)	(65,455)	(2,154,130)	(279,141)	(48,131)	(327,272)
Provision for income taxes	87,562	(25,050)	62,512	106,476	(18,160)	88,316
Net loss	(2,176,237)	(40,405)	(2,216,642)	(385,617)	(29,971)	(415,588)
Diluted net loss per share	$(8.48)	(0.16)	$(8.64)	$(1.57)	(0.12)	$(1.69)

The impact of the adoption of this accounting guidance on the balance sheet accounts is as follows:

	Other Assets		Convertible Notes	Deferred Income Tax Liabilities	Capital in Excess of Par Value	Accumulated Deficit

September 27, 2008 balance, as previously reported	$81,184	(a)	$1,725,000	$920,838	$4,853,837	$(217,644)
Allocation of debt discount and issuance costs to equity component on Convertible Notes issuance date	(9,792)		(468,853)	175,423	283,638	—
Retrospective impact from amortization of discount on liability component and debt issuance costs	1,972		50,103	(18,160)	—	(29,971)

Cumulative retrospective impact from amortization of discount on liability component and debt issuance costs	(7,820)		(418,750)	157,263	283,638	(29,971)

September 27, 2008 balance, as adjusted	$73,364	(a)	$1,306,250	$1,078,101	$5,137,475	$(247,615)

September 26, 2009 balance, as previously reported	$65,157	(a)	$1,725,000	$912,970	$4,898,422	$(2,393,881)
Retrospective impact from amortization of discount on liability component and debt issuance costs	2,218		67,673	(25,050)	—	(40,405)
Cumulative retrospective impact from amortization of discount on liability component and debt issuance costs	(7,820)		(418,750)	157,263	283,638	(29,971)

September 26, 2009 balance, as adjusted	$59,555	(a)	$1,373,923	$1,045,183	$5,182,060	$(2,464,257)

(a)	Reflects a reclassification adjustment to increase other assets by $4,252 in fiscal 2008 and $2,248 in fiscal 2009. See Note 2 for additional explanation.

As of September 26, 2009 and September 27, 2008, the Convertible Notes and equity component (recorded in capital in excess of par value, net of income tax benefit) associated with the adoption of this accounting guidance consisted of the following:

	September 26, 2009	September 27, 2008

Convertible notes principal amount	$1,725,000	$1,725,000
Unamortized discount	(351,077)	(418,750)
Net carrying amount	$1,373,923	$1,306,250

	September 26, 2009	September 27, 2008
Equity component, net of taxes	$283,638	$283,638

Holders may require the Company to repurchase the Convertible Notes on December 13 of 2013, and each of December 15, 2017, 2022, 2027 and 2032 at a repurchase price equal to 100% of their accreted principal amount, plus accrued and unpaid interest. The Company may redeem any of the Convertible Notes beginning December 18, 2013, by giving holders at least 30 days’ notice. The Company may redeem the Convertible Notes either in whole or in part at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest, including contingent interest and liquidated damages, if any, to, but excluding, the redemption date.

The Convertible Notes bear interest at a rate of 2.00% per year on the principal amount, payable semi-annually in arrears in cash on June 15 and December 15 of each year, beginning June 15, 2008 and ending on December 15, 2013. The Convertible Notes will accrete principal from December 15, 2013 at a rate that provides holders with an aggregate annual yield to maturity of 2.00% per year. Beginning with the six month interest period commencing December 15, 2013, the Company will pay contingent interest during any six month interest period to the holders of Convertible Notes if the “trading price”, as defined, of the Convertible Notes for each of the five trading days ending on the second trading day immediately preceding the first day of the applicable six month interest period equals or exceeds 120% of the accreted principal amount of the Convertible Notes. Interest expense under the Convertible Notes totaled $105,728 and $80,602, respectively, during fiscal 2009 and 2008, which included non-cash interest expense of $71,459 and $52,906, respectively, related to the amortization of the debt discount of $67,673 and $50,103, respectively and deferred financing costs of $3,786 and $2,803, respectively.

The holders of the Convertible Notes may convert the notes into shares of the Company’s common stock at a conversion price of approximately $38.60 per share, subject to adjustment, prior to the close of business on September 15, 2037 under any of the following circumstances: (1) during any calendar quarter if the last reported sale price of the Company’s common stock exceeds 130% of the conversion price for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding calendar quarter; (2) during the five business day period after any five consecutive trading day period in which the trading price per note for each day of such period was less than 98% of the product of the last reported sale price of the Company’s common stock and the conversion rate on each such day; (3) if the notes have been called for redemption; or (4) upon the occurrence of specified corporate events. None of these triggering events had occurred as of September 26, 2009.

In lieu of delivery of shares of the Company’s common stock in satisfaction of the Company’s obligation upon conversion of the Convertible Notes, the Company may elect to deliver cash or a combination of cash and shares of the Company’s common stock. If the Company elects to satisfy its conversion obligation in a combination of cash and shares of the Company’s common stock, the Company is required to deliver up to a specified dollar amount of cash per $1,000 original principal amount of Convertible Notes, and will settle the remainder of its conversion obligation in shares of its common stock. It is the Company’s current intent and policy to settle any conversion of the Convertible Notes as if the Company had elected to make the net share settlement election.

If an event of default, as defined, relates to the Company’s failure to comply with the reporting obligations in the Convertible Notes, if the Company so elects, the sole remedy of the holders of the Convertible Notes for the first 90 days following such event of default consists exclusively of the right to receive an extension fee on the notes in an amount equal to 0.25% of the accreted principal amount of the Convertible Notes.

Based on the Company’s evaluation of the Convertible Notes in accordance with ASC 815, Derivatives and Hedging, Subsection 40, Contracts in Entity’s Own Equity (formerly EITF Issue No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock, and EITF Issue 07-5, Determining Whether an Instrument (or Embedded Feature) IS Indexed to an Entity’s Own Stock), the Company determined that the Convertible Notes contained a single embedded derivative, comprising both the contingent interest feature and the filing failure penalty payment requiring bifurcation as the features were not clearly and closely related to the host instrument. The Company has determined that the value of this embedded derivative was nominal as of September 26, 2009 and September 27, 2008.

As of September 26, 2009, upon conversion, including the potential premium that could be payable on a fundamental change (as defined), the Company would issue a maximum of approximately 56,000 common shares to the Convertible Note holders.

(c)	AEG Debt

The Company’s AEG subsidiary has $1,500 and $10,602, respectively, outstanding at September 26, 2009 and September 27, 2008, under certain debt agreements. During fiscal 2009, the Company paid down certain of these loans, and the remaining loans are currently due on demand. Outstanding borrowings had weighted average interest rates of 3.3%, 6.26% and 6.34% during the years ended September 26, 2009, September 27, 2008 and September 29, 2007, respectively. Interest expense incurred under these debt agreements totaled $347, $755 and $1,208 in fiscal 2009, 2008 and 2007, respectively.

(d)	Cytyc Convertible Notes

In connection with the merger with Cytyc, the Company assumed the obligations under Cytyc’s 2.25% Senior Convertible Notes due 2024 (the “Cytyc Notes”). As a result of the merger, the Cytyc Notes ceased to be convertible into shares of Cytyc common stock but rather into the kind and amount of shares of stock and cash which a holder of shares of Cytyc common stock would have been entitled to receive upon the merger had the Cytyc Notes been converted into shares of Hologic common stock immediately prior to the merger, such that each $1,000 principal face amount of Cytyc Notes may be converted at any time and from time to time into $556.12 in cash and 35.06 shares of Hologic common stock. The Company offered to repurchase all of the outstanding Cytyc Notes in exchange for the principal face amount of such Cytyc Notes plus accrued but unpaid interest thereon. Under the agreement between the parties, at any time after March 20, 2009 the Cytyc Notes could be redeemed by the Company at a cash redemption price equal to the principal amount of the Cytyc Notes, plus accrued and unpaid interest.

As of the close of the merger with Cytyc, the Company assumed the outstanding principal amount under the Cytyc Notes of $73,258. Subsequent to the close of the merger through September 27, 2008, Cytyc Notes in the principal amount of $72,960 were submitted for conversion upon which the Company issued 2,557 shares of its common stock and made cash payments in the amount of $40,574. No holder of a Cytyc Note accepted the Company’s offer to repurchase the Cytyc Notes. During fiscal 2009, the remaining Cytyc Notes with an aggregate principal amount of $298 were paid and no amounts remain outstanding at September 26, 2009.

6.	Fair Value Measurements

Effective September 28, 2008, the Company adopted ASC 820, Fair Value Measurements and Disclosures (formerly SFAS No. 157, Fair Value Measurement ), for its financial assets and financial liabilities that are re-measured and reported at fair value at each reporting period and its nonfinancial assets and nonfinancial liabilities that are re-measured and reported at fair value at least annually. As permitted, the Company has elected to defer implementation of ASC 820 as it relates to its nonfinancial assets and nonfinancial liabilities that are recognized and disclosed at fair value in the financial statements on a non-recurring basis until September 27, 2009. The Company is evaluating the impact, if any, ASC 820 will have on its nonfinancial assets and nonfinancial liabilities.

The adoption of ASC 820 for financial assets and financial liabilities that are re-measured and reported at fair value on a recurring basis did not have an impact on the Company’s financial results.

ASC 820 establishes a three-level valuation hierarchy for disclosure of fair value measurements. Financial assets and financial liabilities are categorized within the valuation hierarchy based upon the lowest level of input that is significant to the measurement of fair value. The three levels of the hierarchy are defined as follows:

•	Level 1—Inputs to the valuation methodology are quoted market prices for identical assets or liabilities.

•	Level 2—Inputs to the valuation methodology are other observable inputs, including quoted market prices for similar assets or liabilities and market-corroborated inputs.

•

Level 3—Inputs to the valuation methodology are unobservable inputs based on management’s best estimate of inputs market participants would use in pricing the asset or liability at the measurement date, including assumptions about risk.

As of September 26, 2009, the Company’s financial assets that are re-measured at fair value on a recurring basis consisted of $313 in money market mutual funds that are classified as cash and cash equivalents in the Consolidated Balance Sheets. As there are no withdrawal restrictions, they are classified within Level 1 of the fair value hierarchy and are valued using quoted market prices for identical assets.

The Company holds certain minority cost-method equity investments in non-publicly traded securities aggregating $7,585 and $9,278 at September 26, 2009 and September 27, 2008, respectively, which are included in other long-term assets on the Company’s Consolidated Balance Sheets. These investments are generally carried at cost. As the inputs utilized for the Company’s periodic impairment assessment are not based on observable market data, these cost method investments are classified within Level 3 of the fair value hierarchy on a non-recurring basis. To determine the fair value of these investments, the Company uses all available financial information related to the entities, including information based on recent or pending third-party equity investments in these entities. In certain instances, a cost method investment’s fair value is not estimated as there are no identified events or changes in circumstances that may have a significant adverse effect on the fair value of the investment and to do so would be impractical. During fiscal 2009, the Company recorded other-than-temporary impairment charges totaling $2,243 related to two of its cost method investments to adjust their carrying amounts to fair value.

7.	Pension and Other Employee Benefits

The Company has certain defined benefit pension plans covering the employees of its AEG German subsidiary (the “Pension Benefits”). As of September 29, 2007, the Company adopted SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132(R) (codified primarily in ASC 715, Defined Benefit Plans) using a prospective approach. The adoption of this Standard did not impact the Company’s compliance with its debt covenants under its credit agreements, cash position or results of operations.

The following table summarizes the incremental effect of adopting this Standard on individual line items in the Consolidated Balance Sheet as of September 29, 2007:

	Before Adoption of SFAS No. 158	Adjustments (In thousands)	After Adoption of SFAS No. 158
Accumulated other comprehensive income	$—	$2,212	$2,212
Total stockholders’ equity	$803,511	$2,212	$805,723

As of September 26, 2009 and September 27, 2008, the Company’s pension liability is $6,736 and $7,323, respectively, which is primarily recorded as a component of long-term liabilities in the Consolidated Balance Sheets. Under German law, there are no rules governing investment or statutory supervision of the pension plan. As such, there is no minimum funding requirement imposed on employers. Pension benefits are safeguarded by the Pension Guaranty Fund, a form of compulsory reinsurance that guarantees an employee will receive vested pension benefits in the event of insolvency.

The tables below provide a reconciliation of benefit obligations, plan assets, funded status, and related actuarial assumptions of the Company’s German Pension Benefits.

Change in Benefit Obligation	Pension Benefits
	September 26, 2009	September 27, 2008	September 29, 2007
Benefit obligation at beginning of year	$(7,323)	$(7,627)	$(8,005)
Service cost	—	—	—
Interest cost	(469)	(424)	(397)
Plan participants’ contributions	—	—	—
Actuarial gain	764	665	1,455
Foreign exchange	(28)	(229)	(947)
Benefits paid	320	292	267

Benefit obligation at end of year	(6,736)	(7,323)	(7,627)
Plan assets	—	—	—

Funded status	$(6,736)	$(7,323)	$(7,627)

The tables below outline the components of the net periodic benefit cost and related actuarial assumptions of the Company’s German Pension Benefits plan.

Components of Net Periodic Benefit Cost	Pension Benefits
	2009	2008	2007
Service cost	$—	$—	$—
Interest cost	469	424	397
Expected return on plan assets	—	—	—
Amortization of prior service cost	—	—	—
Recognized net actuarial gain	(169)	(93)	(91)

Net periodic benefit cost	$300	$331	$306

	Pension Benefits
Weighted-Average Net Periodic Benefit Cost Assumptions	2009	2008	2007
Discount rate	6.6%	6.5%	5.5%
Expected return on plan assets	0%	0%	0%
Rate of compensation increase	0%	0%	0%

The projected benefit obligation for the German Pension Benefits plans with projected benefit obligations in excess of plan assets was $6,736 and $7,323 at September 26, 2009 and September 27, 2008, respectively, and the accumulated benefit obligation for the German Pension Benefits plans was $6,736 and $7,323 at September 26, 2009 and September 27, 2008, respectively.

The Company is also obligated to pay long-term service award benefits. The projected benefit obligation for long-term service awards was $631 and $601 at September 26, 2009 and September 27, 2008, respectively.

The table below reflects the total Pension Benefits expected to be paid as of September 26, 2009 from the plans.

Pension Benefits
2010	$332
2011	354
2012	373
2013	395
2014	420
2015 to 2019	2,316

The Company also maintains additional contractual pension benefits for its top German executive officers in the form of a defined contribution plan. Contributions in fiscal 2009, 2008 and 2007 were $62, $179 and $175, respectively.

8.	Income Taxes

The Company accounts for income taxes using the liability method as required by ASC 740, Income Taxes (formerly SFAS No. 109, Accounting for Income Taxes). Under this method, deferred income taxes are recognized for the future tax consequences of differences between the tax and financial accounting bases of assets and liabilities at the end of each reporting period. Deferred income taxes are based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. A valuation allowance is established when necessary to reduce deferred tax assets to the amounts expected to be realized.

The provision for income taxes consisted of the following:

	Years ended
	September 26, 2009	September 27, 2008	September 29, 2007

Federal:
Current	$74,311	$102,212	$39,096
Deferred	(18,462)	(27,681)	6,053

	55,849	74,531	45,149

State:
Current	9,804	10,411	6,735
Deferred	(8,351)	(1,049)	(2,101)

	1,453	9,362	4,634

Foreign:
Current	5,388	4,218	6,167
Deferred	(178)	205	(2,039)

	5,210	4,423	4,128

	$62,512	$88,316	$53,911

A reconciliation of income taxes at the U.S. federal statutory rate to the Company’s effective tax rate is as follows:

	Years ended
	September 26, 2009	September 27, 2008	September 29, 2007
Income tax provision at federal statutory rate	(35.0)%	(35.0)%	35.0%
Increase (decrease) in tax resulting from:
Goodwill impairment	37.9	—	—
Section 199 manufacturing deduction	(0.3)	(2.0)	—
State income taxes, net of federal benefit	0.2	1.7	3.3
In-process research and development	—	60.7	—
State law change	(0.1)	0.7	—
Tax credits	(0.2)	(0.5)	(1.4)
Permanent differences	0.2	0.9	(0.7)
Change in valuation allowance	0.1	—	(0.4)
Other	0.1	0.5	0.5

	2.9%	27.0%	36.3%

The Company’s (loss) income before income taxes consisted of the following:

	Years ended
	September 26, 2009	September 27, 2008	September 29, 2007
Domestic	$(2,161,264)	$(323,222)	$137,659
Foreign	7,134	(4,050)	10,830

	$(2,154,130)	$(327,272)	$148,489

Significant components of the Company’s deferred tax assets and liabilities are as follows:

	September 26, 2009	September 27, 2008

Deferred tax assets
Net operating loss carryforwards	$96,170	$123,377
Nondeductible accruals	18,533	19,038
Nondeductible reserves	9,773	7,068
Stock-based compensation	18,926	10,373
Research and other credits	10,550	8,698
Convertible Notes issuance costs	2,144	2,993
Other temporary differences	5,421	6,486

	161,517	178,033
Less: valuation allowance	(24,424)	(17,710)

	$137,093	$160,323

Deferred tax liabilities
Depreciation and amortization	$(903,017)	$(985,955)
Debt discount on Convertible Notes	(134,357)	(160,256)
Original issue discount	(89,628)	(36,904)
Investment in subsidiary	(3,109)	(1,649)

	$(1,130,111)	$(1,184,764)

	$(993,018)	$(1,024,441)

The effective tax rate for fiscal 2009 was significantly impacted by the goodwill impairment charge recorded in the second quarter of fiscal 2009, substantially all of which is not tax deductible for tax purposes. In addition, the tax provision for fiscal 2009 includes a reversal for a charge recorded in fiscal 2008 for approximately $2,300 related to a clarification in Massachusetts tax law on apportionment for affiliates of manufacturing companies. The Company also recorded an additional $1,328 in anticipation of losing its tax holiday status due to the closure of its manufacturing facility in Shanghai, China. The effective tax rate for fiscal 2008 was significantly impacted by the acquired in-process research and development charge related to the merger with Cytyc and Third Wave acquisition, which is not tax deductible. The tax provision for fiscal 2008 also included a net charge of $1,498 primarily related to the Company’s U.S. based deferred tax assets and liabilities resulting from newly enacted State legislation. In accordance with ASC 740, the adjustment for the effect of the change in state tax law is included in the tax provision for the period that includes the enactment date.

Under ASC 740, the Company can only recognize a deferred tax asset for the future benefit of its tax loss carryforward to the extent that it is “more likely than not” that these assets will be realized. The Company has established a valuation allowance against a portion of its remaining potential deferred tax assets after consideration of all positive and negative evidence that it is more likely than not a portion of its tax loss carryforward will not be realized. In determining the realizability of these assets, the Company considers numerous factors, including historical profitability, estimated future taxable income and the industry in which it operates. The valuation allowance increased $6,714 in fiscal 2009 from fiscal 2008 primarily due to the deferred taxes acquired in the Third Wave acquisition, and the Company’s belief that it is more likely than not that these state tax assets will expire unutilized.

During fiscal 2009, the Company recorded a $1,608 increase to capital in excess of par and a $1,112 decrease to goodwill related to the excess tax benefit of stock options exercised in fiscal 2009. During fiscal 2008, the Company recorded a $13,109 increase to capital in excess of par and a $49,630 decrease to goodwill related to the excess tax benefit of stock options exercised in fiscal 2008.

As of September 26, 2009, the Company had total net operating loss and credit carryforwards of $220,391 and $10,550, respectively, that it believes are more likely than not that they will be realized. The $220,391 excludes $359,521 of federal, state and international net operating losses, which if tax effected would be $23,362, that the Company believes will expire unutilized. These net operating losses primarily relate to Third Wave, which was acquired in fiscal 2008. The following table summarizes the expiration periods of the net operating loss and credit carryforwards:

	Period of Expiration
	2010-2015	2016-2020	2021-2025	2026-2030	No expiration	Total
Net operating loss	$682	$21,289	$102,543	$95,877	$—	$220,391
R&D credit	$90	$2,426	$3,593	$24	$—	$6,133
CA Credits	$—	$—	$—	$—	$1,273	$1,273
CT credit	$—	$823	$424	$—	$—	$1,247
MA credits	$—	$719	$805	$—	$—	$1,524
WI credits	$—	$—	$221	$—	$—	$221
IN credits	$—	$—	$—	$—	$152	$152

On September 30, 2007, the Company adopted Financial Accounting Standards Board (“FASB”) Interpretation (“FIN”) No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 (codified within ASC 740-10), and recorded the cumulative effect of the change in accounting principle of $480 as a decrease to opening retained earnings.

The Company has gross unrecognized tax benefits, including interest, of $29,227 as of September 26, 2009 and $20,154 as of September 27, 2008. At September 26, 2009, $29,227 represents the amount of unrecognized tax benefits that, if recognized, would result in a reduction of the Company’s effective tax rate. The increase in unrecognized tax benefits during fiscal 2009 is primarily due to the finalization of the purchase accounting of the Third Wave acquisition. In the next twelve months it is reasonably possible that the Company will reduce the balance of its unrecognized tax benefits by $2,221 due to expiration of statute of limitations and settlements with taxing authorities, which will reduce the Company’s effective tax rate.

The Company’s unrecognized income tax benefits are as follows:

	September 26, 2009	September 27, 2008
Balance at beginning of fiscal year	$19,447	$6,200
Tax positions related to current year:
Additions	2,532	1,173
Reductions	—	—
Tax positions related to prior years:
Additions related to change in estimate	1,391	363
Reductions	—	—
Settlements	(405)	—
Lapses in statutes of limitations	(492)	(545)
Acquired tax positions:
Additions related to reserves acquired from Cytyc		12,256
Additions related to reserves acquired from Third Wave	5,600

Balance as of the end of the fiscal year	$28,073	$19,447

The Company’s policy is to recognize accrued interest and penalties related to unrecognized tax benefits and income tax liabilities, when applicable, as part of income tax expense in its Consolidated Statements of Operations. As of September 26, 2009 and September 27, 2008, accrued interest was $1,154 and $707, respectively, net of federal benefit. As of September 26, 2009, no penalties have been accrued.

The Company and its subsidiaries are subject to United States federal income tax, as well as income tax of multiple state income and foreign jurisdictions. The current tax returns are open for audit through fiscal 2013.

The Company currently has a tax holiday in Costa Rica that is scheduled to expire in 2015. This tax holiday did not materially reduce the Company’s income tax provision for fiscal 2009 or 2008.

The Company intends to reinvest, indefinitely, approximately $18,659 of unremitted earnings. It is not practical to estimate the amount of additional taxes that might be payable upon repatriation of foreign earnings.

9.	Stockholders’ Equity and Stock-Based Compensation

Common Shares Authorization

On October 22, 2007, the Company’s certificate of incorporation was amended to increase the number of authorized shares of the Company’s common stock thereunder from 180,000 to 600,000. At the Company’s March 11, 2008 Annual Meeting of Stockholders, an increase in the number of authorized shares of common stock from 600,000 to 750,000 was approved.

Rights Agreement

On April 2, 2008, the Company entered into an Amended and Restated Rights Agreement (the “Amended and Restated Rights Agreement”) between the Company and American Stock Transfer & Trust Company as Rights Agent (the “Rights Agent”). The Amended and Restated Rights Agreement amends and restates the Company’s rights agreement, dated as of September 17, 2002, as amended on May 21, 2007, between the Company and the Rights Agent.

On April 2, 2008, the Company effected a two-for-one stock split in the form of a stock dividend to stockholders as of March 21, 2008. Pursuant to the Amended and Restated Rights Agreement, the Company amended the terms of the rights issued and issuable under the agreement (“Rights”), effective as of April 3, 2008 (after the stock dividend), to reset the Rights such that each share of Common Stock is entitled to receive one Right, to retain the purchase price of each Right at $60 per Right, and to provide that each Right will entitle the holder to purchase one twenty-five thousandth of a share of Series A Junior Participating Preferred Stock (the “Series A Preferred Stock”). Conforming changes have also been made to the Company’s certificate of designation for the Series A Preferred Stock to provide that each share of Series A Preferred Stock carries 25,000 times the dividend, liquidation and voting rights of the Company’s Common Stock. Other modifications have also been made in the Amended and Restated Rights Agreement to update the agreement for certain developments, including the recent amendments to the Company’s by-laws permitting stockholders to hold and transfer shares of the Company’s capital stock in book entry form. The expiration date of the Rights has remained unchanged at January 1, 2013.

Stock-Based Compensation

Equity Compensation Plans

The Company has one share-based compensation plan pursuant to which awards are currently being made—the 2008 Equity Incentive Plan. The Company has four share-based compensation plans pursuant to which outstanding awards have been made, but from which no further awards can or will be made—i) the 1995 Combination Stock Option Plan; ii) the 1997 Employee Equity Incentive Plan; iii) the 1999 Equity Incentive Plan; and iv) the 2000 Acquisition Equity Incentive Plan.

At the Company’s March 11, 2008 Annual Meeting of Stockholders, the Company’s 2008 Equity Incentive Plan (the “2008 Equity Plan”) was approved. In connection with this approval, the Company’s 1999 Second Amended and Restated Equity Incentive Plan was terminated. The purpose of the 2008 Equity Plan is to provide stock options, stock issuances and other equity interests in the Company to employees, officers, directors, consultants and advisors of the Company and its parents and subsidiaries, and any other person who is determined by the Board of Directors to have made (or is expected to make) contributions to the Company. The 2008 Equity Plan is administered by the Board of Directors of the Company, and a total of 20,000 shares were reserved for issuance under this Plan. As of September 26, 2009, the Company had 15,018 shares available for future grant under this plan.

The Company has certain other plans that were assumed by the Company in fiscal 2008 upon merger with Cytyc and Third Wave, and no shares are available for future grant under these plans.

Grant-Date Fair Value

Effective with the adoption of SFAS 123(R) (codified in ASC 718), the Company elected to use a binomial lattice model to determine the fair value of its stock options. The Company considers a number of factors to determine the fair value of options including the advice of an outside valuation advisor and the advisor’s model. Information pertaining to stock options granted during fiscal 2009, 2008 and 2007 and related assumptions are noted in the following table:

	Years ended
	September 26, 2009	September 27, 2008	September 29, 2007
Options granted	3,007	3,224	306
Weighted-average exercise price	$14.43	$32.84	$25.68
Weighted-average grant date fair value	$5.40	$10.61	$13.19
Assumptions:
Risk-free interest rates	2.0%	2.7% to 4.0%	5.0%

	Years ended
	September 26, 2009	September 27, 2008	September 29, 2007
Expected life (in years)	4.0	3.8 to 4.6	5.0
Expected volatility	46%	36% to 38%	55.0%
Dividend yield	—	—	—

The risk-free interest rate is based on a treasury instrument whose term is consistent with the expected life of the stock options. In projecting expected stock price volatility, the Company uses a combination of historical stock price volatility and implied volatility from observable market prices of similar equity instruments. The Company estimated the expected life of stock options based on historical experience using employee exercise and option expiration data.

The reduction in the assumption used for the expected life of the options from 5 years to 3.8 years beginning in the third quarter of fiscal 2008 is due to a change in the contractual life of the options granted beginning in the second quarter of 2008 from 10 years to 7 years.

Stock-Based Compensation Expense

The Company uses the straight-line attribution method to recognize stock-based compensation expense for stock options and restricted stock units (RSU). The vesting term of stock options is generally five years with annual vesting of 20% per year on the anniversary of the grant date, and RSUs either cliff vest at the end of three years or vest over four years with annual vesting at 25% per year on the anniversary of the grant date. The amount of stock-based compensation recognized during a period is based on the value of the portion of the awards that are ultimately expected to vest. ASC 718 requires forfeitures to be estimated at the time granted and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The term “forfeitures” is distinct from “cancellations” or “expirations” and represents only the unvested portion of the surrendered stock option or RSU. Based on an analysis of historical forfeitures, the Company has determined a specific forfeiture rate for certain employee groups and has applied forfeiture rates ranging from 0% to 6% as of September 26, 2009 depending on the specific employee group. This analysis is re-evaluated quarterly and the forfeiture rate will be adjusted as necessary. Ultimately, the actual stock-based compensation expense recognized will only be for those stock options and RSUs that vest.

Stock-based compensation expense from the issuance of stock options and RSUs in fiscal 2009, 2008 and 2007 is as follows:

	2009	2008	2007
Cost of revenues	$3,522	$2,293	$695
Research and development	3,960	2,806	828
Selling and marketing	5,161	3,487	602
General and administrative	20,296	15,137	3,979
Restructuring charge	—	1,941	—

	$32,939	$25,664	$6,104

Stock-based compensation expense related to stock options was $13,829, $13,968, and $4,725. Stock compensation expense related to the fair value of RSUs was $19,110, $11,696, and $1,379 in fiscal years 2009, 2008 and 2007, respectively. The related tax benefit recorded in the consolidated statements of operations was $9,755, $8,365 and $1,715 in fiscal years 2009, 2008 and 2007, respectively. At September 26, 2009, there was $31,966 and $33,026 of unrecognized compensation expense related to stock options and RSUs, respectively, to be recognized over a weighted average period of 3.5 years and 2.3 years, respectively.

Included in stock-based compensation expense for fiscal 2008 was $2,662 as a result of the acceleration of vesting for certain outstanding Hologic stock options upon the close of the merger with Cytyc. The original terms of these employee stock options provided for acceleration of vesting upon a change of control. In addition, stock-based compensation expense includes a total of $3,512 related to option modifications during fiscal 2008. During this period, the Company recorded $768 related to a modification of certain options to extend the period of time to exercise upon termination from 90 days to August 31, 2009 upon termination of the Company’s Chairman of the Board of Directors (See Note 2). The Company also recorded $2,264 of stock-based compensation as a result of a modification of certain Hologic stock options in connection with the merger with Cytyc Agreement in May 2007. The modification provided for acceleration of vesting of the unvested options upon a termination as a result of a change of control, as well as an extension of the period to exercise vested options from 90 days to December 31, 2009, which occurred upon the close of the merger with Cytyc. Additionally, stock-based compensation expense included $480 related to certain former Third Wave executives who were terminated.

In fiscal 2008, stock-based compensation included $570 as a result of the acceleration of vesting for certain outstanding Hologic restricted stock units upon the close of the merger with Cytyc. The original terms of these restricted stock units provided for acceleration of vesting upon a change of control. Fiscal 2008 stock-based compensation also included $1,174 related to the acceleration of certain restricted stock units related to a separation agreement with the Company’s Chairman of the Board of Directors.

Prior to the close of the merger the Board of Directors of both Hologic and Cytyc approved a modification to certain outstanding equity awards for Cytyc employees. The modification provided for the acceleration of vesting upon the close of Merger for those awards that did not provide for acceleration upon a change of control as part of the original terms of the award. This modification was made so that the Company would not incur stock based compensation charges that it otherwise would have if the awards had continued to vest under their original terms.

Option Exchange Program

On December 22, 2008, the Board of Directors approved, subject to stockholder approval, a stock option exchange program (the “Option Exchange Program”). The Option Exchange Program was approved at the Annual Meeting of Stockholders held on March 4, 2009. The Option Exchange Program permitted eligible employees to exchange their outstanding options issued on January 16, 2008 at an exercise price per share of $33.31 for a lesser number of new options (“New Options”), with such number of New Options issuable upon exchange calculated pursuant to an exchange ratio based on the original exercise price of the surrendered option. The exchange offer expired on April 5, 2009. Pursuant to the Option Exchange Program, the New Options have an exercise price of $14.87, which is 110% of the last reported closing sales price of the Company’s common stock as of the date of the new grant, which was April 5, 2009. The total number of stock options eligible to be exchanged of 784 was exchanged for 406 New Options.

On the date of exchange, the estimated fair value of the New Options approximated the estimated fair value of the exchanged stock options calculated immediately prior to the exchange. As such, there is no incremental fair value of the New Options, and the Company will not record additional compensation expense related to the exchange. The Company will continue to recognize the remaining compensation expense related to the exchanged options over the remaining vesting period of the original options. The New Options become exercisable over a period of four years, with 25% vesting on the first anniversary of the date the New Options were granted and 25% vesting on each anniversary thereafter, so long as the option holder continues to be employed by the Company.

Share Based Payment Activity

The following table summarizes all stock option activity under the Company’s stock option plans for the year ended September 26, 2009:

	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life in Year	Aggregate Intrinsic Value
Options outstanding at September 27, 2008	14,493
Granted	3,007	$14.43
Cancelled/forfeited	(1,263)	19.51
Net effect of option cancellation/regrant	(378)	33.31
Exercised	(1,306)	7.19		$10,525

Options outstanding at September 26, 2009	14,553	$16.42	4.91	$47,630

Options exercisable at September 26, 2009	9,531	$14.60	4.23	$41,310

Options vested and expected to vest at September 26, 2009 (1)	14,068	$16.36	4.87	$46,946

(1)	This represents the number of vested stock options as of September 26, 2009 plus the unvested outstanding options at September 26, 2009 expected to vest in the future, adjusted for estimated forfeitures.

During fiscal 2008 and 2007, the total intrinsic value of options exercised (i.e., the difference between the market price on the date of exercise and the price paid by the employee to exercise the options) was $196,960 and $63,477, respectively.

A summary of the Company’s Restricted Stock Units activity during the year September 26, 2009 is presented below:

Non-vested Shares	Number of Shares	Weighted-Average Grant-Date Fair Value
Non-vested at September 27, 2008	1,461	$31.23
Granted.	1,669	14.46
Vested	(210)	23.87
Forfeited	(150)	23.44

Non-vested at September 26, 2009	2,770	$21.96

The number of restricted stock units vested includes shares withheld on behalf of employees to satisfy minimum statutory tax withholding requirements. During fiscal 2009, 2008 and 2007 the total fair value of RSUs vested was $5,014, $2,009 and $0, respectively.

Employee Stock Purchase Plan

At the Company’s March 11, 2008 Annual Meeting of Stockholders, the Company’s 2008 Employee Stock Purchase Plan (the “ESPP”) was approved. The plan meets the criteria set forth in ASC 718’s definition of a non-compensatory plan and does not give rise to stock-based compensation expense. Employees who have completed three consecutive months, or two years, whether or not consecutive, of employment with the Company or any of its participating subsidiaries are eligible to participate in the ESPP. The ESPP plan period is semi-annual and allows participants to purchase the Company’s common stock at 95% of the closing price of the stock on the last day of the plan period. A total of 400 shares may be issued under the ESPP. During fiscal 2009, the Company issued 121 shares under the ESPP.

10.	Profit Sharing 401(k) Plan

The Company has a qualified profit sharing plan covering substantially all of its employees. Contributions to the plan are at the discretion of the Company’s Board of Directors. The Company made contributions of $5,725, $5,305 and $1,572 for fiscal years 2009, 2008 and 2007, respectively.

11.	Supplemental Executive Retirement Plan

Effective March 15, 2006, the Company adopted a SERP to provide non-qualified retirement benefits to a select group of executive officers, senior management and highly compensated employees of the Company. Eligible employees may elect to contribute up to 75% of their annual base salary and 100% of their annual bonus to the SERP and such employee contributions are 100% vested. In addition, the Company may elect to make annual discretionary contributions on behalf of participants in the SERP. Each Company contribution is subject to a three year vesting schedule, such that each contribution vests one third annually. Employee contributions are recorded within accrued expenses in the Consolidated Balance Sheets.

Upon enrollment into the SERP, employees make investment elections for both their voluntary contributions and discretionary contributions, if any, made by the Company. Earnings and losses on contributions based on these investment elections are recorded as a component of compensation expense in the period earned.

On October 30, 2006 and October 22, 2007, the Compensation Committee of the Board of Directors approved a $1,500 discretionary cash contribution to the SERP for each year. In November 2008, the Compensation Committee of the Board of Directors approved a $2,825 discretionary contribution to the SERP for fiscal 2008. Discretionary contributions by the Company to the SERP are held in a Rabbi Trust. The Company is recording compensation expense for the SERP discretionary contribution ratably over the three-year vesting period, which totaled $1,815, $876 and $442 in fiscal years 2009, 2008 and 2007, respectively. The full amount of the discretionary contribution, net of forfeitures, is recorded within accrued expenses in the Consolidated Balance Sheets.

The Company has purchased Company-owned group life insurance contracts, in which both voluntary and discretionary Company SERP contributions are invested, to fund payment of the Company’s obligation to the SERP participants. The total amount invested at September 26, 2009 and September 27, 2008 was $11,602 and $5,575, respectively, which approximated the total of employee voluntary contributions into the plan and the Company’s cash portion of its discretionary contribution. The values of these life insurance contracts are recorded with other long-term assets in the Consolidated Balance Sheets. Changes in the cash surrender value of life insurance contracts, which were immaterial in fiscal 2009, 2008 and 2007, are recorded as a component of (expense) other income, net in the Consolidated Statement of Operations.

12.	Commitments and Contingencies

Contingent Earn-Out Payments

As a result of the merger with Cytyc, the Company assumed the obligation to the former Adiana stockholders to make contingent earn-out payments tied to the achievement of milestones. The milestone payments include potential contingent payments of up to $155,000 based on worldwide sales of the Adiana Permanent Contraception System in the first year following FDA approval and on annual incremental sales growth thereafter through December 31, 2012. FDA approval of the Adiana Permanent Contraception System occurred on July 6, 2009, and the Company began accruing contingent consideration in the fourth quarter of fiscal 2009 based on the defined percentage of worldwide sales of the product. The total accrued contingent consideration, net at September 26, 2009 is $1,454. These amounts are being recorded as additional purchase price, and under the terms of the agreement the first payment is not due to the Adiana shareholders until October 2010. The agreement includes an indemnification provision that provides for the reimbursement of qualifying legal expenses in defense of the Adiana intellectual property, and the Company has the right to offset contingent consideration payments to the Adiana shareholders with these qualifying legal costs (see Note 15). Legal costs have not been material to date.

The Company satisfied its obligation for a second and final earn-out to the former Suros Surgical stockholders related to Suros’ incremental revenue growth for revenues earned through July 31, 2008. The Company accrued an amount of approximately $24,500 for this second annual earn-out in the fourth quarter of 2008, with an increase to goodwill, of which $24,400 was paid as of September 27, 2008 and the remainder was paid as of December 27, 2008. The Company had also made a payment of approximately $19,000 to the former Suros stockholders in the fourth quarter of fiscal 2007 for the first year earn-out.

Finance Lease Obligations

As a result of the merger with Cytyc, the Company assumed the obligation to a non-cancelable lease agreement for a building with approximately 164,000 square feet located in Alajuela, Costa Rica, to be used as a manufacturing and office facility to replace its existing Costa Rica facility. The Company moved into this new location during fiscal 2009. The Company was responsible for a significant portion of the construction costs and therefore was deemed, for accounting purposes, to be the owner of the building during the construction period, in accordance with ASC 840, Leases, Subsection 40-15-5. During the year ended September 27, 2008, the Company recorded an additional $4,400 in fair market value of the building, which was completed in fiscal 2008. This is in addition to the $3,000 fair market value of the land and the $7,700 fair market value related to the building constructed that Cytyc had recorded as of October 22, 2007. The Company has recorded such fair market value within property and equipment on its Consolidated Balance Sheets. At September 26, 2009, the Company has recorded $1,508 in accrued expenses and $16,329 in other long-term liabilities related to this obligation in the Consolidated Balance Sheet. The term of the lease is for a period of approximately ten years with the option to extend for two consecutive five-year terms. The lease term commenced in May 2008, at which time the Company began transferring the Company’s Costa Rican operations to this facility. It is expected that this process will be complete by February 2009.

At the completion of the construction period, the Company reviewed the lease for potential sale-leaseback treatment in accordance with ASC 840, Subsection 40, Sale-Leaseback Transactions (formerly SFAS No. 98 (“SFAS 98”), Accounting for Leases: Sale-Leaseback Transactions Involving Real Estate, Sales-Type Leases of Real Estate, Definition of the Lease Term, and Initial Direct Costs of Direct Financing Leases—an amendment of Financial Accounting Standards Board (“FASB”) Statements No. 13, 66, and 91 and a rescission of FASB Statement No. 26 and Technical Bulletin No. 79-11). Based on its analysis, the Company determined that the lease did not qualify for sale-leaseback treatment. Therefore, the building, leasehold improvements and associated liabilities will remain on the Company’s financial statements throughout the lease term, and the building and leasehold improvements will be depreciated on a straight line basis over their estimated useful lives of 35 years.

Future minimum lease payments, including principal and interest, under this lease were as follows at September 26, 2009:

Amount
Fiscal 2010	$1,508
Fiscal 2011	1,561
Fiscal 2012	1,616
Fiscal 2013	1,672
Fiscal 2014	1,731
Thereafter	7,288

Total minimum payments	15,376
Less-amount representing interest	(6,094)

Total	$9,282

In addition, as a result of the merger with Cytyc, the Company assumed the obligation to a non-cancelable lease agreement for a building with approximately 146,000 square feet located in Marlborough, Massachusetts, to be principally used as an additional manufacturing facility. In 2011, the Company will have an option to lease an additional 30,000 square feet. As part of the lease agreement, the lessor agreed to allow the Company to make significant renovations to the facility to prepare the facility for the Company’s manufacturing needs. The Company was responsible for a significant amount of the construction costs and therefore was deemed, for accounting purposes, to be the owner of the building during the construction period in accordance with ASC 840-40-15-5. The $13,200 fair market value of the facility is included within property and equipment, net on the Consolidated Balance Sheet. At September 26, 2009, the Company has recorded $982 in accrued expenses and $15,314 in other long-term liabilities related to this obligation in the Consolidated Balance Sheet. The term of the lease is for a period of approximately 12 years commencing on November 14, 2006 with the option to extend for two consecutive 5-year terms. Based on its ASC 840-40 analysis, the Company determined that the lease did not qualify for sale-leaseback treatment. Therefore, the improvements and associated liabilities will remain on the Company’s financial statements throughout the lease term, and the leasehold improvements will be depreciated on a straight line basis over their estimated useful lives of up to 35 years.

Future minimum lease payments, including principal and interest, under this lease were as follows at September 26, 2009:

Amount
Fiscal 2010	$982
Fiscal 2011	982
Fiscal 2012	982
Fiscal 2013	1,091
Fiscal 2014	1,091
Thereafter	4,995

Total minimum payments	10,123
Less-amount representing interest	(3,636)

Total	$6,487

Long-Term Supply Contract

As a result of the merger with Cytyc, the Company assumed certain non-cancelable supply contracts. For reasons of quality assurance, sole source availability or cost effectiveness, certain key components and raw materials are available only from a sole supplier and Cytyc had entered into certain long-term supply contracts to assure continuity of supply. Some of these contracts have minimum purchase commitments.

Future supply commitments under these long-term supply contracts are as follows as of September 26, 2009:

Amount
Fiscal 2010	$3,000
Fiscal 2011	3,000
Fiscal 2012	3,000

$9,000

Concentration of Suppliers

The Company purchases certain components of the Company’s products from a single or small number of suppliers. A change in or loss of these suppliers could cause a delay in filling customer orders and a possible loss of sales, which could adversely affect results of operations; however, management believes that suitable replacement suppliers could be obtained in such an event.

Operating Leases

The Company conducts its operations in leased facilities under operating lease agreements that expire through fiscal 2022. The Company leases certain equipment under operating lease agreements that expire through fiscal 2015. Substantially all of the Company’s lease agreements require the Company to maintain the facilities during the term of the lease and to pay all taxes, insurance, utilities and other costs associated with those facilities. The Company makes customary representations and warranties and agrees to certain financial covenants and indemnities. In the event the Company defaults on a lease, typically the landlord may terminate the lease, accelerate payments and collect liquidated damages. As of September 26, 2009, the Company was not in default of any covenants contained in the lease. Certain of the Company’s lease agreements provide for renewal options. Such renewal options are at rates similar to the current rates under the agreements.

Future minimum lease payments under all of the Company’s operating leases at September 26, 2009 are as follows:

Amount
Fiscal 2010	$17,823
Fiscal 2011	16,400
Fiscal 2012	14,138
Fiscal 2013	11,646
Fiscal 2014	10,780
Thereafter	45,326

Total (not reduced by minimum sublease rentals of $4,300)	$116,113

Rent expense, net of sublease income, was $17,140, $13,890, and $7,355 for fiscal years 2009, 2008 and 2007, respectively.

The Company subleased a portion of its Bedford and Santa Clara facilities and has received rental income of $390, $247 and $158 for fiscal years 2009, 2008 and 2007, respectively, which has been recorded as an offset to rent expense. As a result of the merger with Cytyc, the Company assumed an arrangement in which the Company is sub-leasing all of its Mountain View facility to a third party for a term of approximately five years, a period of time equivalent to the remainder of the Company’s lease of this facility. The sub-lease commenced on July 1, 2007. The Company received rental income of $1,062 and $739 for fiscal years 2009 and 2008, respectively, which has been recorded as an offset to rent expense.

The Company subleases a portion of its Newark, DE facility and received rental income of $1,550, $1,531 and $1,551 for fiscal years 2009, 2008 and 2007, respectively, which has been recorded as an offset to rent expense. The future minimum annual rental income payments under these sublease agreements at September 26, 2009 are as follows:

Amount
Fiscal 2010	$1,550
Fiscal 2011	1,550
Fiscal 2012	1,543
Fiscal 2013	1,531
Fiscal 2014	1,531
Thereafter	893

Total	$8,598

The majority of this sublease income is from one tenant, and this income is being accounted for on a straight-line basis.

Workforce Subject to Collective Bargaining Agreements

Approximately 200 of AEG’s German employees are represented by a Works Council and are subject to collective bargaining agreements. None of the Company’s other employees are subject to a collective bargaining agreement.

13.	Business Segments and Geographic Information

The Company reports segment information in accordance with ASC 280, Segment Reporting (formerly SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information). Operating segments are identified as components of an enterprise about which separate, discrete financial information is available for evaluation by the chief operating decision maker, or decision-making group, in making decisions how to allocate resources and assess performance. The Company’s chief operating decision maker is the president, and the Company’s reportable segments have been identified based on the end markets to which its product are sold into. Each reportable segment generates revenue from either the sale of medical equipment and related services and/or sale of disposable supplies, primarily used in providing diagnostic tests and surgical procedures. As of September 26, 2009, the Company has four reportable segments. Certain reportable segments represent an aggregation of operating units within each segment. The Company measures and evaluates its reportable segments based on segment revenues and operating income (loss).

In fiscal 2008, as a result of the merger with Cytyc, the Company reassessed its segment reporting based on the operating and reporting structure of the combined company. Beginning in fiscal 2008, the Company combined its previously reported Other Business segment with its Breast Health (formerly Mammography/Breast Care) and Skeletal Health (formerly Osteoporosis) segments, to better reflect how the Company views its operations and manages its business. The Company’s Other Business segment previously included AEG, mini C-arm, extremity MRI, conventional general radiography service and digital general radiography systems businesses. The AEG business is now part of Breast Health while the remaining reporting units are part of Skeletal Health. In addition, the Company began reporting two new operating segments: Diagnostics and GYN Surgical. Diagnostics includes the ThinPrep Products and the Rapid Fetal Fibronectin test, as well as the Company’s proprietary Invader chemistry and two Cervista HPV tests obtained in the Third Wave acquisition, which received FDA approval in fiscal 2009. GYN Surgical includes the NovaSure system and the Adiana Permanent Contraception System, which received FDA approval in fiscal 2009. The MammoSite Radiation Therapy system, previously part of Cytyc’s surgical reporting segment, which is a single-use device for the treatment of early-stage breast cancer, is part of the Company’s Breast Health segment. The Company received FDA approval for its multi-lumen product, MammoSite ML, in August 2009. The Diagnostic segment also includes the results of Third Wave, which was acquired in the fourth quarter of fiscal 2008.

As a result of these changes in fiscal 2008, the Company reports its business as four segments: Breast Health, Diagnostics, GYN Surgical and Skeletal Health. Identifiable assets for the four principal operating segments consist of inventories, intangible assets, and property and equipment. The Company fully allocates depreciation expense to its four reportable segments; however, certain depreciable assets have not been allocated to these segments. The Company presents all other identifiable assets as corporate assets. Intersegment sales and transfers are not significant. Segment information for fiscal years 2009, 2008 and 2007 is as follows:

	Years ended
	September 26, 2009	September 27, 2008	September 29, 2007
Total revenues:
Breast Health	$728,884	$860,848	$638,898
Diagnostics	547,892	485,004	—
GYN Surgical	264,900	221,069	—
Skeletal Health	95,458	107,578	99,470

	$1,637,134	$1,674,499	$738,368

Operating (loss) income:
Breast Health	$(122,559)	$211,704	$146,907
Diagnostics	(809,640)	(172,538)	—
GYN Surgical	(1,097,685)	(241,450)	—
Skeletal Health	13,210	4,742	845

	$(2,016,674)	$(197,542)	$147,752

Depreciation and amortization:
Breast Health	$50,764	$38,990	$26,891
Diagnostics	157,562	97,282	—
GYN Surgical	56,341	30,702	—
Skeletal Health	9,257	5,976	4,271

	$273,924	$172,950	$31,162

Capital expenditures:
Breast Health	$10,966	$17,493	$15,570
Diagnostics	7,779	10,585	—
GYN Surgical	5,856	14,119	—
Skeletal Health	6,756	11,339	7,270

	$31,357	$53,536	$22,840

Identifiable assets:
Breast Health	$1,133,714	$1,435,674	$718,155
Diagnostics	1,942,494	2,976,854	—
GYN Surgical	1,860,834	3,080,365	—
Skeletal Health	30,937	25,151	29,531
Corporate	716,247	608,768	318,663

	$5,684,226	$8,126,812	$1,066,349

As a result of the Company’s interim impairment analysis of goodwill as of December 27, 2008, the Company recorded a goodwill impairment charge of $2,340,023 during the three months ended March 28, 2009 comprised of $1,165,804 for GYN Surgical, $908,349 for Diagnostics, and $265,870 for Breast Health. These charges are reflected in each reportable segments’ operating loss for fiscal 2009. In connection with its acquisitions in fiscal 2008, the Company recorded in-process research and development charges of $280,400 in Diagnostics and $284,800 in GYN Surgical.

Product export sales from the United States to unaffiliated customers, primarily in Europe, Asia and Latin America, during fiscal 2009, 2008 and 2007 totaled approximately $291,356, $297,287 and $158,827, respectively.

Products sold by the Company internationally are manufactured at domestic and international manufacturing locations such as Costa Rica where much of the GYN Surgical products are currently being manufactured.

Transfers between the Company and its subsidiaries are generally recorded at amounts similar to the prices paid by unaffiliated foreign dealers. All intercompany profit is eliminated in consolidation.

Export product sales as a percentage of total product sales are as follows:

	Years ended
	September 26, 2009	September 27, 2008	September 29, 2007
Europe	12%	12%	15%
Asia	4	4	5
All others	4	4	5

	20%	20%	25%

The Company’s property and equipment are geographically located as follows:

	Years ended
	September 26, 2009	September 27, 2008
United States	$199,881	$213,482
Costa Rica	35,886	34,786
Europe	32,328	34,085
All other countries	3,533	1,622

	$271,628	$283,975

14.	Accrued Expenses and Other Long-Term Liabilities

Accrued expenses and other long-term liabilities consist of the following:

	September 26, 2009	September 27, 2008
Accrued Expenses
Accrued compensation and employee benefits	$51,727	$68,204
Accrued commissions	14,325	15,768
Accrued income and other taxes	18,056	11,744
Accrued interest	10,184	11,284
Accrued warranty, current portion	5,602	9,080
Other accrued expenses	37,390	38,666

	$137,284	$154,746

	September 26, 2009	September 27, 2008
Other Long-Term Liabilities
Accrued lease obligation—long-term	$31,650	$31,164
Reserve for income tax uncertainties	14,728	12,307
Pension liabilities—long-term	6,404	6,995
Other	5,752	6,987

	$58,534	$57,453

15.	Litigation and Other Matters

On October 5, 2007, Ethicon Endo-Surgery, Inc., a Johnson & Johnson operating company, filed a complaint against the Company and its wholly-owned subsidiary Suros in the United States District Court for the Southern District of Ohio, Western Division. The complaint alleges that certain of the ATEC biopsy systems manufactured and sold by Suros infringe four Ethicon patents. An amended complaint filed January 11, 2008 additionally asserts claims of unfair competition. The complaint seeks to enjoin Hologic and Suros from conducting acts of unfair competition and infringing the patents as well as the recovery of unspecified damages and costs. A Markman hearing was held on January 8, 2009, and the Court issued its ruling on April 3, 2009. A court ordered settlement conference occurred on August 11, 2009 without any resolution. This suit is currently scheduled to go to trial on February 1, 2010. The Company is unable to reasonably estimate the ultimate outcome of this case.

On May 22, 2009, Conceptus, Inc. filed suit in the United States District Court for the Northern District of California seeking a declaration by the Court that Hologic’s planned importation, use, sale or offer to sell of its forthcoming Adiana Permanent

Contraception System, would infringe five Conceptus patents. On July 9, 2009, Conceptus filed an amended complaint alleging infringement of the same five patents by the Adiana Permanent Contraception System. The complaint seeks preliminary and permanent injunctive relief and unspecified monetary damages. In addition to the amended complaint, Conceptus also filed a motion for preliminary injunction seeking to preliminarily enjoin sales of the Adiana System based on alleged infringement of certain claims of three of the five patents. A hearing on Conceptus’ preliminary injunction motion was held on November 4, 2009, and on November 6, 2009, the judge issues an order denying the motion. A hearing on claim construction is scheduled for March 10, 2010. A trial date has not been set. Based on the early stage of this litigation, the Company is unable to reasonably estimate the ultimate outcome of this case.

On August 6, 2009, Ethicon Endo-Surgery, Inc., a Johnson & Johnson operating company, filed a complaint against the Company and its wholly-owned subsidiary Suros in the United States District Court for the District of Delaware. The complaint alleges that certain of the Eviva biopsy systems manufactured and sold by Suros infringe four Ethicon patents. The complaint seeks to enjoin Hologic and Suros from infringing the patents as well as recovery of damages and costs resulting from the alleged infringement. Based on the early stage of this litigation, the Company is unable to reasonably estimate the ultimate outcome of this case.

As of September 26, 2009, the Company does not believe a loss is probable in any of the matters disclosed above. The Company is a party to various other legal proceedings and claims arising out of the ordinary course of its business. The Company believes that except for those described above there are no other proceedings or claims pending against it the ultimate resolution of which would have a material adverse effect on its financial condition or results of operations.

16.	Quarterly Statement of Operations Information (Unaudited)

The following table presents a summary of quarterly results of operations for fiscal 2009 and 2008 and has been retrospectively adjusted for the adoption of FSP APB 14-1. See Note 5(b) for additional information.

	2009
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Total revenue	$429,233	$402,014	$403,120	$402,767
Gross profit (1)	229,959	209,574	211,145	206,808
Net income (loss) (2)	38,158	(2,310,119)	30,751	24,568
Diluted net income (loss) per common share	$0.15	$(9.01)	$0.12	$0.09

	2008
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Total revenue (3)	$371,445	$431,048	$429,492	$442,513
Gross profit	167,835	239,638	244,763	240,281
Net (loss) income (2)	(360,200)	46,752	51,860	(154,000)
Diluted net (loss) income per common share	$(1.66)	$0.18	$0.20	$(0.60)

(1)	During the third quarter of fiscal 2009, the Company determined that certain amounts previously classified as a component of selling and marketing expenses should be reclassified to cost of product sales. As a result, gross profit was reduced by $704 in the first quarter and $689 in the second quarter of fiscal 2009.
(2)	See Note 2 for further discussion of goodwill impairment charges recorded in the second quarter of fiscal 2009, and see Note 3 for further discussion of in-process research and development expenses incurred in the first and fourth quarters of fiscal 2008 related to the merger with Cytyc and Third Wave acquisition.
(3)	The sum of the quarterly total revenue does not agree with the Consolidated Statements of Operations due to rounding.

17.	Subsequent Event

On November 5, 2009, the Company’s Board of Directors appointed Robert Cascella, its President and Chief Operating Officer, to the position of President and Chief Executive Officer. John Cumming, our former Chairman and Chief Executive Officer, will remain with the Company as Chairman and an executive officer. In connection with this change in responsibilities, the Company made a payment of $1,750 to the Chairman and provided that he remains employed by the Company on the first and second anniversary of the effective date of the change, he will receive additional payments of $1,725 for each period.